As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2834	52-1841431
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road Tarrytown, NY 10591 (914) 606-3500	John V. Talley President and Chief Executive Officer EpiCept Corporation 777 Old Saw Mill River Road Tarrytown, NY 10591 (914) 606-3500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alexander D. Lynch, Esq.
Erika L. Weinberg, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered(1)	Price	Registration Fee
Common Stock (par value $0.0001 per share)	(3)
Warrants
Shares of common stock (par value $0.0001 per share) underlying warrants(2)(4)	(5)
Convertible Debt Securities(6)(8)	(8)
Shares of common stock (par value $0.0001 per share) underlying convertible debt securities(2)(7)		N/A(9)
Total	$3,700,000	$145.41

(1)	These offered securities may be sold separately or together.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, there are also being registered such indeterminate number of shares of our common stock as may be issued from time to time with respect to shares being registered hereunder as a result of stock splits, anti-dilution adjustments, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. For the purposes of this table, we have used the last reported sale price of our common stock on The Nasdaq Capital Market at December 17, 2008.

(4)	Represents shares of our common stock issuable upon the exercise of warrants issued by us pursuant to a securities purchase agreement dated ,2009.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of the securities of the same class included in this registration statement.

(6)	Represents the aggregate principal amount of the convertible debt securities issued by us pursuant to a securities purchase agreement dated , 2009.

(7)	Represents shares of our common stock issuable upon the conversion of convertible debt securities issued by us pursuant to a securities purchase agreement dated ,2009.

(8)	Equals the aggregate principal amount of the convertible debt securities issued by us on , 2009 being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(9)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is due because no additional consideration is to be received by us in connection with the conversion.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 19, 2008

Shares of Common Stock, par value $0.0001 per share
Warrants to Purchase up to           Shares of Common Stock, par value $0.0001 per share
Up to           in Convertible Debt Securities
Shares of Common Stock, par value $0.0001 per share Underlying the Warrants
Shares of Common Stock, par value $0.0001 per share Underlying the Convertible Debt Securities

This is a public offering of up to           shares of our common stock, warrants to purchase up to          shares of our common stock, convertible debt securities convertible in to           shares of our common stock, up to           shares of our common stock issuable upon exercise of warrants and up to          shares of our common stock issuable upon conversion of our convertible debt securities. Purchasers of our convertible debt securities will receive warrants to purchase up to           shares of common stock at an exercise price of $      per share for each $1,000 in principal amount of convertible debt securities that they purchase in this offering. Purchasers may convert our convertible debt securities into shares of our common stock at a conversion price of $      per share. The shares of common stock, warrants and convertible debt securities will be issued separately.

Our common stock is dual-listed on The Nasdaq Capital Market and the OMX Nordic Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on The Nasdaq Capital Market on December 16, 2008 was $0.69 per share.

	Per Unit	Total

Public offering price	$	$
Placement agent’s fees	$	$
Proceeds, before expenses, to EpiCept Corporation	$	$

We retained                          as placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. There will be no escrow of funds and all subscription monies will be immediately available for our use. There is no minimum amount of securities that must be sold. The offering will end on          . We expect that delivery of the securities being offered pursuant to this prospectus will be made to purchasers on or about          . We have agreed to indemnify the placement agent against some liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the placement agent may be required to make in respect thereof.

Investing in our securities involves a high degree of risk and the purchasers of the securities may lose their entire investment. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our securities. You should carefully read this prospectus before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is             , 2009.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since then.

“EpiCept”, “LidoPAIN” and the EpiCept logo are our trademarks. Other service marks, trademarks, and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the notes related thereto, our condensed consolidated financial statements and the notes related thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms “EpiCept,” “we,” “our” and “us” refer to EpiCept Corporation and its subsidiaries.

We are a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. Our lead product is Ceplene®, which when used concomitantly with interleukin-2 is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On October 8, 2008, the European Commission issued a formal marketing authorization for Ceplene® in the European Union. Marketing of Ceplene® is expected to commence in 2009.

In addition to Ceplene®, we have a portfolio of four product candidates in various stages of development: two oncology compounds, a pain product candidate for the treatment of peripheral neuropathies and another pain product candidate for the treatment of acute back pain. This portfolio of oncology and pain management product candidates lessens our reliance on the success of any single product candidate. Our strategy is to focus our development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors.

Our cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. We have completed our first Phase I clinical trial for EPC2407. Azixatm (MPC-6827), an apoptosis inducer with VDA activity licensed by us to Myriad Genetics, Inc., or Myriad, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

Our most promising pain product candidate, EpiCept NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, we concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. We have completed enrollment in a second Phase II clinical trial of NP-1 in which we are studying its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and placebo. Top line results are expected to be announced in the first quarter of 2009. Our portfolio of pain product candidates targets moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. Our pain product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration, or FDA, approved pain management therapeutics, or analgesics, directly on the skin’s surface at or near the site of the pain.

We are subject to a number of risks associated with companies in the specialty pharmaceutical industry. Principal among these are risks associated with our ability to obtain regulatory approval for our product candidates, our ability to adequately fund our operations, dependence on collaborative arrangements, the development by us or our competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with the FDA and other governmental regulations. We have yet to generate product revenues from any of our product candidates. Our operations to date have been funded principally through the proceeds from the sale of common stock, warrants, debt instruments, cash proceeds from collaborative relationships and investment income earned on cash balances and short-term investments.

Our strategy is to focus our development efforts on topically-delivered analgesics targeting peripheral nerve receptors, alternative uses for FDA-approved drugs, and innovative cancer therapeutics.

Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. None of our other drug candidates have received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that we and our collaborators’ clinical data establish the safety and efficacy of our drug candidates. Furthermore, our strategy includes entering into collaborative arrangements with third parties to participate in the development and commercialization of our products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our drug candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

Since inception, we have incurred significant net losses each year. Our net loss for the nine months ended September 30, 2008 was $20.0 million and we had an accumulated deficit of $190.9 million as of September 30, 2008. Our recurring losses from operations and our accumulated deficit raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative expenses. Even if we succeed in developing and commercializing one or more of our product candidates, we may never become profitable. We expect to continue to incur significant expenses over the next several years as we:

•	seek a European marketing partner in preparation for the launch and the sales of Ceplene®;

•	continue to conduct clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	develop, formulate, and commercialize our product candidates;

•	implement additional internal systems and develop new infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.

Recent Events

In October and December 2008, Hercules Technology Growth Capital, Inc., or Hercules, pursuant to the second amendment to the loan agreement, converted a total of approximately $1.9 million in principal amount of our senior secured loan into approximately 3.6 million shares of our common stock. As of December 17, 2008, the loan balance is approximately $7,000.

On November 26, 2008, we entered into a prolongation of the repayment agreement with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank, or tbg, whereby the loan balance of €1.5 million ($2.1 million) will be repaid to tbg no later than June 30, 2009. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply.

On December 8, 2008, we entered into a securities purchase agreement with GCA Strategic Investment Fund Limited and Private Equity Direct Finance to sell subordinated convertible notes due April 10, 2009 for aggregate proceeds of $1 million. The notes are convertible into shares of our common stock at any time upon the election of the Purchasers at $1.00 per share. The notes are subordinated to our senior secured loan. The notes were issued as an original issue discount obligation in lieu of periodic interest payments and therefore no interest payments will be made under these notes. Accordingly, the aggregate principal face amount of the notes is $1,112,500. We intend to use the net proceeds to repay a portion of the outstanding principal of our senior secured loan, as well as certain fees required thereunder, and to meet our working capital needs.

Risks Affecting Us

We are subject to a number of risks of which you should be aware before you decide to buy our securities. We believe our existing cash resources will be sufficient to meet our operating and debt service obligations into January 2009 but will not be sufficient to meet our Obligations thereafter, including but not limited to:

•	our obligations to make interest and principal payments under our senior secured loan from Hercules, which has a balance of approximately $7,000 at December 17, 2008;

•	our obligation to repay $1.1 million in aggregate principal amount of subordinated convertible notes due April 10, 2009;

•	our obligation to make certain payments to our senior secured lender, including $150,000 in April 2009 and $250,000 upon the receipt of statistically significant results for the primary endpoint(s) in our current clinical trial for NP-1; and

•	our €1.5 million (approximately $1.9 million at December 17, 2008) of outstanding indebtedness held by tbg that matures in June 2009.

We may not be able to successfully raise needed additional equity capital due to restrictions under U.S. securities laws or obtain new debt financing due to our current cash resources, existing indebtedness and results of operations. Furthermore, if current levels of disruption and volatility in the credit markets continue or worsen, we may not be able to incur additional debt. Also, the exercise of warrants issued in our financings may have a dilutive impact on our stockholders. Other than Ceplene®, we have not received regulatory approval for any of our product candidates. None of our product candidates have generated commercial revenues. We may never obtain regulatory approval for our product candidates or successfully commercialize any of our product candidates. If we do not successfully obtain regulatory approval for, and commercialize any of our product candidates or enter into successful strategic alliances, we will be unable to achieve our business objective. Our inability to meet the listing requirements of The Nasdaq Capital Market or the OMX Nordic Exchange, the two exchanges on which our stock is listed, may result in our common stock being delisted from either or both exchanges. Since inception, we have incurred net losses. We expect to continue to incur increasing net losses for the foreseeable future, and we may never become profitable. We may not be able to continue as a going concern. These risks are discussed more fully under the heading “Risk Factors.”

Corporate Information

We were incorporated in Delaware in March 1993. We have two wholly-owned subsidiaries, EpiCept GmbH, based in Munich, Germany, which is engaged in research and development activities on our behalf and Maxim Pharmaceuticals, Inc. which we acquired on January 4, 2006. Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, and our telephone number is (914) 606-3500. Our website address is www.epicept.com. Our website, and the information contained in our website, is not a part of this prospectus.

THE OFFERING

Securities offered by us	• shares of common stock;

• Warrants to purchase shares of common stock;

• shares of common stock issuable upon exercise of warrants;

• $ in aggregate principal amount of convertible debt securities of our Company; and

• shares of common stock issuable upon conversion of convertible debt securities.

Common stock to be outstanding after this offering(1)	shares of common stock.

Use of proceeds	Any net proceeds we may receive will be used to repay a portion of our senior secured loan, including certain fees required thereunder, and our subordinated convertible notes due April 10, 2009. The remaining proceeds will be used to meet our working capital needs and general corporate purposes. See “Use of Proceeds.”

The Nasdaq Capital Market and OMX Nordic Exchange symbol	“EPCT”

Risk factors	Investing in our securities involves a high degree of risk and purchasers of our common stock, warrants, convertible debt securities and the underlying common stock may lose their entire investment. See “Risk Factors” and the other information included elsewhere in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of December , 2008. This number does not include, as of December , 2008:

•	5,972,906 shares of our common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $3.98 per share, including 2,172,496 shares issuable upon the exercise of options granted during 2008 to certain of our directors, our named executive officers and other employees;

•	1,732,725 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan and our 2005 Employee Stock Purchase Plan;

•	34,889,298 shares of our common stock issuable upon the exercise of warrants purchased in certain public and private placements at a weighted average exercise price of $1.32 per share;

•	1,000,000 shares of common stock that may be issued in the future under our Standby Equity Distribution Agreement with YA Global Investments, L.P., dated as of December 21, 2006, pursuant to which no shares have been issued;

•	13,875 shares issuable to our senior secured lender upon conversion of its senior secured note.

Summary Financial and Other Data

The following tables set forth our summary statement of operations data for the fiscal years ended December 31, 2005, 2006 and 2007 and for the nine months ended September 30, 2007 and 2008 and our summary balance sheet as of September 30, 2008. Our statement of operations data for the fiscal years ended December 31, 2005, 2006 and 2007 were derived from our audited financial statements included elsewhere in this prospectus. Our statement of operations data for the nine months ended September 30, 2007 and 2008 and our balance sheet data as of September 30, 2008 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management the unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of such dates. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Selected Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and our condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006(1)	2007	2007	2008
	(Dollars in thousands, except per share data)
				(Unaudited)

Statement of Operations Data:
Revenue	$828	2,095	327	304	169
Operating expenses:
General and administrative	5,783	14,242	11,759	9,008	7,465
Research and development	1,846	15,675	15,312	11,683	9,598
Acquired in-process research and development	—	33,362	—	—	—

Total operating expenses	7,629	63,279	27,071	20,691	17,063

Loss from operations	(6,801)	(61,184)	(26,744)	(20,387)	(16,894)
Other income (expense), net	(698)	(4,269)	(1,945)	(2,033)	(3,109)

Loss before (expense) benefit for income taxes	(7,499)	(65,453)	(28,689)	(22,420)	(20,003)
Income tax (expense)/benefit	284	—	(4)	(4)	(3)

Net loss	(7,215)	(65,453)	(28,693)	(22,424)	(20,006)
Deemed dividend and redeemable convertible preferred stock dividends	$(1,254)	(8,963)	—	—	—

Loss attributable to common stockholder	$(8,469)	(74,416)	(28,693)	(22,424)	(20,006)
Basic and diluted loss per common share	(4.95)	(3.07)	(0.79)	(0.66)	(0.36)
Weighted average shares outstanding	1,710,306	24,232,873	36,387,774	34,152,187	56,325,365

As of September 30,
2008
(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$3,281
Working capital deficit	6,545
Total assets	4,910
Long-term debt, net of current portion	300
Accumulated deficit	(190,855)
Total stockholders’ deficit	(15,908)

(1)	On January 4, 2006, we completed our merger with Maxim Pharmaceuticals, Inc.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying our securities. If any of the following risks or uncertainties occurs, our business, financial conditions and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock.

Risks Relating to our Financial Condition

We have limited liquidity and, as a result, may not be able to meet our operating and debt service requirements including our obligations under our senior secured loan.

We believe that our existing cash resources will be sufficient to meet our projected operating and debt service requirements into January 2009 but will not be sufficient to meet our obligations thereafter, including but not limited to, our obligations to make interest and principal payments under (1) our senior secured loan from Hercules, which has a balance of $7,000 at December 17, 2008, and is secured by a pledge of substantially all of our assets, including our intellectual property, (2) our obligation to make certain payments to our senior secured lender, including $150,000 in April 2009 and $250,000 upon the receipt of statistically significant results for the primary endpoint(s) in our current clinical trial for NP-1 and (3) our €1.5 million (approximately $2.1 million at December 17, 2008) of outstanding indebtedness that matures in June 2009. In addition, we have deferred, and may continue to defer, payments to certain of our vendors which may cause our accounts payable balance to increase. We are seeking to raise additional capital as soon as possible. However, our efforts may not be successful. If we do not raise additional funds before the middle of January 2009, we will be unable to meet our operating and debt service obligations, including the payment of interest and principal on our senior secured loan. If we default on the payment of the interest or principal on our indebtedness or if our senior secured lender otherwise asserts that there has been a material adverse change in our business that constitutes an event of default, they may seek to accelerate our senior secured loan and exercise their rights and remedies under their loan and security agreement, including the sale of our property and other assets. In addition, we may be forced to file a bankruptcy case or have an involuntary bankruptcy case filed against us, or otherwise liquidate our assets. Any of these events would materially and adversely effect our business, financial condition, results of operations, the value of our securities and our ability to raise capital and could result in the termination of our collaborative and licensing arrangements. See “Risk Factors — We need to raise additional capital as soon as possible and we may not be able to do so.”

We need to raise additional capital as soon as possible and we may not be able to do so.

We are seeking to raise, as soon as possible, additional equity capital, incur additional indebtedness or enter into collaboration and licensing agreements to enable us to continue to fund our operating and debt service requirements and to meet our commitments under our existing indebtedness. Equity capital, if available, may be dilutive or may have rights and preferences that adversely impact the value of our common stock. Debt financing, if available, may contain restrictive covenants that could limit our flexibility in conducting future business activities. Given our available cash resources, existing indebtedness and results of operations, obtaining debt financing may not be possible. To the extent we raise additional capital through collaborative and licensing arrangements, it may be necessary for us to relinquish valuable rights to our product candidates that we might otherwise seek to develop or commercialize independently.

Due to restrictions under U.S. securities laws, we have limited ability to utilize our existing shelf registration statement to raise additional capital for a period of up to one year unless the market value of our common stock and warrants increases substantially, which would delay or prevent us from raising capital under our existing shelf registration statement. There can be no assurance that our efforts to raise additional funds will be successful, or that sufficient funds will be available on satisfactory terms. If we are not successful in obtaining additional funds prior to the middle of January 2009, we will be required to curtail our operations, we will not be able to meet our operating and debt service requirements, and our lenders would likely seek to accelerate our indebtedness and, in the case of Hercules, seek to exercise their rights and remedies under their loan and security agreement, including their right to assert an event of default, demand repayment, accelerate our debt and sell our intellectual property and other assets. Any of these circumstances would materially and adversely affect our business, financial condition, results of operations, the value of our securities and our ability to raise capital and could result in the termination of our collaborative and licensing arrangements.

We have a history of losses and have never generated revenues from product sales and we expect to incur substantial losses in the future.

We have incurred significant losses since our inception, and we expect that we will experience net losses and negative cash flow for the foreseeable future. Since our inception in 1993, we have incurred significant net losses in each year. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative costs associated with our operations. Our net loss for the fiscal year ended December 31, 2007 and 2006 and the nine months ended September 30, 2008, was $28.7 million, $65.5 million, and $20.0 million, respectively. As of December 31, 2007 and 2006, our accumulated deficit was $170.8 and $142.2 million, respectively, and as of September 30, 2008 our accumulated deficit was $190.9 million. We may never generate sufficient net revenue to achieve or sustain profitability. We expect to continue to incur significant expenses over the next several years as we:

•	continue to conduct clinical trials for Ceplene® and our product candidates;

•	seek regulatory approvals for Ceplene® and our product candidates;

•	develop, formulate and commercialize Ceplene® and our product candidates;

•	implement additional internal controls and reporting systems and further develop our corporate infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies; and

•	maintain, defend and expand the scope of our intellectual property.

We expect that we will have large fixed expenses in the future, including significant expenses for research and development and general and administrative expenses. We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop, obtain regulatory approvals for, and commercialize our product candidates, we will not be able to generate significant revenue from product sales or achieve profitability in the future. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

We may not be able to continue as a going concern.

Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern and, as a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2007, which is included herein, with respect to this uncertainty. We will need to raise additional capital to continue to operate as a going concern. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

Credit market volatility may affect our ability to refinance our existing debt or incur additional debt.

The credit markets have been experiencing extreme volatility and disruption for more than 17 months. In recent weeks, the volatility and disruption have reached unprecedented levels. In many cases, the markets have limited credit capacity for certain issuers, and lenders have requested more restrictive terms. The market for new debt financing is extremely limited and in some cases not available at all. If current levels of market disruption and volatility continue or worsen, we may not be able to incur additional debt, particularly convertible debt, which may require us to seek other funding sources to meet our liquidity needs. We cannot assure you that we will be able to obtain debt or other financing on reasonable terms, or at all.

Our quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on our stock price.

Our quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because we are a relatively small company with no approved products. The level of our revenues, if any, expenses and our results of operations at any given time could fluctuate as a result of any of the following factors:

•	research and development expenses incurred and other operating expenses;

•	results of our clinical trials;

•	our ability to obtain regulatory approval for our product candidates;

•	our ability to achieve milestones under our strategic relationships on a timely basis or at all;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	our ability to establish and maintain a productive sales force;

•	demand and pricing of any products we may offer;

•	physician and patient acceptance of our products;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	the effect of competing technological and market developments;

•	litigation involving patents, licenses or other intellectual property rights; and

•	product failures or product liability lawsuits.

Until we obtain regulatory approval for any of our product candidates, we cannot begin to market or sell them. As a result, it will be difficult for us to forecast demand for our products with any degree of certainty. It is also difficult to predict the timing of the achievement of various milestones under our strategic relationships. In addition, our operating expenses may continue to increase as we develop product candidates and build commercial capabilities. Accordingly, we may experience significant quarterly losses.

Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

We have had limited operating activities, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our activities to date have been limited to organizing and staffing our operations, acquiring, developing and securing our technology, licensing product candidates, and undertaking preclinical and clinical studies and clinical trials. With the exception of Ceplene®, we have not yet demonstrated an ability to obtain regulatory approval, manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations.

Clinical and Regulatory Risks

Other than the marketing authorization for Ceplene® in the European Union, we currently have no products approved for sale and we cannot guarantee you that we will ever obtain regulatory approval for such other product candidates, which could delay or prevent us from being able to generate revenue from product sales.

Other than the marketing authorization for Ceplene® in the European Union, we currently have no products approved for sale and we cannot guarantee you that we will ever obtain regulatory approval for our product candidates. Our other product candidates will be subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA, European Medicines Agency for the Evaluation of Medicinal Products, or EMEA, and other governmental and similar international regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA, EMEA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. Despite the fact we received the marketing authorization for Ceplene® in the European Union, we may not receive regulatory approval outside of the European Union, including in the United States or Canada. The FDA, EMEA and similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA, EMEA or similar international regulators may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our other product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates and we may not generate revenues from the commercial sale of any of our products.

To obtain regulatory approval for our other product candidates, we or our partners must conduct extensive human tests, which are referred to as clinical trials, as well as meet other rigorous regulatory requirements. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources.

We currently have several product candidates in various stages of clinical testing. All of our product candidates are prone to the risks of failure inherent in drug development and testing. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of our product candidates may not be sufficient to support regulatory approval, or regulators could interpret the data differently than we do. The regulators may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory policy that occur prior to or during regulatory review.

We and other drug development companies have suffered set backs in late-stage clinical trials even after achieving promising results in early stage development. Accordingly, the results from completed preclinical studies and early stage clinical trials may not be predictive of results in later stage trials and may not be predictive of the likelihood of regulatory approval. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales, and our stock price will likely decline.

Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.

We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our studies. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. For example, in May 2004, we announced the results of an international Phase III clinical trial testing the combination of Ceplene® plus IL-2 in patients with acute myeloid leukemia, or AML, in complete remission. The primary endpoint of the Phase III trials was achieved using intent-to-treat analysis, as patients treated with the Ceplene® plus IL-2 combination therapy experienced a statistically significant increase in leukemia-free survival compared to patients in the control arm of the trial. In January 2005, we announced that based on ongoing correspondence with the FDA, as well as consultations with external advisors, it was determined that an additional Phase III clinical trial would be necessary to further evaluate Ceplene® plus IL-2 combination therapy for the treatment of AML patients in complete remission before applying for regulatory approval in the United States.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA and/or foreign regulatory agency obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.

Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we and our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications;

•	impose restrictions on operations;

•	close the facilities of manufacturers; or

•	seize or detain products or require a product recall.

In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

Any regulatory approval we receive for our product candidates will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.

Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. For example, in addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain regulatory approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.

Our lead product candidate, Ceplene®, which when used concomitantly with interleukin-2, is only intended for remission maintenance therapy in the treatment of AML for adult patients in their first complete remission. Any other indications or uses of Ceplene® would require regulatory approval.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the regulatory agency for review. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow regulatory rules and guidelines relating to promotion and advertising may cause the regulatory agency to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence or continue a study;

•	delays in reaching agreement on acceptable clinical trial parameters;

•	slower than expected rates of patient recruitment and enrollment;

•	inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.

The use of FDA-approved therapeutics in certain of our pain product candidates could require us to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.

Certain of our pain product candidates utilize proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. We may still be required to conduct preclinical studies and clinical trials to determine if our product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical studies and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical studies to establish that our delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process.

In some instances, we rely on third parties, over which we have little or no control, to conduct clinical trials for our products and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other third parties to assist us with clinical testing and certain research and development activities, such as our agreement with Myriad Genetics, Inc. related to the MX90745 series of apoptosis-inducer anti-cancer compounds. As a result, our success is dependent upon the success of these third parties in performing their responsibilities. We cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such third parties. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed. In addition, we rely on Myriad for research and development related to the MX90745 series of apoptosis-inducer anti-cancer compounds. We may enter into similar agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if Myriad or these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, Myriad or these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.

Risks Relating to Commercialization

We may not be able to successfully market and sell Ceplene® or find a collaborative partner to help market and sell Ceplene®.

Even though Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission, we may not be able to effectively market and sell Ceplene®. Our strategy for commercializing Ceplene® currently anticipates that we will enter into collaborative arrangements with one or more pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to successfully market Ceplene® in the European Union. If so, we will be reliant on one or more of these strategic partners to generate revenue on our behalf.

We expect to incur substantial net losses, in the aggregate and on a per share basis, for the foreseeable future as we attempt to market and sell Ceplene®. We are unable to predict the extent of these future net losses, or when we may attain profitability, if at all. These net losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity. We anticipate that for the foreseeable future our ability to generate revenues and achieve profitability will be dependent on the successful commercialization of Ceplene®. There is no assurance that we will be able to obtain or maintain governmental regulatory approvals to market Ceplene® in Europe. If we are unable to generate significant revenue from Ceplene®, or attain profitability, we may not be able to sustain our operations.

We may not be successful in marketing and selling Ceplene® in Europe, or may be delayed in doing so, in which case we would not receive revenue or royalties on the timeframe and to the extent that we currently anticipate.

We may not be able to maintain European Union regulatory approval for Ceplene®, our lead product candidate, which could delay or prevent us from being able to generate revenue from sales of Ceplene® and require additional expenditures.

Ceplene® is our lead product candidate and our only product candidate currently under regulatory consideration. In July 2008, the CHMP of the EMEA recommended that Ceplene® be granted full marketing authorization under the provision of Exceptional Circumstances for the remission maintenance and prevention of relapse in patients with AML in first remission. In October 2008, Ceplene® was granted full marketing authorization by the European Commission, which allows Ceplene® to be marketed in the 27 member states of the European Union, as well as in Iceland, Liechtenstein and Norway. Ceplene® is to be administered in conjunction with low-dose interleukin-2 (IL-2). As part of granting the marketing authorization under Exceptional Circumstances, we have agreed to perform two post-approval clinical studies. One of the studies seeks to further elucidate the clinical pharmacology of Ceplene® by assessing certain biomarkers in AML patients in first remission. The other study will assess the effect of Ceplene/IL-2 on the development of minimal residual disease in the same patient population. We may not receive a positive outcome in one or both of these studies, and our marketing authorization in the European Union may be terminated. A negative outcome or terminated marketing authorization would delay or prevent us from generating revenue from product sales of Ceplene® and may require us to conduct additional costly and time-consuming clinical trials.

Ceplene® may fail to achieve market acceptance, which could harm our business.

Even though Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission, physicians may choose not to prescribe this product, and third-party payers may choose not to pay for them. Accordingly, we may be unable to generate significant revenue or become profitable.

Acceptance of Ceplene® will depend on a number of factors including:

•	acceptance of Ceplene® by physicians and patients as a safe and effective treatment;

•	availability of reimbursement for our products from government or healthcare payors;

•	cost effectiveness of Ceplene®;

•	the effectiveness of our and/or collaboration partners’ sales and marketing efforts;

•	relative convenience and ease of administration;

•	safety and efficacy;

•	prevalence and severity of side effects; and

•	availability of competitive products.

If Ceplene® fails to achieve market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

We may be dependent upon collaborative arrangements for the further development and commercialization of Ceplene®. These collaborative arrangements may place the development and commercialization of Ceplene® outside of our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We may enter into collaborations with third parties to further develop and commercialize Ceplene®. We may not be able to enter into collaborative arrangements on attractive terms, on a timely basis or at all. Dependence on collaborators for the development and commercialization of Ceplene® subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators devote to the development or commercialization of Ceplene® or to their marketing and distribution, which could adversely affect our ability to obtain milestone and royalty payments;

•	disputes may arise between us and our collaborators that result in the delay or termination of the commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	our collaborators may experience financial difficulties;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to expose us to potential litigation, jeopardize or lessen the value of our proprietary information, or weaken or invalidate our intellectual property rights;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•	the collaborations may be terminated or allowed to expire, which would delay product development and commercialization efforts.

If we are not able to enter into collaborative arrangements on commercially attractive terms, on a timely basis or at all, or if any of the risks occur and we are unable to successfully manage such risks, our business, financial condition and results of operations would be materially and adversely affected.

If we fail to enter into and maintain successful strategic alliances for our product candidates, we may have to reduce or delay our product commercialization or increase our expenditures.

Our strategy for developing, manufacturing and commercializing potential product candidates in multiple therapeutic areas currently requires us to enter into and successfully maintain strategic alliances with pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to advance our development programs and reduce our expenditures on each development program and market any products that we may develop. We have formed a strategic alliance with Endo with respect to our LidoPAIN BP product candidate, with Myriad with respect to the MX90745 series of apoptosis-inducer anti-cancer compounds and with DURECT for our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. We may not be able to negotiate additional strategic alliances on acceptable terms, or at all.

We may rely on collaborative partners to market and sell Ceplene® in international markets, if approved for sale in such markets. We have not yet entered into any collaborative arrangements with respect to marketing or selling Ceplene® with the exception of agreements relating to Australia, New Zealand and Israel. We cannot assure you that we will be able to enter into any such arrangements on terms favorable to us, or at all.

If we are unable to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our product development or commercialization programs, or undertake the various activities at our own expense. In addition, our dependence on strategic alliances is subject to a number of risks, including:

•	the inability to control the amount or timing of resources that our collaborators may devote to developing the product candidates;

•	the possibility that we may be required to relinquish important rights, including intellectual property, marketing and distribution rights;

•	the receipt of lower revenues than if we were to commercialize such products ourselves;

•	our failure to receive future milestone payments or royalties should a collaborator fail to commercialize one of our product candidates successfully;

•	the possibility that a collaborator could separately move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;

•	the possibility that our collaborators may experience financial difficulties;

•	business combinations or significant changes in a collaborator’s business strategy that may adversely affect that collaborator’s willingness or ability to complete its obligations under any arrangement; and

•	the chance that our collaborators may operate in countries where their operations could be negatively impacted by changes in the local regulatory environment or by political unrest.

If the market does not accept and use our product candidates, we will not achieve sufficient product revenues and our business will suffer.

If we receive regulatory approval to market our product candidates, physicians, patients, healthcare payors and the medical community may not accept and use them. The degree of market acceptance and use of any approved products will depend on a number of factors, including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•	cost effectiveness of our products relative to competing products;

•	relative convenience and ease of administration;

•	availability of reimbursement for our products from government or healthcare payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Because we expect to rely on sales and royalties generated by our current lead product candidates for a substantial portion of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional funding to continue our other development programs.

Our product candidates could be rendered obsolete by technological change and medical advances, which would adversely affect the performance of our business.

Our product candidates may be rendered obsolete or uneconomical by the development of medical advances to treat the conditions that our product candidates are designed to address. Pain management therapeutics are the subject of active research and development by many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy we developed. Technological advances affecting costs of production could also harm our ability to cost-effectively produce and sell products.

We have no manufacturing capacity and anticipate continued reliance on third parties for the manufacture of our product candidates.

We do not currently operate manufacturing facilities for our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates. We currently rely on a single contract manufacturer for each product candidate to supply, store and distribute drug supplies for our clinical trials. Any performance failure or delay on the part of our existing manufacturers could delay clinical development or regulatory approval of our product candidates and commercialization of our drugs, producing additional losses and depriving us of potential product revenues.

If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, the product will need to be manufactured in larger quantities. To date most of our product candidates have been manufactured in only small quantities for preclinical and clinical trials. In those case, our third party manufacturers may not be able to successfully increase their manufacturing capacity in a timely or economical manner, or at all. We may be forced to identify alternative or additional third party manufacturers, which may prove difficult because the number of potential manufacturers is limited and the FDA must approve any replacement contractor prior to manufacturing our products. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. If we are unable to successfully increase the manufacturing capacity for a drug candidate in a timely and economical manner, the regulatory approval or commercial launch of any related products may be delayed or there may be a shortage in supply, both of which may have an adverse effect on our business.

Our product candidates require precise, high quality manufacturing. A failure to achieve and maintain high manufacturing standards, including incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and corresponding state agencies to ensure strict compliance with current Good Manufacturing Practice and other applicable government regulations and corresponding foreign standards; however, we do not have control over third-party manufacturers’ compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, third-party manufacturers must pass a pre-approval inspection before we can obtain marketing approval for any of our products in development.

Furthermore, our existing and future contract manufacturers may not perform as agreed or may not remain in the manufacturing business for the time required to successfully produce, store and distribute our product candidates. We may not own, or may have to share, the intellectual property rights to such innovation. In the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We may be the subject of costly product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.

The risk of product liability is inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

•	delays in, or failure to complete, our clinical trials;

•	withdrawal of clinical trial participants;

•	decreased demand for our product candidates;

•	injury to our reputation;

•	litigation costs;

•	substantial monetary awards against us; and

•	diversion of management or other resources from key aspects of our operations.

If we succeed in marketing our products, product liability claims could result in an FDA investigation of the safety or efficacy of our products or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications for which our products may be used, or suspension or withdrawal of approval.

We cannot be certain that the coverage limits of the insurance policies or those of our strategic partners will be adequate. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We may not be able to obtain additional insurance or maintain our existing insurance coverage at a reasonable cost or at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

The coverage and reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market our products.

Our ability to commercialize any products successfully will depend in part on the extent to which reimbursement will be available from governmental and other third-party payors, both in the United States and in foreign markets. The amount reimbursed for our products may be insufficient to allow them to compete effectively with products that are reimbursed at a higher level. If the price we are able to charge for any products we develop is inadequate in light of our development costs, our profitability would be reduced.

Reimbursement by a governmental and other third-party payor may depend upon a number of factors, including the governmental and other third-party payor’s determination that the use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain reimbursement.

Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare and Medicaid

Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability would be reduced.

Risks Relating to the Our Business and Industry

Our failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our success is substantially dependent on our continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and our ability to develop and maintain important relationships with leading institutions, clinicians and scientists. We are highly dependent upon our key management personnel, particularly John V. Talley, our President and Chief Executive Officer, Robert W. Cook, our Senior Vice President and Chief Financial Officer, Dr. Stephane Allard, our Chief Medical Officer and Dr. Ben Tseng, our Chief Scientific Officer. We are also dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Messrs. Talley and Cook have entered into employment agreements with us. However, either of them may decide to voluntarily terminate his employment with us. We do not maintain key-man life insurance on any of our employees.

We believe that we will need to recruit additional management and technical personnel. There is currently a shortage of, and intense competition for, skilled executives and employees with relevant scientific and technical expertise, and this shortage may continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would reduce our ability to successfully commercialize product candidates and our business.

We expect to expand our operations, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in the scope of our operations as our product candidates are commercialized. To manage our anticipated future growth, we must implement and improve our managerial, operational and financial systems, expand facilities and recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert management and business development resources. Any inability to manage growth could delay the execution of our business strategy or disrupt our operations.

Our competitors may develop and market drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of our product candidates.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Because we anticipate that our research approach will integrate many technologies, it may be difficult for us to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we will be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.

We will compete with Pfizer and Endo in the treatment of neuropathic pain; Purdue Pharmaceuticals, Johnson & Johnson and Endo in the treatment of post-operative pain; and Johnson & Johnson and others in the treatment of back pain. There are also many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and liver diseases.

Our competitors may:

•	develop and market product candidates that are less expensive and more effective than our future product candidates;

•	adapt more quickly to new technologies and scientific advances;

•	commercialize competing product candidates before we or our partners can launch any product candidates developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic alliances; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against fully-integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with our product candidates, as these competitors may operate larger research and development programs or have substantially greater financial resources than us. Our competitors may also have significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

These and other competitive factors may negatively impact our financial performance.

EpiCept GmbH, our German subsidiary, is subject to various risks associated with its international operations.

Our subsidiary, EpiCept GmbH, operates in Germany, and we face a number of risks associated with its operations, including:

•	difficulties and costs associated in complying with German laws and regulations;

•	changes in the German regulatory environment;

•	increased costs associated with operating in Germany;

•	increased costs and complexities associated with financial reporting; and

•	difficulties in maintaining international operations.

Expenses incurred by our German operations are typically denominated in euros. In addition, EpiCept GmbH has incurred indebtedness that is denominated in euros and requires that interest be paid in euros. As a result, our costs of maintaining and operating our German subsidiary, and the interest payments and costs of repaying its indebtedness, increase if the value of the U.S. dollar relative to the euro declines.

Risks Relating to Intellectual Property

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products and demand for our products may decline.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of the combined organization’s intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of its pending patent applications and issued patents, and we could lose our patent rights as a result;

•	we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued patents may not provide a basis for commercially viable drugs or therapies, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

•	our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

Moreover, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office, or USPTO.

The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business.

We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We will use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose its confidential information to competitors. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are not able to defend the patent protection position of our technologies and product candidates, then we will not be able to exclude competitors from marketing product candidates that directly compete with our product candidates, and we may not generate enough revenue from our product candidates to justify the cost of their development and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase our costs or have a negative impact on our business.

Our ability to commercialize our products depends on our ability to sell our products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to the therapeutics utilized in our product candidates and topical delivery mechanisms. Because we are utilizing existing therapeutics, we will continue to need to ensure that we can utilize these therapeutics without infringing existing patent rights. Accordingly, we have reviewed related patents known to us and, in some instances, licensed related patented technologies. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that the combined organization’s product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

We cannot assure you that any of our product candidates infringe the intellectual property of others. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, we could face a number of issues that could increase its costs or have a negative impact on its business, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products infringes a competitor’s patent;

•	an injunction prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which the holder is not required to do; and

•	if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents.

We may be subject to damages resulting from claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business. Litigation could result in substantial costs and be a distraction to management.

Risks Relating to our Common Stock

Our common stock may be delisted from The Nasdaq Capital Market or the OMX Nordic Exchange, which may make it more difficult for you to sell your shares.

We received a letter from the Nasdaq Listing Qualifications Department stating that we have not regained compliance with the continued listing requirements of The Nasdaq Capital Market because the market value of our listed securities fell below $35,000,000 for 10 consecutive trading days and we were unable to regain compliance. As a result, Nasdaq determined that our common stock would be delisted from The Nasdaq Capital Market on May 16, 2008. We appealed that determination which stayed the delisting of our common stock until the appeal is heard. In addition, we also received a letter from Nasdaq stating that we were not in compliance with the continued listing requirements of The Nasdaq Capital Market because the bid price of our common stock closed below the minimum of $1.00 per share requirement for 30 consecutive business days. Nasdaq requested that we also address this requirement in our appeal. The hearing for our appeal was held on June 12, 2008. On August 6, 2008, we received a determination that the Nasdaq Hearings Panel granted our request for continued listing, subject to our ability to (i) maintain a market value of listed securities above $35 million for 10 consecutive trading days, on or before August 29, 2008, (ii) comply with the requirement to maintain a minimum bid price of $1.00 per share by October 13, 2008 and (iii) comply with all requirements for continued listing on The Nasdaq Stock Market.

On August 27, 2008, we received a letter from the Nasdaq Hearings Panel stating that we maintained a market value of listed securities above $35 million for 10 consecutive trading days. On October 22, 2008, we received a letter from Nasdaq stating that given the extraordinary market conditions, Nasdaq determined on October 16, 2008 to suspend enforcement of the bid price and market value of publicly held shares requirements through Friday, January 16, 2009. As a result, all companies presently in a bid price or market value of publicly held shares compliance period will remain at that same stage of the process and will not be subject to being delisted for these concerns. However, since we had no calendar days remaining in our compliance period as of October 16th, Nasdaq stated it would determine, upon reinstatement of the rules, whether (i) we maintained a minimum bid price of $1.00 per share for a minimum of 10 consecutive trading days, in which case we will regain compliance, or (ii) we met The Nasdaq Capital Market initial listing criteria, except for the bid price requirement, in which case we will be granted an additional 180 calendar day compliance period. If we do not regain compliance during the specified period, we may be delisted. We may appeal a Nasdaq decision to delist our stock.

We have also received a notice from the OMX Nordic Exchange that our common stock has been moved to the observation segment effective June 2, 2008 due to the fact that there is a material adverse uncertainty regarding our financial situation. The delisting of our common stock by The Nasdaq Capital Market may result in the delisting of our common stock on the OMX Nordic Exchange in Sweden and the delisting of our common stock on The Nasdaq Capital Market or the OMX Nordic Exchange would adversely affect the market price and liquidity of our common stock and warrants, your ability to sell your shares of our common stock, our ability to raise capital and, could cause our senior secured lender to assert that there has been a material adverse change in our business and declare an event of default of our senior secured loan.

We expect that our stock price will fluctuate significantly due to external factors, which could cause the value of your investment to decline.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance.

Since January 30, 2007, our common stock trades on The Nasdaq Capital Market and on the OMX Nordic Exchange. From January 5, 2006 through January 29, 2007, our common stock traded on The Nasdaq National Market. Prior to January 4, 2006, our common stock did not trade on an exchange. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future. In particular, we have outstanding warrants to purchase approximately 36.0 million shares of our common stock, and the market price of our common stock could decline as a result of exercises or sales by our existing warrant holders in the market or the perception that these exercises or sales could occur. These exercises or sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of common stock may cause our stock price to fall.

We have outstanding warrants to exercise 15.2 million shares of our common stock with an exercise price of $0.39 - $0.41 that will become exercisable in December 2008 and January 2009. We also have a significant number of warrants outstanding with exercise prices ranging from $0.39 to $1.88 that are currently outstanding and exercisable. The market price of our common stock could decline as a result of sales by our existing stockholders and warrant holders in the market or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities or convertible debt securities at a time and price that we deem appropriate.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on any of our classes of capital stock to date, and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing or any future debt may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the listing requirements of The Nasdaq Capital Market and the OM Stockholm Exchange. The obligations of being a public company require significant additional expenditures and place additional demands on our management as we comply with the reporting requirements of a public company. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Risks related to our Standby Equity Distribution Agreement (SEDA)

Existing stockholders will experience significant dilution from our sale of shares under the SEDA.

Although we have not yet done so, any sale of shares pursuant to our SEDA will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the SEDA. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the standby equity distribution agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

The investor under the SEDA will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the SEDA will be issued at 97% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor. These discounted sales could cause the price of our common stock to decline.

The sale of our stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the SEDA could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We may not be able to access sufficient funds under the SEDA when needed.

Our ability to raise funds under the SEDA is limited by a number of factors, including the fact that the maximum advance amount is limited by the greater of $200,000 or the variable weighted average price of the common stock during the five trading days immediately prior to such advance notice multiplied by the average daily volume traded for the common stock during the same five trading days prior to such advance notice, we may not submit any request for an advance within five trading days of a prior request, we may have concerns about the impact of an advance on the stock price, and we may not be able to use the facility because we are in possession of material nonpublic information.

We may be limited in the amount we can raise under the SEDA because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

We want to avoid placing more shares into the market than the market’s ability to absorb without a significant downward pressure on the price of our common stock. This potential adverse impact on the stock price may limit our willingness to use the SEDA. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.

We will not be able to use the SEDA when we are in possession of material nonpublic information.

Whenever we are issuing shares to YA Global Investments, L.P., we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in a registration statement or refrain from using the SEDA.

We will not be able to use the SEDA if the shares to be issued in connection with an advance would result in YA Global Investments, L.P. owning more than 9.9% of our outstanding common stock.

Under the terms of the SEDA, we may not request advances if the shares to be issued in connection with such advances would result in YA Global Investments, L.P. and its affiliates owning more than 9.9% of our outstanding common stock. As of November 20, 2008, YA Global Investment’s beneficial ownership of our common stock was 750,000. We will be permitted to make limited draws on the SEDA so long as YA Global Investment’s beneficial ownership of our common stock (taking into account such 9.9% ownership limitation) remains lower than 9.9%. A possibility exists that YA Global Investments and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the SEDA, or otherwise) at a time when we would otherwise plan to obtain an advance under the SEDA.

YA Global Investments, L.P. may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

YA Global Investments, L.P., is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to YA Global Investments, which is prior to the date the shares are delivered to YA Global Investments. YA Global Investments may sell such shares any time after we deliver an advance notice. Accordingly, YA Global Investments may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of common stock to YA Global Investments in respect of the advance.

The SEDA will restrict our ability to engage in alternative financings.

Because of the structure of standby equity distribution transactions, we will be deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns.

The pricing is relatively expensive if only a small part of the facility is ever used.

We have not decided how much of the commitment amount under the SEDA we will use. The pricing ($25,000 structuring fee, $5,000 due diligence fee, $450,000 commitment fee, 3% discount plus $500 to the investor on each advance) is relatively expensive if only a small part of the facility is ever used.

Private equity lines are relatively new concepts and it is not clear how the courts and the SEC will treat them.

Private equity lines of credit are relatively recent creations and differ in significant ways from traditional Private Placement financing transactions. The staff of the SEC’s Division of Corporation Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related “resale” registration statement. It should be noted however, that the staff’s position, although significant, is not a definitive interpretation of the law and is not binding on courts. Accordingly, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, and any final or free writing prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

We expect to add substantially all of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures, working capital and the repayment or reduction of long-term and short-term debt, including certain payments to our Senior Secured Lender, and repayment of our subordinated convertible notes. We may invest funds that we do not immediately require in short-term marketable securities. From time to time, we may engage in additional public or private financings of a character and amount which we deem appropriate. See also “Management Discussion and Analysis — Capital Resources — Contractual Obligations.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

						For the Nine
						Months Ended
	For the Year Ended December 31,					September 30,
	2003	2004	2005	2006	2007	2008

Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges (in thousands)(2)	$(10,035)	$(7,884)	$(7,499)	$(65,453)	$(28,689)	$(20,003)

(1)	In each of the periods presented, we incurred a net loss. Thus, earnings were insufficient to cover fixed charges.

(2)	The deficiency of earnings is equivalent to net loss before income tax expense/benefit.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2008.

You should read this table in conjunction with the sections of this prospectus entitled “Selected Historical Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of September 30,
2008
($000s)

Cash and cash equivalents	$3,281

Long-term debt, less current portion	$300
Stockholders’ deficit:
Common stock, $0.0001 par value, authorized 175,000,000 shares, 76,223,808 shares issued	8
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—
Additional paid-in capital	160,587
Warrants	16,242
Accumulated deficit	(190,855)
Accumulated other comprehensive loss	(1,815)
Treasury stock, 12,500 shares	(75)

Total stockholders’ deficit	(15,908)

Total capitalization	$(15,908)

SELECTED FINANCIAL AND OTHER DATA

The following tables present our selected balance sheet and statement of operations data as of and for the years ended December 31, 2003, 2004 2005, 2006 and 2007 and for the nine months ended September 30, 2007 and 2008. Our balance sheet data as of December 31, 2006 and 2007 and our statement of operations data for the years ended December 31, 2005, 2006 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our balance sheet data as of December 31, 2003, 2004 and 2005 and our statement of operations data for the years ended December 31, 2003 and 2004 have been derived from our audited financial statements not included in this prospectus. Our balance sheet data as of September 30, 2008 and statements of operations data for the nine months ended September 30, 2007 and 2008 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, and our condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,					Nine Months Ended
	2003	2004	2005	2006(1)	2007	2007	2008
	(Dollars in thousands, except share and per share data)
						(unaudited)

Consolidated Statements of Operations Data:
Revenue	$377	$1,115	$828	$2,095	$327	$304	$169

Operating expenses:
General and administrative	3,407	4,408	5,783 (2)	14,242	11,759	9,008	7,465
Research and development	1,641	1,785	1,846	15,675	15,312	11,683	9,598
Acquired in-process research and development	—	—	—	33,362	—	—	—

Total operating expenses	5,048	6,193	7,629	63,279	27,071	20,691	17,063

Loss from operations	(4,671)	(5,078)	(6,801)	(61,184)	(26,744)	(20,387)	(16,894)
Other expense, net	(5,364)	(2,806)	(698)	(4,269)	(1,945)	(2,033)	(3,109)

Loss before (expense) benefit for income taxes	(10,035)	(7,884)	(7,499)	(65,453)	(28,689)	(22,420)	(20,003)
Income tax (expense)/benefit	74	275	284	—	(4)	(4)	(3)

Net loss	(9,961)	(7,609)	(7,215)	(65,453)	(28,693)	(22,424)	(20,006)
Deemed dividend and redeemable convertible preferred stock dividends	(1,254)	(1,404)	(1,254)	(8,963)	—	—	—

Loss attributable to common stockholders	$(11,215)	$(9,013)	$(8,469)	$(74,416)	$(28,693)	$(22,424)	$(20,006)

Basic and diluted loss per common share(5)	$(6.79)	$(5.35)	$(4.95)	$(3.07)	$(0.79)	$(0.66)	$(0.36)

Weighted average shares outstanding(5)	1,650,717	1,683,199	1,710,306	24,232,873	36,387,774	34,152,187	56,325,365

									As of
	As of December 31,								September 30,
	2003	2004	2005		2006(1)		2007		2008
	(Dollars in thousands)
									(unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$8,007	$1,254	$403		$14,097		$4,943		$3,281
Working capital (deficit)	4,518	(4,953)	(19,735	)(6)	(4,481	)(4)	(8,208	)(4)	(6,545)
Total assets	8,196	2,627	2,747		18,426		7,398		4,910
Long-term debt	10,272	11,573	4,705		447		375		300
Redeemable convertible preferred stock	24,099	25,354	26,608		—		—		—
Accumulated deficit	(50,411)	(59,292)	(67,740)		(142,156	)(3)	(170,849)		(190,855)
Total stockholders’ deficit	(43,652)	(52,379)	(60,122)		(9,373)		(14,177)		(15,908)

(1)	On January 4, 2006, we completed our merger with Maxim Pharmaceuticals, Inc.

(2)	Includes $1.7 million write off of initial public offering costs.

(3)	Includes the in-process research and development of $33.4 million acquired upon the completion of our merger with Maxim Pharmaceuticals, Inc. on January 4, 2006 and the beneficial conversion features of $8.6 million related to the conversion of certain of our notes outstanding and preferred stock into our common stock and from certain anti-dilution adjustments to our preferred stock as a result of the exercise of the bridge warrants.

(4)	Our debt owed to Hercules of $7.3 million and $10.0 million at December 31, 2007 and 2006, respectively, which matures on April 1, 2009 contains a subjective acceleration clause and accordingly has been classified as a current liability in accordance with Financial Accounting Standard Board, or FASB, Technical Bulletin 79-3 “Subjective Acceleration Clauses in Long-Term Debt Agreements.”

(5)	On January 4, 2006, there was a one-for-four reverse stock split. All prior periods have been retroactively adjusted to reflect the reverse stock split.

(6)	As of December 31, 2005, debt of approximately $11.5 million was due within 12 months and as a result it was classified as a current liability.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of our condensed consolidated financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. We have based these forward-looking statements on its current expectations and projections of future events. Such statements reflect our current views with respect to future events and are subject to unknown risks, uncertainties and other factors that may cause results to differ materially from those contemplated in such forward looking statements. Statements made in this document related to the development, commercialization and market expectations of our drug candidates, to the establishment of corporate collaborations, and to our operational projections are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Among the factors that could result in a materially different outcome are the inherent uncertainties accompanying new product development, action of regulatory authorities and the results of further trials. Additional economic, competitive, governmental, technological, marketing and other factors identified in our filings with the SEC could affect such results. This report refers to trademarks of EpiCept as well as trademarks of third parties. All trademarks referenced herein are property of their respective owners. Lidoderm is a registered trademark of Hind Health Care Inc. Azixa is a registered trademark of Myriad Genetics, Inc.

Overview

We are a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. Our lead product is Ceplene®, which when used concomitantly with interleukin-2 is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On October 8, 2008, the European Commission issued a formal marketing authorization for Ceplene® in the European Union. Product marketing is expected to commence in 2009.

In addition to Ceplene®, we have a portfolio of four product candidates in various stages of development: two oncology compounds, a pain product candidate for the treatment of peripheral neuropathies and another pain product candidate for the treatment of acute back pain. This portfolio of oncology and pain management product candidates lessens our reliance on the success of any single product candidate. Our strategy is to focus our development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors.

Our cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. We have completed our first Phase I clinical trial for EPC2407. Azixatm (MPC-6827), an apoptosis inducer with VDA activity licensed by us to Myriad Genetics, Inc., or Myriad, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

Our most promising pain product candidate, EpiCept NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, we concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. We have completed enrollment in a second Phase II clinical trial of NP-1 in which we are studying its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and placebo. Top line results are expected to be announced in the first quarter of 2009. Our portfolio of pain product candidates targets moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. Our pain product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration, or FDA, approved pain management therapeutics, or analgesics, directly on the skin’s surface at or near the site of the pain.

We are subject to a number of risks associated with companies in the specialty pharmaceutical industry. Principal among these are risks associated with our ability to obtain regulatory approval for our product candidates, our ability to adequately fund our operations, dependence on collaborative arrangements, the development by us or our competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with the FDA and other governmental regulations. We have yet to generate product revenues from any of our product candidates. Our operations to date have been funded principally through the proceeds from the sale of common stock, warrants, debt instruments, cash proceeds from collaborative relationships and investment income earned on cash balances and short-term investments.

Our merger with Maxim Pharmaceuticals, Inc., or Maxim, in January 2006 created a specialty pharmaceutical company that leverages our portfolio of topical pain therapies with product candidates having significant market potential to treat cancer. In addition to entering into opportunistic development and commercial alliances for our product candidates, our strategy is to focus our development efforts on topically-delivered analgesics targeting peripheral nerve receptors, alternative uses for FDA-approved drugs, and innovative cancer therapeutics.

Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. None of our other drug candidates have received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that we and our collaborators’ clinical data establish the safety and efficacy of our drug candidates. Furthermore, our strategy includes entering into collaborative arrangements with third parties to participate in the development and commercialization of our products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our drug candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

Since inception, we have incurred significant net losses each year. Our net loss for the nine months ended September 30, 2008 was $20.0 million and we had an accumulated deficit of $190.9 million as of September 30, 2008. Our recurring losses from operations and our accumulated deficit raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative expenses. Even if we succeed in developing and commercializing one or more of our product candidates, we may never become profitable. We expect to continue to incur significant expenses over the next several years as we:

•	seek a European marketing partner in preparation for the launch and the sales of Ceplene®;

•	continue to conduct clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	develop, formulate, and commercialize our product candidates;

•	implement additional internal systems and develop new infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.

Recent Events

On December 8, 2008, we entered into a securities purchase agreement with GCA Strategic Investment Fund Limited and Private Equity Direct Finance to sell subordinated convertible notes due April 10, 2009 for aggregate proceeds of $1 million. The notes are convertible into shares of our common stock at any time upon the election of the Purchasers at $1.00 per share. The notes are subordinated to our senior secured loan. The notes were issued as an original issue discount obligation in lieu of periodic interest payments and therefore no interest payments will be made under these notes. Accordingly, the aggregate principal face amount of the notes is $1,112,500. We intend to use the net proceeds to repay a portion of the outstanding principal of our senior secured loan, as well as certain fees required thereunder, and to meet our working capital needs.

On October 8, 2008, Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. The approval allows Ceplene® to be marketed in the 27 member states of the European Union, as well as in Iceland, Liechtenstein and Norway.

In October and December 2008, Hercules, pursuant to the second amendment to the loan agreement, converted a total of approximately $1.9 million in principal amount of our senior secured loan into approximately 3.6 million shares of our common stock.

On November 26, 2008, we entered into a prolongation of the repayment agreement with tbg, whereby the loan balance of €1.5 million ($2.1 million) must be repaid to tbg no later than June 30, 2009. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply.

Market for our Common Equity

	High	Low
	Selling	Selling
Year	Price	Price

2008
First Quarter	$1.59	$0.53
Second Quarter	$0.56	$0.24
Third Quarter	$0.91	$0.23
2007
First Quarter	$1.73	$1.38
Second Quarter	$3.95	$1.76
Third Quarter	$2.23	$1.53
Fourth Quarter	$1.88	$1.27
2006
First Quarter	$8.50	$3.01
Second Quarter	$4.32	$2.40
Third Quarter	$3.05	$1.70
Fourth Quarter	$1.90	$1.39

As of May 21, 2008, we had approximately 117 holders of record of common stock.

Acquisition of Maxim Pharmaceuticals, Inc.

On January 4, 2006, Magazine Acquisition Corp., a wholly owned subsidiary of EpiCept, merged with Maxim pursuant to the terms of the Merger Agreement, among EpiCept, Magazine and Maxim, dated as of September 6, 2005.

Under the terms of the merger agreement, Magazine merged with and into Maxim, with Maxim continuing as the surviving corporation and as a wholly-owned subsidiary of EpiCept. We issued 5.8 million shares of our common stock to Maxim stockholders in exchange for all of the outstanding shares of Maxim, with Maxim stockholders receiving 0.203969 of a share of our common stock for each share of Maxim common stock. Our stockholders retained approximately 72%, and the former Maxim stockholders received approximately 28%, of outstanding shares of our common stock. We accounted for the merger as an asset acquisition as Maxim is a development stage company. The transaction valued Maxim at approximately $45.1 million.

In connection with the merger, Maxim option holders who held options granted under Maxim’s Amended and Restated 1993 Long Term Incentive Plan, also known as the 1993 Plan, and options granted under the other Maxim stock option plans, with a Maxim exercise price of $20.00 per share or less, received a total of 0.4 million options to purchase our common stock at a range of exercise prices between $3.24 — $77.22 per share in exchange for the options to purchase Maxim common stock they held at the Maxim exercise price divided by the exchange ratio of 0.203969. Maxim obtained agreements from each holder of options granted under the 1993 Plan, with a Maxim exercise price above $20.00 per share, to terminate those options immediately prior to the completion of the merger and agreed to take action under the other plans so that each outstanding Maxim option granted under the other Maxim stock option plans that has an exercise price above $20.00 per share terminated on or prior to the completion of the merger. In addition, we issued warrants to purchase approximately 0.3 million shares at an exercise price range of $13.48 — $37.75 per share of our common stock in exchange for Maxim’s outstanding warrants.

Purchase Price Allocation

The total purchase price of $45.1 million includes costs of $3.7 million to complete the transaction and has been allocated based on a final valuation of Maxim’s tangible and intangible assets and liabilities based on their fair values (table in thousands) as follows:

Cash, cash equivalents and marketable securities	$15,135
Prepaid expenses	1,323
Property and equipment	2,034
Other assets	456
In-process technology	33,362
Intangible assets (assembled workforce)	546
Total current liabilities	(7,731)

Total	$45,125

We initially acquired in-process research and development assets of approximately $33.7 million, which were immediately expensed to research and development on January 4, 2006. A reduction of approximately $0.3 million of in-process research and development expense was recognized during 2006. The reduction of $0.3 million was a result of the decrease in merger restructuring and litigation accrued liabilities by approximately $0.6 million due to the termination of one lease in San Diego, which was partially offset by an increase in legal litigation settlements of approximately $0.4 million. We acquired assembled workforce of approximately $0.5 million, which was capitalized and is being amortized over its useful life of 6 years. We also acquired fixed assets of approximately $2.0 million, which have been depreciated over their remaining useful life.

The value assigned to the acquired in-process research and development was determined by identifying the acquired in-process research projects for which: (a) there is exclusive control by the acquirer; (b) significant progress has been made towards the project’s completion; (c) technological feasibility has not been established, (d) there is no alternative future use, and (e) the fair value is estimable based on reasonable assumptions. The total acquired in-process research and development is valued at $33.4 million, assigned entirely to one qualifying program, the use of Ceplene® as remission maintenance therapy for the treatment of AML in Europe, and expensed on the closing date of the merger. The value of in-process research and development was based on the income approach that focuses on the income-producing capability of the asset. The underlying premise of the approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the asset. In determining the value of in-process research and development, the assumed commercialization date for the product was 2007. Given the risks associated with the development of new drugs, the revenue and expense forecast was probability-adjusted to reflect the risk of advancement through the approval process. The risk adjustment was applied based on the stage of development of Ceplene® at the time of the assessment and the historical probability of successful advancement for compounds at that stage. The modeled cash flow was discounted back to the net present value. The projected net cash flows for the project were based on management’s estimates of revenues and operating profits related to such project. Significant assumptions used in the valuation of in-process research and development included: the stage of development of the project; future revenues; growth rates; product sales cycles; the estimated life of a product’s underlying technology; future operating expenses; probability adjustments to reflect the risk of developing the acquired technology into commercially viable products; and a discount rate of 30% to reflect present value, which approximates the implied rate of return on the merger.

In connection with the merger with Maxim on January 4, 2006, we originally recorded estimated merger-related liabilities for severance, lease termination, and legal settlements of $1.2 million, $1.1 million and $2.3 million, respectively. During the second quarter of 2006, the gross amounts of merger-related liabilities for lease termination and legal settlements were revised to $0.8 million and $2.8 million, respectively. In July 2006, in connection with the lease termination, we issued a six year non-interest bearing note in the amount of $0.8 million to the new tenant. Total future payments including broker fees amount to $1.0 million. In addition, we increased our legal accrual by $0.4 million during the second quarter of 2006 to $2.8 million. As of December 31, 2006, we paid $1.0 million and issued 1.0 million shares of our common stock with a market value of approximately $1.7 million for the settlement of certain Maxim lawsuits. See Note 10 of the consolidated financial statement for a roll-forward of Merger Restructuring and Litigation Accrued Liabilities.

Conversion and Exercise of Preferred Stock, Warrants and Notes, Loans and Financings

On January 4, 2006, immediately prior to the closing of the merger with Maxim, we issued common stock to certain stockholders upon the conversion or exercise of all outstanding preferred stock, convertible debt and warrants. The following tables illustrate the carrying value and the amount of shares issued for each instrument converted into our common stock as of January 4, 2006:

Preferred Stock:

	Carrying	Common
Series of Preferred Stock	Value	Shares Issued

A	$8,225,806	1,501,349
B	7,077,767	1,186,374
C	19,543,897	3,375,594

Total	$34,847,470	6,063,317

Upon the closing of the merger with Maxim, we recorded a beneficial conversion feature or BCF charge relating to the anti-dilution rights of each of the Series A convertible preferred stock, the Series B redeemable convertible preferred stock and the Series C redeemable convertible preferred stock, which we refer to collectively as the Preferred Stock, of approximately $2.1 million, $1.7 million, and $4.8 million, respectively related to the conversion of the Preferred Stock. In accordance with Emerging Issues Task Force, or EITF, Issue 98-5, “Accounting For Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratio,” or EITF 98-5, and EITF No. 00-27, “Application of EITF Issue 98-5 To Certain Convertible Instruments” or EITF 00-27, the BCF was calculated as the difference between the number of shares of common stock each holder of each series of Preferred Stock would have received under anti-dilution provisions prior to the merger and the number of shares of common stock received at the time of the merger multiplied by the implied value of our common stock on January 4, 2006. Such amounts were charged to deemed dividends in the consolidated statement of operations for the year ended December 31, 2006.

Warrants

The following table illustrates the carrying value and the amount of shares issued for warrants exercised into our common stock as of January 4, 2006:

	Carrying	Common
	Value	Shares Issued

Series B Preferred Warrants	$300,484	58,229
Series C Preferred Warrants	649,473	131,018
2002 Bridge Warrants	3,634,017	3,861,462
March 2005 Senior Note Warrants	42,248	22,096

Total	$4,626,222	4,072,805

Upon the closing of the merger with Maxim, we recorded a BCF relating to the anti-dilution rights of each of the Series B convertible preferred stock warrants and the Series C redeemable convertible preferred stock warrants, which we refer to as the Preferred Warrants, of approximately $0.1 million and $0.3 million, respectively related to the conversion of the Preferred Warrants into common shares. In accordance with EITF 98-5 and EITF 00-27, the BCF was calculated as the difference between the number of shares of common stock each holder of each series of Preferred Warrants would have received under anti-dilution provisions prior to the merger and the number of shares of common stock received at the time of the merger multiplied by the implied value of our common stock on January 4, 2006 of $5.84. Such amounts were charged to deemed dividends in the consolidated statement of operations for the year ended December 31, 2006.

Notes, Loans and Financings

The following table illustrates the principal balances and the amount of shares issued for each debt instrument converted into our common stock upon the closing of the merger on January 4, 2006:

	Carrying	Common
	Value	Shares Issued(1)

Ten-year, non-amortizing convertible loan due December 31, 2007	$2,438,598	282,885
Convertible bridge loans due October 30, 2006	4,850,000	593,121
March 2005 Senior Notes due October 30, 2006	3,000,000	1,126,758
November 2005 Senior Notes due October 30, 2006	2,000,000	711,691

Total	$12,288,598	2,714,455

(1)	The shares of common stock issued include the conversion of principal and accrued interest. The conversion rates were determined by the underlying debt agreements.

Upon the closing of the merger with Maxim, we recorded BCF’s related to the difference between the fair value of our common stock on the closing date and the conversion rates of certain of our debt instruments. In accordance with EITF 98-5 and EITF 00-27, BCF’s amounting to $4.4 million were expensed as interest expense for the conversion of our March 2005 Senior Notes and the November 2005 Senior Notes. Since the conversion of the March 2005 Senior Notes and the November 2005 Senior Notes were contingent upon the closing of the merger with Maxim, no accounting was required at the modification date or issuance date of each instrument in accordance with EITF 98-5 and EITF 00-27 as the completion of the merger with Maxim was dependent on an affirmative vote of Maxim’s stockholders and other customary closing conditions.

Reverse Stock Split

On September 5, 2005, our stockholders approved a one-for-four reverse stock split of our common stock, which was contingent on the merger with Maxim. The reverse stock split occurred immediately prior to the completion of the merger. As a result of the reverse stock split, every four shares of our common stock were combined into one share of common stock and any fractional shares created by the reverse stock split were rounded down to whole shares. The reverse stock split affected all of our common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split. All references to common stock and per common share amounts for all periods presented have been retroactively restated to reflect this reverse split.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships. We do not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements included herewith, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period, stock-based compensation, contingent interest and warrant liability. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue relating to our collaboration agreements in accordance with the SEC Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition”, and Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalties.

Our application of these standards involves subjective determinations and requires management to make judgments about the value of the individual elements and whether they are separable from the other aspects of the contractual relationship. We evaluate our collaboration agreements to determine units of accounting for revenue recognition purposes. For collaborations containing a single unit of accounting, we recognize revenue when the fee is fixed or determinable, collectibility is assured and the contractual obligations have occurred or been rendered. For collaborations involving multiple elements, our application requires management to make judgments about value of the individual elements and whether they are separable from the other aspects of the contractual relationship. To date, we have determined that our upfront non-refundable license fees cannot be separated from our ongoing collaborative research and development activities to the extent such activities are required under the agreement and, accordingly, do not treat them as a separate element. We recognize revenue from non-refundable, up-front licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method with respect to our license with Endo, or ratably over either the development period or the later of (1) the conclusion of the royalty term on a jurisdiction by jurisdiction basis or (2) the expiration of the last EpiCept licensed patent, as we do with respect to our licenses with DURECT, Myriad and GNI, Ltd., or GNI.

Proportional performance is measured based on costs incurred compared to total estimated costs over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The proportional performance method currently results in revenue recognition at a slower pace than the ratable method as many of our costs are incurred in the latter stages of the development period. We periodically review our estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time. During 2008 we increased the estimated development period by an additional twelve months to reflect additional time required to obtain clinical data from our partner.

We will recognize milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in EITF 00-21; (2) the milestone payments are nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions are not met, we will recognize milestones as revenue in accordance with our accounting policy in effect for the respective contract. At the time of a milestone payment receipt, we will recognize revenue based upon the portion of the development services that are completed to date and defer the remaining portion and recognize it over the remainder of the development services on the proportional or ratable method, whichever is applicable. When payments are specifically tied to a separate earnings process, revenue will be recognized when the specific performance obligation associated with the payment has been satisfied. Deferred revenue represents the excess of cash received compared to revenue recognized to date under licensing agreements.

Stock-Based Compensation

We record stock-based compensation expense at fair value. During the nine months ended September 30, 2008 and 2007, we issued approximately 2.2 million and 1.0 million stock options, respectively, with varying vesting provisions to certain of our employees and directors. Based on the Black-Scholes valuation method (volatility — 87.5-118.0%, risk free rate — 2.96-3.34%, dividends — zero, weighted average life — 5 years; forfeiture — 10%), for the grants issued in 2008, we estimated $1.1 million of share-based compensation will be recognized as compensation expense over the vesting period, which will be amortized over the weighted average remaining requisite service period of 3.1 years. During each of the three months ended September 30, 2008 and 2007, we recognized total share-based compensation of approximately $0.6 million, related to the options granted during 2008, 2007, 2006 and the unvested outstanding Maxim options as of January 4, 2006 that were converted into EpiCept options based on the vesting of those options during 2006. During the nine months ended September 30, 2008 and 2007, we recognized total share-based compensation of approximately $2.0 million and $1.8 million, respectively, related to the options granted during 2008, 2007, 2006 and the unvested outstanding Maxim options as of January 4, 2006 that were converted into EpiCept options based on the vesting of those options during 2006. Future grants of options will result in additional charges for stock-based compensation that will be recognized over the vesting periods of the respective options.

In accordance with the terms of a separation agreement with a former employee, we agreed to extend the period during which he would be entitled to exercise certain vested stock options to purchase our common stock from three months following the effective date of his resignation, March 19, 2007, to 24 months following such effective date. We recorded associated compensation expense related to a modification of the exercise period of $50,000 in the first quarter of 2007.

We account for stock-based transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued, in accordance with SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The two factors that most affect charges or credits to operations related to stock-based compensation are the estimated fair market value of the common stock underlying stock options for which stock-based compensation is recorded and the estimated volatility of such fair market value. The value of such options is periodically remeasured and income or expense is recognized during the vesting terms.

Accounting for stock-based compensation granted by us requires fair value estimates of the equity instrument granted or sold. If our estimates of fair value of stock-based compensation is too high or too low, it will have the effect of overstating or understating expenses. When stock-based grants are granted in exchange for the receipt of goods or services, we estimate the value of the stock-based compensation based upon the value of our common stock.

Deferred Financing Costs

Deferred financing costs represent legal and other costs and fees incurred to negotiate and obtain financing. These costs are capitalized and amortized using the effective interest rate method over the life of the applicable financing.

Derivatives

As a result of certain financings, derivative instruments were created that we have measured at fair value and mark to market at each reporting period. Fair value of the derivative instruments will be affected by estimates of various factors that may affect the respective instrument, including our cost of capital, risk free rate of return, volatility in the fair value of our stock price and future foreign exchange rates of the U.S. dollar to the euro. At each reporting date, we review applicable assumptions and estimates relating to fair value and record any changes in the statement of operations.

Foreign Exchange Gains and Losses

We have a 100%-owned subsidiary in Germany, EpiCept GmbH, that performs certain research and development activities on our behalf pursuant to a research collaboration agreement. EpiCept GmbH has been unprofitable since its inception. Its functional currency is the euro. The process by which EpiCept GmbH’s financial results are translated into U.S. dollars is as follows: income statement accounts are translated at average exchange rates for the period and balance sheet asset and liability accounts are translated at end of period exchange rates. Translation of the balance sheet in this manner affects the stockholders’ equity account, referred to as the cumulative translation adjustment account. This account exists only in EpiCept GmbH’s U.S. dollar balance sheet and is necessary to keep the foreign balance sheet stated in U.S. dollars in balance.

We also bear the risk that interest on our euro-denominated debt, when translated from euros to U.S. dollars, will exceed our current estimates and that principal payments we make on those loans may be greater than those amounts currently reflected on our consolidated balance sheet. If the U.S. dollar depreciation to the euro had been 10% more throughout the first nine months of 2008, we estimate that our interest expense and the fair value of our euro-denominated debt would have increased by $19,000 and $0.2 million, respectively. Historically, fluctuations in exchange rates resulting in transaction gains or losses have had a material effect on our consolidated financial results. We have not engaged in any hedging activities to minimize this exposure, although we may do so in the future.

Interest Gains and Losses

Our exposure to interest rate risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short term debt securities and bank deposits. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our portfolio of cash and cash equivalents and marketable securities in a variety of interest-bearing instruments, primarily bank deposits and money market funds, which may also include U.S. government and agency securities, high-grade U.S. corporate bonds and commercial paper. Due to the nature of our short-term and restricted investments, we believe that we are not exposed to any material interest rate risk. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships. All of our debt arrangements have a fixed interest rate, so we are not exposed to interest rate risk on our debt instruments. We do not have relationships or transactions with persons or entities that derive benefits from their non-independent relationship with us or related parties.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”. This statement requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 also requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation and requires cross-referencing within the footnotes. This statement also indicates disclosing the fair values of derivative instruments and their gains and losses in a tabular format. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact of SFAS No. 161 on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. This statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. Upon its adoption, noncontrolling interests will be classified as equity in the consolidated balance sheets. This statement also provides guidance on a subsidiary deconsolidation as well as stating that entities need to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of SFAS No. 160 on our consolidated financial statements.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141R”). FAS 141R establishes guidelines for the recognition and measurement of assets, liabilities and equity in business combinations. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this pronouncement is not expected to have a material effect on our consolidated financial statements.

In December 2007, the SEC staff issued Staff Accounting Bulletin 110, “Share-Based Payment,” (“SAB 110”) which amends SAB 107, “Share-Based Payment,” to permit public companies, under certain circumstances, to use the simplified method in SAB 107 for employee option grants after December 31, 2007. Use of the simplified method after December 2007 is permitted only for companies whose historical data about their employees’ exercise behavior does not provide a reasonable basis for estimating the expected term of the options. We adopted SAB 110 on January 1, 2008. The adoption of this pronouncement did not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”), which is effective for fiscal years beginning after December 15, 2008. The Task Force clarified the manner in which costs, revenues and sharing payments made to, or received by a partner in a collaborative arrangements should be presented in the statement of operations and set forth certain disclosures that should be required in the partners’ financial statements. The adoption of this pronouncement is not expected to have a material effect on our consolidated financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, “Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF 07-3”). EITF 07-3 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. We adopted EITF 07-3 on January 1, 2008. The adoption of this pronouncement did not have a material effect on our consolidated financial statements.

In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and amends FAS 115 to, among other things, require certain disclosures for amounts for which the fair value option is applied. Additionally, this statement provides that an entity may reclassify held-to-maturity and available-for-sale securities to the trading account when the fair value option is elected for such securities, without calling into question the intent to hold other securities to maturity in the future. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS 157. We adopted FAS 159 on January 1, 2008. The adoption of this pronouncement did not have a material effect on our consolidated financial statements. We did not elect to apply the provisions of FAS 159 since we did not have financial assets or liabilities for which the fair value needed to be determined in accordance with FAS 159.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles in the United States and expands disclosures about fair value measurements. FAS 157 also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels: (i) Level 1 — quoted prices in active markets for identical assets and liabilities; (ii) Level 2 — observable inputs other than quoted prices in active markets for identical assets and liabilities; and (iii) Level 3 — unobservable inputs. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 with earlier application encouraged. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which amends Statement No. 157 by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. We adopted FAS 157 on January 1, 2008. The adoption of this pronouncement did not have a material effect on our consolidated financial statements.

Results of Operations

Nine months ended September 30, 2008 and 2007

Revenues.  During the nine months ended September 30, 2008, we recognized revenue of approximately $0.2 million from the upfront licensing fees and milestone payments received from Myriad, Endo, DURECT, and GNI and royalties with respect to acquired Maxim technology. During the nine months ended September 30, 2007, we recognized revenue of approximately $0.3 million from the upfront licensing fees and milestone payments received from Endo and DURECT and royalties with respect to acquired Maxim technology. We recognize revenue from our agreement with Endo using the proportional performance method with respect to LidoPAIN BP and on a straight line method over the life of the last to expire patent with Myriad, DURECT and GNI. We recognized revenue of $43,000 for each of the nine months ended September 30, 2008 and 2007 from royalties with respect to acquired Maxim technology.

The current portion of deferred revenue as of September 30, 2008 of $0.4 million represents our estimate of revenue to be recognized over the next twelve months primarily related to the upfront payments from Myriad, Endo, DURECT and GNI.

General and administrative expense.  General and administrative expense decreased by $1.5 million, from $9.0 million for the nine months ended September 30, 2007 to $7.5 million for the nine months ended September 30, 2008. The decrease was primarily attributable to lower personnel, accounting, public reporting, director fees and investor relations expenses of $1.2 million for the nine months ended September 30, 2008 as compared to the same period in 2007, partially offset by a $0.5 million charge relating to the second amendment to our loan agreement with our senior secured lender. In addition, for the nine months ended September 30, 2007, we incurred a $0.4 million charge for liquidated damages as a result of a registration statement not being declared effective by the required date and a $0.3 million charge relating to a release and settlement agreement with our senior secured lender.

Research and development expense.  Research and development expense decreased by $2.1 million from $11.7 million for the nine months ended September 30, 2007 to $9.6 million for the nine months ended September 30, 2008. The decrease was primarily attributable to lower clinical, preclinical and manufacturing expenses of $1.4 million and lower depreciation expense of $0.4 million for the nine months ended September 30, 2008 as compared to the same period in 2007. In addition, we recorded a $0.4 million non-cash charge relating to the issuance of warrants in connection with the termination of a sublicense agreement with Epitome Analgesics Inc. during the nine months ended September 30, 2007.

During the nine months ended September 30, 2008, our clinical efforts were focused on the completion of the clinical trials of NP- 1, preparation for the Oral Explanation meeting with the CHMP, the scientific committee of the EMEA, regarding the remaining outstanding issues on the MAA for Ceplene® and preparation for the reexamination of the negative determination issued by the CHMP regarding our marketing application for Ceplene®. During the nine months ended September 30, 2007, we completed preparations for and commenced clinical trials of NP-1 and continued our Phase I clinical trial of EPC 2407. We also reviewed the Day 80 report and the Day 120 List of Questions related to the Ceplene® MAA, and prepared our response to the EMEA.

We expect that a large percentage of our future research and development expenses will be incurred in support of current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test our product candidates in numerous preclinical studies for toxicology, safety and efficacy. We then conduct early stage clinical trials for each drug candidate. As we obtain results from clinical trials, we may elect to discontinue or delay clinical trials for certain product candidates or programs in order to focus resources on more promising product candidates or programs. Completion of clinical trials may take several years but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.

Expenses related to clinical trials are based on estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and clinical research organizations that conduct clinical trials on our behalf. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, estimates of expenses are modified accordingly on a prospective basis.

Other income (expense).  Our other income (expense) consisted of the following for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30,
	2008	2007
	(in $000s)

Other income (expense) consist of:
Interest expense	$(1,094)	$(1,756)
Change in value of warrants and derivatives	113	(715)
Interest income	29	88
Loss on extinguishment of debt	(1,975)	—
Foreign exchange (loss) gain	(182)	350

Other expense, net	$(3,109)	$(2,033)

For the nine months ended September 30, 2008, we recorded other expense, net of $3.1 million as compared to other expense, net of $2.0 million for the nine months ended September 30, 2007. The $1.1 million increase in other expense, net was primarily related to a loss on extinguishment of debt of $2.0 million and a larger foreign exchange loss of $0.5 million, partially offset by lower interest expense of $0.7 million and a $0.8 million increase in the fair value of certain warrants and derivatives. On June 23, 2008, we entered into a second amendment to our senior secured term loan agreement. Under this amendment, we paid the lender, Hercules, a $0.3 million restructuring fee and $0.5 million from the restricted cash account toward the last principal installments owed on the loan. The applicable interest rate on the balance of the loan was increased from 11.7% to 15.0% and the repayment schedule was modified and accelerated. In addition, we are required to make contingent payments of $0.5 million if Ceplene® is approved, which was paid in September 2008, and $0.3 million if the primary endpoints of the NP-1 trial yields statistically significant results. We also permitted Hercules to convert up to $1.9 million of the outstanding principal balance into shares of our common stock at a price above the market price of our common stock on the date of the amendment. Finally, we issued Hercules warrants to purchase an aggregate of 3.8 million shares of our common stock at an exercise price of $0.39 per share and an aggregate of 1.0 million shares our common stock at an exercise price of $0.41 per share. We considered this a substantial modification to the original debt agreement and we have recorded the new debt at its fair value in accordance with EITF Issue No. 96-19, “Debtor’s Accounting for a Modification of Debt Instruments‘(“EITF 96-19”). As a result of the modification to the original debt agreement, we recorded a loss on the extinguishment of debt of $2.0 million in June 2008.

Years Ended December 31, 2007 and 2006

Revenues.  During 2007 and 2006, we recognized revenue of approximately $0.3 million and $2.1 million, respectively, from prior upfront licensing fees and milestone payments received from Adolor, Endo and DURECT and royalties with respect to certain technology. We recognized revenue from our agreement with Endo using the proportional performance method with respect to LidoPAIN BP. During 2007 and 2006, we recorded revenue from Endo of $0.2 million and $0.5 million, respectively. In October 2006, we were informed of the decision by Adolor to discontinue its licensing agreement with us for LidoPAIN SP. Previously, we recognized revenue on a straight line basis over the development period for LidoPAIN SP. During 2006, we recognized $1.5 million of deferred revenue from Adolor of which $1.2 million was recognized in the fourth quarter due to the termination of the license agreement by Adolor. We have no further obligations to Adolor. In December 2006, we received an upfront license fee payment of $1.0 million from DURECT. We recognize revenue from our agreement with DURECT on a straight line basis over the life of the last to expire patent. During 2007 and 2006 we recognized deferred revenue of approximately $0.1 million and $2,000 respectively relating to our agreement with DURECT. During 2007 and 2006, we also recognized revenue of $43,000 and $36,000, respectively, from royalties with respect to acquired Maxim technology.

The current portion of deferred revenue as of December 31, 2007 of $0.2 million represents our estimate of revenue to be recognized over the next twelve months primarily related to the upfront payments from Endo and DURECT.

General and administrative expense.  General and administrative expense decreased by 17% or $2.5 million to $11.8 million for 2007 from $14.2 million in 2006. For 2007, stock-based compensation charges amounted to $2.1 million, or a decrease of $1.6 million from 2006. In addition, our premises, legal, personnel and insurance expenses decreased $2.1 million for 2007 as compared to the same period in 2006. These decreases were partially offset by an increase in investor relations, public reporting costs and other administrative expenses of $0.5 million, a $0.4 million charge for liquidated damages as a result of a registration statement not being declared effective by the required date and a $0.3 million charge relating to a release and settlement agreement with our senior secured lender (See “Management Discussion and Analysis — Capital Resources — Contractual Obligations.”) for 2007.

Research and development expense.  Research and development expense decreased by $0.4 million to $15.3 million for 2007 from $15.7 million for 2006. During 2007, our clinical activity increased significantly as we completed preparation for the clinical trials of NP-1, two of which commenced in April, and continued our Phase I clinical trial of EPC 2407. Consulting expenses also increased significantly as we received and reviewed the Day 80 report, the Day 120 List of Questions and the Day 150 List of Questions related to the Ceplene® MAA, and prepared our response to the EMEA. The increase in clinical activity and consulting expense during the year ended December 31, 2007 was offset by a reduction in preclinical activity. During 2006, our research and development efforts concentrated on preparing EPC 2407 for an IND filing and commencement of clinical trials, the continuation of our Phase III clinical trial for LidoPAIN SP, and preparation of the Ceplene® MAA filing with the EMEA. Stock-based compensation and depreciation expense declined by $0.4 million during 2007 compared 2006. We recorded a $0.4 million non-cash charge relating to the issuance of warrants in connection with the termination of a sublicense agreement with Epitome Analgesics Inc. during 2007. Finally, our license fees increased by approximately $0.7 million during 2007, compared to 2006 primarily as a result of terminating our sub-license agreement with Epitome and entering into a direct license agreement with Dalhousie (see “Management Discussion and Analysis of Financial Condition and Results of Operations — License Agreements).

For the years ended December 31, 2007 and 2006, we incurred the following research and development expense:

	2007	2006
	(In thousands)

Direct Expenses:
Ceplene®	$1,922	$1,673
Epicept NP-1	3,912	1,733
EPC2407	1,367	2,582
Other projects	510	1,155

	7,711	7,143

Indirect Expenses:
Staffing	3,750	3,644
Other indirect	3,851	4,888

	7,601	8,532

Total Research & Development	$15,312	$15,675

Direct expenses consist primarily of fees paid to vendors and consultants for services related to preclinical product development, clinical trials, and manufacturing of the respective products. We generally maintain few fixed commitments; therefore, we have flexibility with respect to the timing and magnitude of a significant portion of our direct expenses. Indirect expenses are those expenses we incur that are not allocated by project, which consist primarily of the salaries and benefits of our research and development staff.

Acquired In-Process Research and Development.  In connection with the merger with Maxim on January 4, 2006, we recorded an in-process research and development charge of $33.4 million representing the estimated fair value of the acquired in-process research and development related to the acquired interest that had not yet reached technological feasibility and had no alternative future use (see Purchase Price Allocation).

Other income (expense), net.  Our other income (expense), net consisted of the following for the years ended December 31, 2007 and 2006:

	2007	2006
	(In thousands)

Other income (expense), net consist of:
Interest expense	$(2,287)	$(6,331)
Reversal of contingent interest expense	—	994
Change in value of warrants and derivatives	(794)	371
Interest income	113	312
Gain on marketable securities	—	82
Gain on extinguishment of debt	493	—
Foreign exchange gain	530	203
Miscellaneous income	—	100

Other expense, net	$(1,945)	$(4,269)

During 2007, we recorded other expense, net of $2.0 million as compared to other expense, net of $4.3 million during 2006. The $2.3 million decrease in other expense, net was primarily related to a BCF charge to interest expense of approximately $4.4 million during 2006 related to a contingency resolved at the closing of our merger with Maxim on January 4, 2006, a $0.5 million gain on extinguishment of debt relating to the repayment agreement with tbg (see “Management Discussion and Analysis — Capital Resources — Contractual Obligations.”) during 2007 and a larger foreign exchange gain of $0.3 million during 2007 as compared to 2006. The decrease in other expense, net was partially offset by a decrease in interest income of approximately $0.2 million due to lower average cash balances during 2007, the $1.0 million reversal of contingent interest in connection with the IKB loan no longer deemed necessary at December 31, 2006, a $1.2 million increase in the fair value of certain warrants and derivatives which we were marking to market and a $0.7 million increase in interest expense related to the senior secured term loan we entered into in August 2006 (see “Management Discussion and Analysis — Capital Resources — Contractual Obligations.”). In 2006, we sold one of our web site addresses for $0.1 million which was recognized in other income.

Income Taxes.  Income tax expense for the years ended December 31, 2007 and 2006 was $4,000 and $0, respectively. As of December 31, 2007 and 2006, we had federal net operating loss carryforwards (“NOLs”), of $72.8 and $436.8 million, state NOLs of $77.6 and $279.3 million, and foreign NOLs of $13.6 and $9.4 million respectively, available to reduce future taxable income. Our federal and state NOLs expire in various intervals through 2027. In 2007 we determined that an ownership change occurred under Section 382 of the Internal Revenue Code. The utilization of our net operating loss carryforwards and other tax attributes will be limited to approximately $1.6 million per year. We also determined that we were in a Net Unrealized Built-in Gain position (for purposes of Section 382) at the time of the ownership change, which increases our annual limitation over the next five years through 2011 by approximately $2.9 million per year. Accordingly, we have reduced our net operating loss carryforwards and research and development tax credits to the amount that we estimate that we will be able to utilize in the future, if profitable, considering the above limitations. In accordance with FAS 109, “Accounting for Income Taxes,” we have provided a valuation allowance for the full amount of our net deferred tax assets because it is not more likely than not that we will realize future benefits associated with deductible temporary differences and NOLs at December 31, 2007 and 2006.

Deemed Dividends and Convertible Preferred Stock Dividends.  Deemed and accreted convertible preferred stock dividends amounted to $0 and $9.0 million for 2007 and 2006, respectively, relating to our Series A, Series B and C convertible preferred stock. Our Preferred Stock contained anti-dilution provisions and upon the closing of the merger with Maxim on January 4, 2006, a BCF of approximately $8.9 million was recorded as a deemed dividend in accordance with EITF 98-5 as a result of the anti-dilution provisions contained in the preferred stock. Due to the conversion of all of the Preferred Stock to common stock on January 4, 2006. There will be no further accretion of dividends.

Years Ended December 31, 2006 and 2005

Revenues.  During 2006 and 2005, we recognized deferred revenue of approximately $2.1 million and $0.8 million, respectively, from prior upfront licensing fees and milestone payments received from Adolor and Endo and a new license agreement with DURECT. We recognized revenue from our agreement with Endo using the proportional performance method with respect to LidoPAIN BP. During 2006 and 2005, we recorded revenue from Endo of $0.5 million and $0.4 million, respectively. On October 27, 2006, we were informed of the decision by Adolor to discontinue its licensing agreement with us for LidoPAIN SP. Previously, we recognized revenue on a straight line basis over the development period for LidoPAIN SP. During 2006, we recognized $1.5 million of deferred revenue from Adolor of which $1.2 million was recognized in the fourth quarter relating to the terminated Adolor license agreement. We have no further obligations to Adolor. In December 2006, we received an upfront license fee payment of $1.0 million, of which approximately $2,000 was recognized as revenue from DURECT. We will recognize revenue from our agreement with DURECT on a straight line basis over the life of the last to expire patent. We also recognized revenue of $36,000 from royalties with respect to acquired Maxim technology.

General and administrative expense.  General and administrative expense increased by 146% or $8.4 million to $14.2 million for 2006 from $5.8 million in 2005. A significant factor in the increase was our adoption of FAS 123R, on January 1, 2006, which resulted in a $3.7 million charge for stock-based compensation for the year ended December 31, 2006. In addition, as a result of the merger with Maxim on January 4, 2006, we incurred $3.1 million in legal and other general and administrative expense related to the activities we are continuing at the San Diego facility including information technology and human resources. We also incurred an increase in staff compensation due to the payment of certain one-time bonuses totaling $0.5 million in connection with the closing of the merger with Maxim and the February 2006 sale of common stock and warrants, and we expensed bonuses in connection with our 2006 results which were paid in early 2007. We incurred higher accounting and legal expenses of $0.7 million and $0.4 million, respectively, as well as higher travel and recruiting expenses for the year ended 2006 as compared to 2005. Finally, as we became a public company upon the closing of the merger with Maxim, we incurred $1.0 million in costs related to our activity as a public company including listing fees, investor relations activities and expenses related to the production of our annual report. Deferred initial public offering costs of $1.7 million were expensed in 2005 following the withdrawal of our initial public offering in May 2005.

Research and development expense.  Research and development expense increased by $13.9 million to $15.7 million for 2006 from $1.8 million for 2005. As a result of the merger with Maxim, we continued development of two programs: the registration of Ceplene® in Europe as remission maintenance therapy for AML, and an early stage program to discover and develop novel compounds that induce apoptosis and may be indicated for the treatment of certain cancers. The continuation of these programs contributed $10.9 million in research and development expense during 2006, including staffing and direct third party costs. We completed the enrollment of our Phase III trial for LidoPAIN SP in Europe, and initiated manufacturing and commercial scale-up efforts with respect to our EpiCept NP-1 and LidoPAIN BP product candidates resulting in higher research costs of $1.5 million. In connection with the adoption of FAS 123R, we recorded $0.4 million of stock-based compensation expense during 2006. We incurred higher payroll and recruiting fees of $0.4 million and $0.1 million for 2006 as compared to 2005.

Acquired In-Process Research and Development.  In connection with the merger with Maxim on January 4, 2006, we recorded an in-process research and development charge of $33.4 million representing the estimated fair value of the acquired in-process research and development related to the acquired interest that had not yet reached technological feasibility and had no alternative future use (see Purchase Price Allocation).

Other income (expense), net.  Our other income (expense), net consisted of the following for 2006 and 2005:

	2006	2005
	(In thousands)

Other income (expense), net consist of:
Interest expense	$(6,331)	$(1,906)
Reversal of contingent interest expense	994	—
Change in value of warrants and derivatives	371	832
Interest income	312	19
Gain on marketable securities	82	—
Foreign exchange gain	203	357
Miscellaneous income	100	—

Other expense, net	$(4,269)	$(698)

Other income (expense), net, increased $3.6 million to a net expense of $4.3 million in 2006 from $0.7 million for 2005. Certain of our debt instruments contained contingent BCFs. Upon the closing of the merger with Maxim, the contingency was resolved and we recorded BCFs of approximately $4.4 million in 2006 as an additional charge to interest expense. During the quarter ended September 30, 2006, we determined that we were unlikely to be profitable in 2007 as a result of the negative results of the LidoPAIN SP Phase III clinical trial in Europe. Accordingly, we determined that the fair value of the contingent interest potentially due to one of our lenders should be valued at $0 as of December 31, 2006, and we accordingly reversed the contingent interest derivative liability of $1.0 million for the year ended December 31, 2006. The fair value of the contingent interest derivative was approximately $0.9 million as of December 31, 2005. In August 2006, we entered into a senior secured term loan and issued five year common stock purchase warrants granting the lender the right to purchase 0.5 million shares of our common stock. The warrants issued to the lender meet the requirements of and are being accounted for as a liability in accordance with Emerging Issue Task Force 00-19 “Accounting for Derivative Financial Instruments Indexed to or Potentially Settled in a Company’s Own Stock”. The value of the warrants is being marked to market each reporting period as a derivative gain or loss until exercised or expiration. For 2006, we recognized the change in the value of warrants and derivatives of approximately $0.4 million, as other income in the consolidated statement of operations. Other income (expense) for 2005 included a warrant derivative gain of $0.8 million related to stock purchase warrants issued with the March 2005 Senior Notes. The March 2005 Senior Notes warrants were converted into common stock upon the merger with Maxim on January 4, 2006. Interest income increased by approximately $0.3 million due to higher interest rates and cash balances resulting from the cash and marketable securities acquired in connection with the merger with Maxim, proceeds of senior secured term loan from Hercules and sales of common stock and warrants. In 2006, we sold one of our web site addresses for $0.1 million which was recognized in other income.

Benefit for Income Taxes.  Income tax benefit for the year ended December 31, 2006 and 2005 was $0 and $0.3 million. The 2005 income tax benefit of $0.3 million consisted primarily of a New Jersey state income tax benefit resulting from the sale of a portion of our New Jersey state NOLs. As a result of our move from New Jersey to New York in December 2006, we did not qualify for the New Jersey state NOL program. The sales of cumulative state NOLs are a result of a New Jersey law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or sell their unused New Jersey net operating loss carryforwards and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash.

Deemed Dividends and Convertible Preferred Stock Dividends.  Deemed and accreted convertible preferred stock dividends amounted to $9.0 million and $1.3 million for 2006 and 2005, respectively, relating to our Series A, Series B and C convertible preferred stock. Our Preferred Stock contained anti-dilution provisions and upon the closing of the merger with Maxim on January 4, 2006, a BCF of approximately $8.9 million was recorded as a deemed dividend in accordance with EITF 98-5 as a result of the anti-dilution provisions contained in the preferred stock. Due to the conversion of all of the Preferred Stock to common stock on January 4, 2006, there will be no further accretion of dividends.

License Agreements

On December 20, 2006, we entered into a license agreement with DURECT, pursuant to which we granted DURECT the exclusive worldwide rights to certain of our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, we received a $1.0 million payment and may receive up to an additional $9.0 million in license fees and milestone payments as well as certain royalty payments based on net sales. As of December 31, 2007, we recorded inception to date revenue of $0.1 million related to this license agreement.

In December 2003, we entered into a license agreement with Endo under which we granted Endo (and its affiliates) the exclusive (including as to EpiCept and its affiliates) worldwide right to commercialize LidoPAIN BP. We also granted Endo worldwide rights to certain of our other patents used by Endo in the development of certain Endo products, including Lidoderm, Endo’s topical lidocaine-containing patch, for the treatment of chronic lower back pain. We remain responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. Upon the execution of the Endo agreement, we received a payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method, and we may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both our LidoPAIN BP product candidate and Endo’s own back pain product candidate, so long as, in the case of Endo’s product candidate, our patents provide protection thereof. As of December 31, 2007, we recorded inception to date revenue related to this license agreement in the amount of $1.6 million of which $0.2 million was recorded as revenue during 2007. We may also receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents of the LidoPAIN BP product candidate are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. We are also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones of covered Endo products, including Lidoderm, Endo’s chronic lower back pain product candidate, so long as our patents provide protection thereof. The total amount of upfront and milestone payments we are eligible to receive under the Endo agreement is $90.0 million. There is no certainty that any of these milestones will be achieved or any royalty earned.

In July 2003, we entered into a license agreement with Adolor under which we granted Adolor the exclusive right to commercialize, among other products, LidoPAIN SP throughout North America. We received total payments of $3.0 million, which were deferred and were being recognized as revenue ratably over the estimated development period of LidoPAIN SP. In October 2006, Adolor informed us of their decision to discontinue their licensing agreement with us for LidoPAIN SP. As a result, we regained full worldwide development and commercialization rights to our product candidate. As a result of the termination of the contract, we recognized the remaining deferred revenue of approximately $1.2 million during the fourth quarter 2006, as we have no further obligations to Adolor.

In connection with our merger with Maxim on January 4, 2006, we acquired a license agreement with Myriad under which we licensed our MX90745 series of caspase-inducer anti-cancer compounds to Myriad. Myriad has initiated clinical trials for AzixaTM, also known as MPC6827, for the treatment of brain cancer. We are also eligible to receive milestone payments from Myriad of up to approximately $24.0 million upon the achievement of specified net sales milestones of covered Myriad products. The total amount of upfront and milestone payments we are eligible to receive under the Myriad agreement is $27.0 million. There is no certainty that any of these milestones will be achieved or any royalty earned. Under the terms of the agreement, Myriad is responsible for the worldwide development and commercialization of any drug candidates from this series of compounds. The agreement requires that Myriad make licensing, research and milestone payments to us assuming the successful commercialization of a compound for the treatment of cancer, as well as pay a royalty on product sales. In September 2006, Myriad announced positive Phase I clinical trial results for AzixaTM and in March 2007 announced that it had commenced a registration size clinical trial for the product candidate. In March 2008, we received a milestone payment of $1.0 million upon dosing of the first patient in this trial.

Liquidity and Capital Resources

We have devoted substantially all of our cash resources to research and development programs and general and administrative expenses. To date, we have not generated any meaningful revenues from the sale of products and may not generate any meaningful revenues for a number of years, if at all. As a result, we have incurred an accumulated deficit of $190.9 million as of September 30, 2008, and we anticipate that we will incur operating losses, potentially greater than losses in prior years, in the future. Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern. Should we be unable to raise adequate financing or generate meaningful revenue in the future, operations will need to be scaled back or discontinued. Since our inception, we have financed our operations primarily through the proceeds from the sales of common and preferred securities, debt, revenue from collaborative relationships, investment income earned on cash balances and short-term investments and the sales of a portion of our New Jersey net operating loss carryforwards.

The following table describes our liquidity and financial position on September 30, 2008 and December 31, 2007.

	September 30,	December 31,
	2008	2007
	(in $000s)

Working capital deficit	$6,545	$8,208
Cash and cash equivalents	3,281	4,943
Notes and loans payable, current portion	5,068	9,553
Notes and loans payable, long term portion	300	375

Working Capital Deficit

At September 30, 2008, we had a working capital deficit of $6.5 million consisting of current assets of $3.8 million and current liabilities of $10.3 million. This represents a decrease in deficit of approximately $1.7 million from the working capital deficit of $8.2 million at December 31, 2007, consisting of current assets of $5.6 million and current liabilities of $13.8 million. The decrease in our working capital deficit was primarily attributable to reductions in our accounts payable and the current portion of our notes and loans payable. We funded our working capital deficit and the cash portion of our 2008 operating loss with the cash proceeds from the December 2007, March 2008, June 2008, July 2008, August 1, 2008 and August 11, 2008 financings. Our note payable with Hercules, which matures on April 1, 2009, contains a subjective acceleration clause and, accordingly, has been classified as a current liability as of September 30, 2008 and December 31, 2007 in accordance with FASB Technical Bulletin (“FTB”) 79-3 “Subjective Acceleration Clauses in Long-Term Debt Agreements” (“FTB 79-3”).

Cash and Cash Equivalents

At September 30, 2008, our cash and cash equivalents totaled $3.3 million. At December 31, 2007, cash and cash equivalents totaled $4.9 million. Our cash and cash equivalents consist primarily of an interest-bearing money market account. On August 11, 2008, we sold approximately 5.2 million shares of common stock and warrants to purchase 2.9 million shares of common stock for gross proceeds of $4.0 million, $3.7 million net of $0.3 million in transactions costs. In addition, in consideration of the receipt of $1.3 million in connection with the exercise of all of the warrants issued in connection with our August 1, 2008 public offering, we issued to the investors in that offering new warrants to purchase up to approximately 2.8 million shares of our Common Stock. On August 1, 2008, we sold approximately 5.5 million shares of common stock and warrants to purchase 3.1 million shares of common stock for gross proceeds of $3.0 million, $2.8 million net of $0.2 million in transactions costs. In July 2008, we sold approximately 2.0 million shares of common stock and warrants to purchase 2.1 million shares of common stock for gross proceeds of $0.5 million, $0.5 million net of $50,000 in transactions costs. In June 2008, we sold approximately 8.0 million shares of common stock and warrants to purchase 8.0 million shares of common stock for gross proceeds of $2.0 million,

$1.8 million net of $0.2 million in transaction costs. In March 2008, we sold approximately 5.4 million shares of common stock and warrants to purchase 2.7 million shares of common stock for gross proceeds of $5.0 million, $4.7 million net of $0.3 million in transactions costs. In December 2007, October 2007 and June 2007, we sold collectively approximately 12.7 million shares of common stock and warrants to purchase 6.5 million shares of our common stock for gross proceeds of $23.0 million. The proceeds were offset by transaction related payments of $2.3 million of financing costs. Proceeds were utilized to fund some of the cash portion of the operating loss for 2008.

Current and Future Liquidity Position

During 2007, we raised gross proceeds of $23.0 million, $20.7 net of $2.3 million in transaction costs, and in August, July, June and March 2008, we raised gross proceeds of $14.5 million, $13.5 million net of $1.0 million in transaction costs, from the sale of common stock and warrants.

Our future capital uses and requirements depend on numerous forward-looking factors. These factors include, but are not limited to, the following:

•	progress in our research and development programs, as well as the magnitude of these programs;

•	the timing, receipt and amount of milestone and other payments, if any, from present and future collaborators, if any;

•	our ability to establish and maintain additional collaborative arrangements;

•	the resources, time and costs required to successfully initiate and complete our preclinical and clinical trials, obtain regulatory approvals and protect our intellectual property;

•	the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims; and

•	the timing, receipt and amount of sales and royalties, if any, from potential products.

We believe that our cash at September 30, 2008 of $3.3 million plus the partial exercise of warrants issued in our August 11, 2008 public offering and interest earned on cash balances and investments and the proceeds of a convertible loan completed in December 2008 will be sufficient to meet our projected operating and debt service requirements into January 2009 but will not be sufficient to meet our obligations thereafter, including but not limited to, our obligations to repay €1.5 million (approximately $2.1 million at December 17, 2008) of outstanding indebtedness that matures on June 30, 2009 and our obligations to make interest and principal payments under our secured loan from Hercules, which is secured by a pledge of substantially all of our assets, including our intellectual property. In October and December 2008, Hercules converted $1.9 million of the loan balance into approximately 3.6 million shares of our common stock, which resulted in a reduction of our principal balance to $7,000 as of December 17, 2008. We are seeking to raise, as soon as possible, additional equity capital, incur additional indebtedness or enter into collaboration and licensing agreements to enable us to continue to fund our operating and debt service requirements. There can be no assurance that such efforts will be successful, or that sufficient funds will be available on satisfactory terms. If we are not successful in obtaining additional funds by the middle of January 2009, we will be required to curtail our operations, we will not be able to meet our operating and debt service requirements, and our lender will be entitled to accelerate our indebtedness and, in the case of Hercules, seek to exercise their rights and remedies under their loan and security agreement, including their right to declare an event of default, demand repayment and sell our intellectual property and other assets, which would materially and adversely affect the value of our common stock.

Our ability to raise additional capital will depend on financial, economic and market conditions and other factors, many of which are beyond our control. We cannot be certain that such additional funding will be available upon acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our then-existing stockholders may experience further dilution. Our sales of equity have generally included the issuance of warrants, and if these warrants are exercised in the future, stockholders may experience significant additional dilution. We may not be able to raise additional capital through the sale of our securities which would severely limit our ability to fund our operations. Debt financing, if available, may subject us to restrictive covenants that could limit our flexibility in conducting future business activities. Given our available cash resources, existing indebtedness and results of operations, obtaining debt financing may not be possible. To the extent that we raise additional capital through collaboration and licensing arrangements, it may be necessary for us to relinquish valuable rights to our product candidates that we might otherwise seek to develop or commercialize independently.

In December 2006, we entered into a Standby Equity Distribution Agreement, or SEDA, with YA Global Investments, L.P. Pursuant to this agreement, YA Global Investments, L.P. has committed to purchase up to $15.0 million of shares of our common stock from us over the next three years at a discount to be calculated at the time of issuance. Under the terms of the agreement, we will determine, at our sole discretion, the exact timing and amount of any SEDA financings, subject to certain conditions. We have not drawn on the SEDA to date.

Operating Activities

Net cash used in operating activities for the first nine months of 2008 was $11.9 million as compared to $19.1 million in the first nine months of 2007. Cash was primarily used to fund our net loss for the applicable period resulting from research and development and general and administrative expenses. The 2008 net loss was partially offset by non-cash charges of $1.7 million related to the extinguishment of debt, $2.0 million of FAS 123R stock-based compensation and $0.2 million of depreciation and amortization expense. Deferred revenue increased by $3.4 million as a result of receiving a $1.0 million milestone payment from our partner, Myriad, following dosing of the first patient in a Phase II registration sized clinical trial for Azixatm and a $2.25 million payment from our partner, Durect, following the amendment of our license agreement. This was partially offset by $0.1 million to account for the portion of the Myriad, Endo and DURECT deferred revenue recognized as revenue. The 2007 net loss was partially offset by non-cash changes of $1.8 million of FAS 123R stock-based compensation, $1.1 million of expense related to the issuance and value of warrants and $0.6 million of depreciation and amortization expense. Deferred revenue decreased by $0.1 million to account for the portion of the Endo, DURECT and GNI deferred revenue recognized as revenue.

Investing Activities

Net cash provided by investing activities for the first nine months of 2008 consisted of the release of restricted cash amounting to $0.3 million and proceeds from the sale of property and equipment amounting to $0.1 million.

Financing Activities

Net cash provided by financing activities for the first nine months of 2008 was $9.9 million. On August 11, 2008, we raised $4.0 million gross proceeds less $0.3 million in transaction related costs in connection with the issuance of common stock and warrants. On August 1, 2008, we raised $3.0 million gross proceeds less $0.2 million in transaction related costs in connection with the issuance of common stock and warrants. In July 2008, we raised $0.5 million gross proceeds less $50,000 in transaction related costs in connection with the issuance of common stock and warrants. In June 2008, we raised $2.0 million gross proceeds less $0.2 million in transaction related costs in connection with the issuance of common stock and warrants. In March 2008, we raised $5.0 million gross proceeds less $0.3 million in transaction related costs in connection with the issuance of common stock and warrants. The increase in cash provided by financing activities was partially offset by loan repayments of $4.9 million. Net cash used by financing activities for the nine months of 2007 was $5.9 million. During the first nine months of 2007, we received gross proceeds of $10.0 million less approximately $1.0 million in transaction related costs from the private placement of common stock and common stock purchase warrants that closed on July 3, 2007. We repaid the outstanding loan balance and accrued interest of approximately $1.0 million to IKB, paid $1.8 million towards our August 2006 term loan and deferred financing costs of $0.8 million.

Contractual Obligations

As of September 30, 2008, the annual amounts of future minimum payments under debt obligations, interest, lease obligations and other long term obligations consisting of research, development, consulting and license agreements (including maintenance fees) are as follows (in thousands of U.S. dollars, using exchange rates where applicable in effect as of September 30, 2008):

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

Long-term debt	$5,068	$208	$92	$—	$5,368
Interest expense	224	48	5	—	277
Operating leases	1,506	2,523	1,670	66	5,765
Other obligations	2,215	950	200	300	3,665

Total	$9,013	$3,729	$1,967	$366	$15,075

Our current commitments of debt consist of the following:

€1.5 Million Due 2008.  In August 1997, our subsidiary, EpiCept GmbH entered into a ten-year non-amortizing loan in the amount of €1.5 million with tbg. This loan is referred to in this report as the “tbg I” loan. Proceeds must be directed toward research, development, production and distribution of pharmaceutical products. The tbg I loan initially bore interest at 6% per annum. Tbg was also entitled to receive additional compensation equal to 9% of the annual surplus (income before taxes, as defined in the debt agreement) of EpiCept GmbH, reduced by any other compensation received from EpiCept GmbH by virtue of other loans to or investments in EpiCept GmbH provided that tbg is an equity investor in EpiCept GmbH during that time period. We considered the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. We assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH was anticipated over the term of the agreement. In addition, any additional compensation as a result of surplus would be reduced by the additional interest noted below. At the demand of tbg, additional amounts could have been due at the end of the loan term up to 30% of the loan amount, plus 6% of the principal balance of the loan for each year after the expiration of the fifth complete year of the loan period, such payments to be offset by the cumulative amount of all payments made to tbg from the annual surplus of EpiCept GmbH. We were accruing these additional amounts as additional interest up to the maximum amount due over the term of the loan.

On December 20, 2007, Epicept GmbH entered into a repayment agreement with tbg, whereby Epicept GmbH paid tbg approximately €0.2 million ($0.2 million) in January 2008, representing all interest payable to tbg as of December 31, 2007. The loan balance of €1.5 million ($2.2 million), plus accrued interest at a rate of 7.38% per annum beginning January 1, 2008 was required to be repaid to tbg no later than June 30, 2008. Tbg waived any additional interest payments of approximately €0.5 million ($0.7 million). Epicept GmbH considered this a substantial modification to the original debt agreement and has recorded the new debt at its fair value in accordance with EITF 96-19. Accrued interest attributable to the additional interest payments totaled $0 and $0.6 million at September 30, 2008 and 2007, respectively.

On May 14, 2008, Epicept GmbH entered into a prolongation of the repayment agreement with tbg, whereby the loan balance of €1.5 million ($2.2 million) will be repaid to tbg no later than December 31, 2008. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply without change.

On November 26, 2008, EpiCept GmbH entered into an amendment to the prolongation of the repayment agreement with tbg, whereby the remaining loan balance of €1.5 million ($1.9 million) plus accrued interest will be repaid to tbg no later than June 30, 2009, so long as we pay to tbg approximately €56,000, the interest accrued between July 1, 2008 and December 31, 2008. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply.

$0.8 million Due 2012.  In July 2006, Maxim, our wholly-owned subsidiary, issued a six-year non-interest bearing promissory note in the amount of $0.8 million to Pharmaceutical Research Associates, Inc., or PRA, as compensation for PRA assuming the liability on a lease in San Diego, CA. The note is payable in seventy-two equal installments of approximately $11,000 per month. We terminated our lease of certain property in San Diego, CA as part of our exit plan upon the completion of the merger with Maxim on January 4, 2006. Our loan balance at September 30, 2008 is $0.4 million.

Senior Secured Term Loan.  In August 2006, we entered into a senior secured term loan in the amount of $10.0 million with Hercules. The interest rate on the loan was initially 11.7% per year. In addition, we issued five year common stock purchase warrants to Hercules granting them the right to purchase 0.5 million shares of our common stock at an exercise price of $2.65 per share. As a result of certain anti-dilution adjustments resulting from a financing consummated by us in December 2006 and an amendment entered into in January 2007, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of our common stock at an exercise price of $1.46 per share. Hercules exercised 0.4 million warrants in August 2007 and had 0.5 million warrants remaining as of this date. The basic terms of the loan required monthly payments of interest only through March 1, 2007, with 30 monthly payments of principal and interest which commenced on April 1, 2007. Any outstanding balance of the loan and accrued interest was to be repaid on August 30, 2009. In connection with the terms of the loan agreement, we granted Hercules a security interest in substantially all of our personal property including its intellectual property.

We allocated the $10.0 million in proceeds between the term loan and the warrants based on their relative fair values. We calculated the fair value of the warrants at the date of the transaction at approximately $0.9 million with a corresponding amount recorded as a debt discount. The debt discount was being accreted over the life of the outstanding term loan using the effective interest method. At the date of the transaction, the fair value of the warrants of $0.9 million was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.72%, volatility of 69% and an expected life of five years. For the nine months ended September 30, 2008 and 2007, we recognized approximately $0.1 million and $0.3 million, respectively, of non-cash interest expense related to the accretion of the debt discount. Since inception of the term loan, we recognized approximately $0.7 million of non-cash interest expense related to the accretion of the debt discount.

On May 5, 2008, we entered into the first amendment to the loan agreement. Under this agreement we paid an amendment fee of $50,000, agreed to maintain, subject to certain exceptions, a minimum cash balance of $0.5 million in our bank accounts that are subject to the security interest maintained by Hercules under the loan agreement and to deliver an amendment to the warrant agreement. On May 7, 2008, in connection with a second amendment to the warrant agreement with Hercules, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 2.2 million shares of our common stock at an exercise price of $0.30 per share. As a result of this amendment, these warrants no longer met the requirements to be accounted for as equity in accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Therefore, the warrants were reclassified as a liability from equity for approximately$0.4 million at the date of the amendment to the loan agreement. The value of the warrants shares were being marked to market at each reporting period as a derivative gain or loss. At June 30, 2008, the warrants met the requirements to be accounted for as equity in accordance with EITF 00-19 and were reclassified as equity from a liability for $0.3 million. We recognized a change in the fair value of warrants and derivatives of approximately $0.1 million as a gain on the consolidated statement of operations. The warrants issued under this amendment were exercised in full during the third quarter of 2008 and zero warrants were outstanding at September 30, 2008.

On June 23, 2008, we entered into the second amendment to the loan agreement. Under this amendment, we paid Hercules a $0.3 million restructuring fee and $0.5 million from the restricted cash account toward the last principal installments owed on the loan. The applicable interest rate on the balance of the loan was increased from 11.7% to 15.0% and the repayment schedule was modified and accelerated. In addition, we are required to make contingent payments of $0.5 million resulting from the approval of Ceplene®, which was paid in September 2008, and $0.3 million if the Phase II trial for NP-1 yields statistically significant results of the primary endpoints. Hercules may, at its option, convert up to $1.9 million of the outstanding principal balance into up to 3.7 million shares of our common stock at a price of $0.515 per share. Finally, we issued Hercules warrants to purchase an aggregate of 3.8 million shares of our common stock at an exercise price of $0.39 per share and an aggregate of 1.0 million shares of our common stock at an exercise price of $0.41 per share. We considered this a substantial modification to the original debt agreement and recorded the new debt at its fair value in accordance with EITF 96-19. As a result of the modification to the original debt agreement, we recorded a loss on the extinguishment of debt of $2.0 million in June 2008. The warrants issued as a result of this amendment remain outstanding at September 30, 2008.

Other Commitments.  Our long-term commitments under operating leases shown above consist of payments relating to our facility leases in Tarrytown, New York, which expires in February 2012, and Munich, Germany, which expires in July 2009. Long-term commitments under operating leases for facilities leased by Maxim and retained by EpiCept relate primarily to the research and development site at 6650 Nancy Ridge Drive in San Diego, California which is leased through October 2013. During 2008, we failed to make certain required lease payments when due and, as a result, the landlord exercised their right to draw down the full letter of credit, amounting to approximately $0.3 million. We are now negotiating with the landlord to have the letter of credit restored for the premises located in San Diego, California. In July 2006, we terminated our lease of certain property in San Diego, California. In connection with the lease termination, we issued a six year non-interest bearing note payable in the amount of $0.8 million to the new tenant. These payments are reflected in the long-term debt section of the above table.

We have a number of research, consulting and license agreements that require us to make payments to the other party to the agreement upon us attaining certain milestones as defined in the agreements. As of September 30, 2008, we may be required to make future milestone payments, totaling approximately $3.7 million, (see note above) under these agreements, depending upon the success and timing of future clinical trials and the attainment of other milestones as defined in the respective agreement. Our current estimate as to the timing of other research, development and license payments, assuming all related research and development work is successful, is listed in the table above in “Other obligations.”

We are also obligated to make future royalty payments to four of our collaborators under existing license agreements, based on net sales of Ceplene®, EpiCept NP-1 and EPC2407, to the extent revenues on such products are realized. We cannot reasonably determine the amount and timing of such royalty payments and they are not included in the table above.

BUSINESS

We are a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. Our lead product is Ceplene®, which when used concomitantly with interleukin-2 is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On October 8, 2008, the European Commission issued a formal marketing authorization for Ceplene® in the European Union. Product marketing is expected to commence in 2009.

In addition to Ceplene®, we have a portfolio of four product candidates in various stages of development: two oncology compounds, a pain product candidate for the treatment of peripheral neuropathies and another pain product candidate for the treatment of acute back pain. This portfolio of oncology and pain management product candidates lessens our reliance on the success of any single product candidate. Our strategy is to focus our development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors.

Our cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. We have completed our first Phase I clinical trial for EPC2407. Azixatm (MPC-6827), an apoptosis inducer with VDA activity licensed by us to Myriad Genetics, Inc., or Myriad, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

Our most promising pain product candidate, EpiCept NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, we concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. We have completed enrollment in a second Phase II clinical trial of NP-1 in which we are studying its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and placebo. Top line results are expected to be announced in the first quarter of 2009. Our portfolio of pain product candidates targets moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. Our pain product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration, or FDA, approved pain management therapeutics, or analgesics, directly on the skin’s surface at or near the site of the pain. LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain, is another late stage pain product candidate.

Product Portfolio

The following chart illustrates the depth of our product pipeline:

Cancer

Cancer is the second leading cause of death in the United States. Half of all men and one third of all women in the United States will develop cancer during their lifetimes. Today, millions of people are living with cancer or have had cancer. Although there are many kinds of cancer, they are all caused by the out-of-control growth of abnormal cells. Normal body cells grow, divide, and die in an orderly fashion. During the early years of a person’s life, normal cells divide more rapidly until the person becomes an adult. After that, cells in most parts of the body divide only to replace worn-out or dying cells and to repair injuries. Because cancer cells continue to grow and divide, they are different from normal cells. Instead of dying, they outlive normal cells and continue to form new abnormal cells.

Cancer cells develop because of damage to DNA. This substance is in every cell and directs all biological activities. Usually, when DNA becomes damaged the body is able to repair it. In cancer cells, the damaged DNA is not repaired. People can inherit damaged DNA, which accounts for inherited cancers. More often, though, a person’s DNA becomes damaged by exposure to something in the environment, like smoking.

Cancer usually forms as a tumor. However, some cancers, like leukemia, do not form tumors. Instead, these cancer cells involve the blood and blood-forming organs and circulate through other tissues where they grow. Often, cancer cells travel to other parts of the body where they begin to grow and replace normal tissue. This process is called metastasis. Regardless of where a cancer may spread, however, it is always named for the place it began. For instance, breast cancer that spreads to the liver is still called breast cancer.

Different types of cancer can behave very differently. For example, lung cancer and breast cancer are very different diseases. They grow at different rates and respond to different treatments. That is why people with cancer need treatment that is aimed at their particular kind of cancer. The risk of developing most types of cancer can be reduced by changes in a person’s lifestyle, for example, by quitting smoking and eating a better diet. The sooner a cancer is found and treatment begins, the better are the chances for living for many years.

Ceplene®

Oxidative Stress.  Oxidation is essential to nearly all cells in the body as it is involved with energy production. Nearly all of the oxygen consumed by the body is reduced to water during metabolic processes. However a small fraction, between 2% and 5% of the oxygen, may be converted into so-called reactive oxygen species or ROS. These ROS, also known as free radicals, are extremely unstable molecules that interact quickly and aggressively with other molecules in the body to create abnormal cells. Under normal conditions the body’s natural antioxidant defenses are sufficient to neutralize ROS and prevent such damage. Oxidative stress occurs when the generation of ROS exceeds the body’s ability to neutralize and eliminate them.

ROS have beneficial roles, one of which is fighting foreign infections in the body to inactivate bacteria and viruses. This is carried out primarily by some specialized cells in the blood (e.g., monocytes and macrophages). However, these same cells can create an undesired environment in tumors where the ROS can kill beneficial tumor fighting cells (e.g., Natural Killer cells and T cells). It is this type of oxidative stress that Ceplene® has shown to stop. Ceplene® decreases the production of ROS by these specialized infection fighting cells, thereby continuing the survival and effectiveness of tumor fighting cells.

Mechanism of Action.  Ceplene® (histamine dihydrochloride), based on the naturally occurring molecule histamine, prevents the production and release of oxygen free radicals, thereby reducing oxidative stress. Research suggests that treatment with Ceplene® has the potential to protect critical cells and tissues, and prevent or reverse the cellular damage induced by oxidative stress. This body of research has demonstrated that the primary elements of Ceplene®’s proposed mechanism of action are as follows:

Two kinds of immune cells, Natural Killer, or NK, cells and cytotoxic T cells, possess an ability to kill and support the killing of cancer cells and virally infected cells. Natural Killer/T cells, or NK/T cells, a form of NK cells that are commonly found in the liver, also have anti-cancer and anti-viral properties. Much of the current practice of immunotherapy is based on treatment with cytokines such as interferon, or IFN, and low-dose interleukin-2, or IL-2, proteins that stimulate NK, T and NK/T cells.

Research has shown that phagocytic cells (including monocytes, macrophages and neutrophils), a type of white blood cell typically present in large quantities in virally infected liver tissue and in sites of malignant cell growth, release reactive oxygen free radicals and have been shown to inhibit the cell-killing activity of human NK cells and T cells. In preclinical studies, human NK, T, and liver-type NK/T cells have been shown to be sensitive to oxygen free radical-induced apoptosis when these immune cells were exposed to phagocytes. The release of free radicals by phagocytes results in apoptosis, or programmed cell death, of NK, T and NK/T cells, thereby destroying their cytotoxic capability and rendering the immune response against the tumor or virus largely ineffective.

Histamine, a natural molecule present in the body, and other molecules in the class known as histamine type-2, or H2, receptor agonists, bind to the H2 receptor on the phagocytes, temporarily preventing the production and release of oxygen free radicals. By preventing the production and release of oxygen free radicals, histamine based therapeutics may protect NK, T, and liver-type NK/T cells. This protection may allow immune-stimulating agents, such as IL-2 and IFN-alpha, to activate NK cells, T cells and NK/T cells more effectively, thus enhancing the killing of tumor cells or virally infected cells.

Potential Benefits of Histamine Based Therapy.  The results from our clinical development program and other research suggest that histamine based therapeutics, such as Ceplene®, may be integral in the growing trend toward combination therapy for certain cancers and may offer a number of important clinical and commercial advantages relative to current therapies or approaches, including:

•	Extending leukemia free survival in AML. Our Phase 3 acute myeloid leukemia trial, or MP-MA-0201 trial, of Ceplene® in conjunction with low dose IL-2 has provided evidence of improved therapeutic benefit over the standard of care (no treatment).

•	Outpatient administration. In clinical trials conducted to date, Ceplene® in conjunction with low dose IL-2 has been self-administered at home by patients, in contrast to the in-hospital administration required for many other therapies.

•	Cost effectiveness. The delivery of Ceplene® in conjunction with low dose IL-2 on an outpatient basis may eliminate the costs associated with in-hospital patient care. These factors, combined with the improvements in efficacy, may contribute favorably to the assessment of benefit versus cost for this therapy.

Estimated Incidence for AML in Europe.  AML is the most common form of acute leukemia in adults. Prospects for long-term survival are poor for the majority of AML patients. There are approximately 12,000 new cases of AML and 9,000 deaths caused by this cancer each year in the United States. There are approximately 47,000 AML patients in the EU, with 16,000 new cases occurring each year. Once diagnosed with AML, patients are typically treated with chemotherapy, and the majority of those patients reach complete remission. Approximately 75-80% of patients who achieve their first complete remission will relapse, and the median time in remission before relapse with current treatments is only 12 months. The prospects for these relapsed patients is poor, and 5-15% survive long term. There are currently no approved remission maintenance therapies for AML patients. The objective of the Ceplene®/IL-2 combination is to treat AML patients in remission to prevent relapse and prolong leukemia-free survival while maintaining a good quality of life for patients during treatment. Ceplene® was designated as an orphan medicinal product in the European Union on April 11, 2005 in respect of this indication.

Phase III Clinical Trial.  The pivotal efficacy and safety data for the MAA was based on a Phase III clinical trial for Ceplene® in conjunction with low dose IL-2. The MP-MA-0201 Phase 3 AML clinical trial, or M0201 trial, was an international, multi-center, randomized, open-label, Phase III trial that commenced in November 1997. The trial was designed to evaluate whether Ceplene® in conjunction with low dose IL-2, given as a remission therapy can prolong leukemia-free survival time and prevent relapse in AML patients in first or subsequent remission compared to the current standard of care, which is no therapy during remission. Accordingly, Ceplene® is intended to complement rather than supplant chemotherapy.

Prior to enrollment for remission therapy, patients were treated with induction and consolidation therapy according to institutional practices. Upon enrollment patients were randomized to one of two treatment groups, either the Ceplene® plus IL-2 group or the control group (standard of care, no treatment). Randomization was stratified by country and complete remission status. Complete remission status was divided into two groups; CR1, and those in their second or later complete remission, or CR>1. Altogether 320 patients were entered into this study; 160 were randomized to active treatment and 160 were randomized to standard of care, i.e. no treatment.

Patients on the active treatment arm received Ceplene® plus IL-2 during ten 3-week treatment periods. After each of the first 3 treatment periods, there was a 3-week rest period, whereas each of the remaining cycles was followed by a 6-week rest period. Treatment duration was approximately 18 months. IL-2 was administered subcutaneously, or sc, 1 µg/kg body weight twice daily, or BID, during treatment periods. Ceplene® was administered sc 0.5 mg BID after IL-2. After the patient became familiar and comfortable with self-injection under the investigator’s supervision, both drugs could be administered at home. Patients were followed for relapse and survival until at least 3 years from randomization of the last patient enrolled.

Safety was assessed throughout the study by clinical symptoms, physical examinations, vital signs, and clinical laboratory tests. In addition, patients were monitored for safety for 28 days following removal from treatment for any reason. Additional assessments included bone marrow biopsies as clinically indicated and quality of life.

This study met its primary endpoint of preventing relapse as shown by increased leukemia-free survival for AML patients in remission. The study was conducted in eleven countries and included 320 randomized patients. The data demonstrated that patients with AML in complete remission who received 18 months of treatment with Ceplene® in conjunction with low dose IL-2 experienced a significantly improved leukemia-free survival compared to the current standard of care, which is no treatment, after successful induction of remission. The improvement in leukemia-free survival achieved by Ceplene® in conjunction with low dose IL-2 was highly statistically significant (p=0.0008, analyzed according to Intent-to-Treat).

An additional benefit was also observed in patients in their first remission, also known as CR1. These patients had a 55% improvement in leukemia free survival. This represented an absolute improvement of more than 22 weeks in terms of delayed progression of the disease. This benefit was also highly statistically significant, (p=0.011) and is the patient population indicated for treatment. The results of this trial were published in Blood, a leading scientific journal in hematology, (Blood; The Journal of the American Society of Hematology, volume 108, pages 88-96, 2006). We believe Ceplene® represents the first new treatment option to improve long-term leukemia free survival among AML patients. The majority of AML patients in complete remission will experience a relapse of leukemia with a poor prognosis. These study results indicate that Ceplene®, in conjunction with low dose IL-2, may significantly improve leukemia-free survival among these patients.

The two treatment groups appear well balanced regarding baseline characteristics and prognostic factors. With a minimum follow-up of 3 years a stratified log-rank test (stratified by country and CR1 vs. second or CR>1) of the Kaplan-Meier, or KM, estimate of leukemia free survival of all randomized patients showed a statistically significant advantage for the treatment group (p =0.008). In the CR1 population at three years after randomization, 24% of control patients were alive and free of leukemia, compared with 40% of patients treated with Ceplene® in conjunction with IL-2, stratified by log-rank.

ASAP (Anti-cancer Screening Apoptosis Platform)

Small-Molecule Apoptosis Inducers.  All cells have dedicated molecular processes required for cell growth and expansion, but also have programmed pathways specific for inducing cell death. Cancer is a group of diseases characterized by uncontrolled cellular growth (e.g., tumor formation without any differentiation of those cells). One reason for unchecked growth in cancer cells is the disabling, or absence, of the natural process of programmed cell death called apoptosis. Apoptosis is normally activated to destroy a cell when it outlives its purpose or it is seriously damaged. One of the most promising approaches in the fight against cancer is to selectively induce apoptosis in cancer cells, thereby checking, and perhaps reversing, the improper cell growth. Using chemical genetics and our proprietary high-throughput cell-based screening technology, our researchers can effectively identify new cancer drug candidates and molecular targets with the potential to induce apoptosis selectively in cancer cells.

Chemical genetics is a research approach that investigates the effect of small molecules on the cellular activity of a protein, enabling researchers to determine protein function. By combining chemical genetics with its proprietary live cell high-throughput caspase screening technology, our researchers can specifically investigate the cellular activity of a small molecule drug candidate and its relationship to apoptosis. Screening for the activity of caspases, a family of protein-degrading enzymes with a central role in cleaving other important proteins necessary for inducing apoptosis, is an effective method for researchers to efficiently discover and rapidly test the effect of small molecules on pathways and molecular targets crucial to apoptosis.

Our screening technology is particularly versatile, since it can adapt its assays for use in a wide variety of primary cells or cultured cancer cell lines. We call this platform technology ASAP, which is an acronym for Apoptosis Screening and Anti-cancer Platform. The technology can monitor activation of caspases inside living cells and is versatile enough to measure caspase activity across multiple cell types including cancer cells, primary immune cells, cell lines from different organ systems or genetically engineered cells. This allows us to find potential drug candidates that are selective for specific cancer types, permitting the ability to focus on identifying potential cancer-specific drugs that will have increased therapeutic benefit and reduced toxicity or for immunosuppressive agents selective for activated B/T cells. Our high-throughput screening capabilities allow us to screen approximately 30,000 compounds per day. To date, this program has identified more than 40 in vitro lead compounds with potentially novel mechanisms that induce apoptosis in cancer cells. Four lead oncology candidates, two in pre-clinical and two in Phase I/II clinical programs, are being developed independently or through strategic collaborations. The assays underlying the screening technology are protected by multiple United States and international patents and patent applications.

EPC2407.  In November 2004, two publications appeared in Molecular Cancer Therapeutics, a journal of the American Association of Cancer Research (“Discovery and mechanism of action of a novel series of apoptosis inducers with potential vascular targeting activity”, Kasibhatla, S., Gourdeau, H., Meerovitch, K., Drewe, J., Reddy, S., Qiu, L., Zhang, H., Bergeron, F., Bouffard, D., Yang, Q., Herich, J., Lamothe, S., Cai, S. X., Tseng, B., Mol. Cancer Ther. 2004 vol. 3 pp. 1365-1374; and “Antivascular and antitumor evaluation of 2-amino-4-(3-bromo-4,5-dimethoxy-phenyl)-3-cyano-4H-chromenes, a novel series of anticancer agents”, Henriette Gourdeau, Lorraine Leblond, Bettina Hamelin, Clemence Desputeau, Kelly Dong, Irenej Kianicka, Dominique Custeau, Chantal Boudreau, Lilianne Geerts, Sui-Xiong Cai, John Drewe, Denis Labrecque,

Shailaja Kasibhatla, and Ben Tseng, Mol. Cancer Ther. 2004 vol. 3 pp.1375-1384) describing EPC2407 anticancer drug candidate as part of a novel class of microtubule inhibitors were published. The manuscripts characterize EPC2407 as a potent caspase activator demonstrating vascular targeting activity and potent antitumor activity in pre-clinical in vitro and in vivo studies. EPC2407 appeared highly effective in mouse tumor models, producing tumor necrosis at doses that correspond to only 25% of the maximum tolerated dose. Moreover, in combination treatment, EPC2407 significantly enhanced the antitumor activity of cisplatin, resulting in tumor-free animals.

In October 2007, we completed a Phase I clinical trial for EPC2407. We successfully identified the maximum tolerated dose of EPC2407 in the Phase I study. The maximum tolerated dose was below the dose which produced the expected toxicity based on preclinical studies at higher doses. EPC2407 was administered as a single agent in increasing doses to small cohorts of patients with advanced solid tumors. A total of seventeen patients were enrolled in the study. The drug was tested in a variety of cancer types including melanoma, prostate, lung, breast, colon, and pancreatic cancers. The study, which was initiated in December 2006, was conducted at three cancer centers in the U.S. In addition to determining the maximum tolerated dosage of EPC2407, the primary objective of the study was to determine the pharmacokinetic profile of the drug. Results from the study will also help characterize the pharmacodynamic effects on tumor blood flow and potentially identify early signs of objective anti-tumor response as measured by CT scans, MRI or PET, in advanced cancer patients with well vascularized solid tumors. A Phase Ib study of EPC2407 in combination with cisplatin is anticipated to commence in 2009.

Azixatm (MPC6827).  Azixatm is a compound discovered from the ASAP drug discovery platform at EpiCept and licensed to Myriad Genetics for clinical development. Azixatm demonstrated a broad range of anti-tumor activities against many tumor types in various animal models as well as activity against different types of multi-drug resistant cell lines. The Phase I clinical testing was conducted by Myriad, on patients with solid tumors with a particular focus on brain cancers or brain metastases due to the pharmacologic properties of Azixatm in pre-clinical animal studies that indicated higher drug levels in the brain than in the blood. Myriad reported in the third quarter of 2006 that a maximum tolerated dose, or MTD had been reached for Azixatm and that they had seen evidence of tumor regression at doses less than the MTD in some patients. In March 2007, Myriad initiated two Phase II registration sized clinical trial for Azixatm in patients with primary brain cancer and in patients with melanoma that has spread to the brain. In August 2007, Myriad initiated a third Phase II clinical trial for Azixatm in patients with non-small-cell lung cancer that has spread to the brain. The trials are designed to assess the safety profile of Azixatm and the extent to which it can improve the overall survival of these patients. In March 2008, we received a milestone payment of $1.0 million upon dosing of the first patient in a Phase II registration-sized clinical trial.

Pain and Pain Management

Pain occurs as a result of surgery, trauma or disease. It is generally provoked by a harmful stimulus to a pain receptor in the skin or muscle. Pain can range in severity (mild, moderate or severe) and duration (acute or chronic). Acute pain, such as pain resulting from an injury or surgery, is of short duration, generally less than a month, but may last up to three months. Chronic pain is more persistent, extending long after an injury has healed, and typically results from a chronic illness or appears spontaneously and persists for undefined reasons. Examples of chronic pain include chronic lower back pain and pain resulting from bone cancer or advanced osteoarthritis. If treated inadequately, unrelieved acute and chronic pain can slow recovery and healing and adversely affect a person’s quality of life.

Limitations of Current Therapies

Until recently, analgesics primarily have been delivered systemically and absorbed into the bloodstream where they can then alleviate the pain. Systemic delivery is achieved either orally, via injection or through a transdermal patch. Systemic delivery of analgesics can have significant adverse side effects because the concentration of analgesics in the bloodstream can impact other organs and systems throughout the body.

Adverse side effects of systemically-delivered analgesics are well documented. Systemically-delivered opioid analgesics can cause respiratory distress, nausea, vomiting, dizziness, sedation, constipation, urinary retention and severe itching. In addition, chronic use of opioid analgesics can lead to the need for increased dosing and potential addiction. Concerns about addiction and abuse often influence physicians to prescribe less than adequate doses of opioids or to prescribe opioids less frequently. Systemically-delivered NSAIDs and adjuvant therapeutics can also have significant adverse side effects, including kidney failure, liver dysfunction, gastric ulcers and nausea. In the United States, there are approximately 16,500 NSAID-related deaths each year, and over 103,000 patients are hospitalized annually due to NSAID complications. These adverse side effects may lead doctors to prescribe analgesics less often and at lower doses than may be necessary to alleviate pain. Further, patients may take lower doses for shorter periods of time and opt to suffer with the pain rather than risk the adverse side effects. Systemic delivery of these drugs may also result in significant interactions with other drugs, which is of particular concern when treating elderly patients who typically take multiple pharmaceutical therapies.

Recent Scientific Developments

Almost every disease and every trauma is associated with pain. Injury or inflammation stimulates the pain receptors, causing electrical pain signals to be transmitted from the pain receptors through nerve fibers into the spinal cord and eventually to the brain. Pain receptors include central pain receptors, such as those found in the brain and spinal cord, and peripheral nerve receptors, also called “nociceptors,” such as those located directly beneath the skin and in joints, eyes and visceral organs. Within the spinal cord, the electrical pain signals are received by a second set of nerve fibers that continue the transmission of the signal up the spinal cord and through the central nervous system into the brain. Within the brain, additional nerve fibers transmit the electrical signals to the “pain center” of the brain. The brain decodes the messages being sent to the central nervous system from the peripheral nervous system, and the signals are perceived as “pain” and pain is “felt.” These messages can be disrupted with pharmaceutical intervention either at the source of the pain, such as the pain receptor, or at the point of receipt of the pain message, in the brain. Topical delivery of analgesics blocks the transmission of pain at the source of the pain message, whereas systemic delivery of analgesics primarily blocks the perception of pain within the brain.

Not until recently has the contribution of peripheral nerve receptors to the perception of pain been well understood. Recent studies have indicated that peripheral nerve receptors can play an important role in both the sensory perception of pain and the transmission of pain impulses. Specifically, certain types of acute and chronic pain depend to some degree on the activation of peripheral pain receptors located beneath the skin’s surface. The topical administration of well-known analgesics can localize drug concentrations at the point where the pain signals originate, resulting in dramatically lower systemic blood levels. We believe this results in a new treatment strategy that provides significant pain relief, with fewer adverse side effects, fewer drug to drug interactions and lower potential for abuse.

Peripheral Neuropathy

Peripheral neuropathy is a medical condition caused by damage to the nerves in the peripheral nervous system. The peripheral nervous system includes nerves that run from the brain and spinal cord to the rest of the body. According to Business Insight’s study “The Pain Market Outlook to 2011” published in June 2006, peripheral neuropathy affects over 15 million people in the United States and is associated with conditions that injure peripheral nerves, including herpes zoster, or shingles, diabetes, HIV and AIDS and other diseases. It can also be caused by trauma or may result from surgical procedures. Peripheral neuropathy is usually first felt as tingling and numbness in the hands and feet. Symptoms can be experienced in many ways, including burning, shooting pain, throbbing or aching. Peripheral neuropathy can cause intense chronic pain that, in many instances, is debilitating.

Post-herpetic neuralgia or PHN is one type of peripheral neuropathic pain associated with herpes zoster, or shingles that exists after the rash has healed. According to Datamonitor, PHN affects over 100,000 people in the United States each year. PHN causes pain on and around the area of skin that was affected by the shingles rash. Most people with PHN describe their pain as “mild” or “moderate.” However, the pain can be severe in some cases. PHN pain is usually a constant, burning or gnawing pain but can be an intermittent sharp or stabbing pain. Current treatments for PHN have limited effectiveness, particularly in severe cases and can cause significant adverse side effects. One of the initial indications for our EpiCept NP-1 product candidate is for the treatment of peripheral neuropathy in PHN patients.

Cancer pain represents a large unmet market. This condition is caused by the cancer tumor itself as well as the side effects of cancer treatments, such as chemotherapy and radiotherapy. According to Business Insight’s study, “Pain Market Outlook for 2011”, published in June 2006, over 5 million patients in the United States experience cancer-related pain. This pain can be placed in three main areas: visceral, somatic and neuropathic. Visceral pain is caused by tissue damage to organs and may be described as gnawing, cramping, aching or sharp. Somatic pain refers to the skin, muscle or bone and is described as stabbing, aching, throbbing or pressure. Neuropathic pain is caused by injury to, or compression of, the structures of the peripheral and central nervous system. Chemotherapeutic agents, including vinca alkaloids, cisplatin and paclitaxel, are associated with peripheral neuropathies. Neuropathic pain is often described as sharp, tingling, burning or shooting.

Painful diabetic peripheral neuropathy or DPN is common in patients with long-standing Type 1(juvenile) and Type 2 (adult onset) diabetes mellitus. An estimated 18.2 million people have diabetes mellitus in the United States. The prevalence of neuropathy approaches 50% in those with diabetes mellitus for greater than 25 years. Specifically, the lifetime incidence of DPN is 11.6% and 32.1% for type 1 and 2 diabetes, respectively. Common symptoms of DPN are sharp, stabbing, burning pain, or allodynia (pain to light touch) with numbness and tingling of the feet and sometimes the hands.

Various drugs are currently used in the treatment of DPN. These include tricyclic antidepressants or TCA’s such as amitriptyline, anticonvulsants such as gabapentin, serotonin and norepinephrine re-uptake inhibitors (e.g., duloxetine), and opioids (e.g.,oxycodone). Unfortunately, the use of these drugs is often limited by the extent of the pain relief provided and the occurrence of significant central nervous system (CNS) side effects such as dizziness, somnolence, and confusion. Because of its limited systemic absorption into the blood, EpiCept NP-1 topical cream (amitriptyline 4%/ketamine 2%) potentially fulfills the unmet need for a safe, better tolerated, and effective agent for painful DPN.

EpiCept NP-1.  EpiCept NP-1 is a prescription topical analgesic cream containing a patented formulation of two FDA-approved drugs, amitriptyline (a widely-used antidepressant) and ketamine (an NMDA antagonist that is used as an intravenous anesthetic). EpiCept NP-1 is designed to provide effective, long-term relief from the pain caused by peripheral neuropathies. We believe that EpiCept NP-1 can be used in conjunction with orally delivered analgesics, such as Neurontin®. The cream contains a 4% concentration of amitriptyline and a 2% concentration of ketamine. Since each of these ingredients has been shown to have significant analgesic effects and because NMDA antagonists, such as ketamine, have demonstrated the ability to enhance the analgesic effects of amitriptyline, we believe the combination is a good candidate for the development of a new class of analgesics.

EpiCept NP-1 is a white vanishing cream that is applied twice daily and is quickly absorbed into the applied area. We believe the topical delivery of its patented combination represents a fundamentally new approach for the treatment of pain associated with peripheral neuropathy. In addition, we believe that the topical delivery of this product candidate will significantly reduce the risk of adverse side effects and drug to drug interactions associated with the systemic delivery of the active ingredients. The results of our clinical trials to date have demonstrated the safety of the cream for use for up to one year and a potent analgesic effect in subjects with both post-herpetic neuralgia and other types of peripheral neuropathy, such as those with diabetic, traumatic and surgical causes.

Clinical Development.  We have completed three Phase II clinical trials, the most recent being a study of 215 patients suffering from DPN. This results of this double-blind, placebo-controlled study trial demonstrated that the primary endpoint, the difference in changes in pain intensity between NP-1 and placebo over the four week duration of the trial, nearly reached statistical significance (p=0.0715). The analgesic benefits of NP-1 continued to build over time during the course of the study. Key secondary endpoints measured in the trial from a responder analysis indicate that 60% of patients in the NP-1 treatment arm achieved a reduction of pain scores of at least 30% compared with 48% of patients in the placebo arm (p=0.076). In addition, 33% of patients in the NP-1 treatment arm achieved a reduction in pain scores of at least 50% compared with 21% of patients in the placebo arm (p=0.078). All pain scores measured trended in favor of the NP-1 treated patients over the placebo group, indicative of an analgesic effect in this type of peripheral neuropathic pain. We concluded that preliminary data derived from the trial support the continued study of NP-1 in a late-stage pivotal clinical trial.

Placebo-controlled Factorial Trial.  Earlier Phase II studies included a placebo-controlled factorial trial, which compared the effects of the combination of amitriptyline and ketamine and was designed to demonstrate that the use of this combination was more effective than either drug alone. A factorial trial is a trial in which the active ingredients in combination are compared with each drug used alone and by a placebo control. The trial included 92 subjects with a history of diabetic, post surgical or traumatic neuropathy or PHN. While not statistically significant, the results indicated a desirable rank order of the combination being more effective than either amitriptyline or ketamine alone or placebo. The cream was well-tolerated by a majority of the subjects, and no significant adverse reactions were observed.

Dose-Response Clinical Trial.  In 2003, we conducted a Phase II placebo-controlled dose-response clinical trial in subjects recruited from 21 pain centers to determine an effective clinical dose of EpiCept NP-1. The trial included 251 subjects with post-herpetic neuralgia who had been suffering significant pain for at least three months. We tested two dosage formulations, one containing a 4% concentration of amitriptyline and a 2% concentration of ketamine, which we refer to as “high-dose” and one containing a 2% concentration of amitriptyline and a 1% concentration of ketamine, which we refer to as “low-dose,” as compared to placebo. The clinical trial results indicated that the high-dose formulation of EpiCept NP-1 met the primary endpoint for the trial and resulted in a statistically significant reduction in pain intensity and increase in pain relief as compared to placebo. We also observed a dose-related effect, i.e. the subjects receiving the high-dose formulation had more favorable results than the subjects receiving the low-dose formulation. In addition, the subjects receiving the high-dose formulation reported better sleep quality and greater overall satisfaction than subjects receiving placebo. In addition, we observed a greater number of “responders,” which for purposes of the responder analysis conducted during the 14-day period were defined as subjects with a two or more point drop in average daily pain scores on the 11-point numerical pain scale. No significant adverse reactions were observed other than skin irritation and rash, which were equivalent to placebo.

Current Clinical Initiatives.  In 2007, we initiated a Phase IIb, multi-center, randomized, placebo controlled trial in approximately 500 patients evaluating the analgesic properties and safety of NP-1 cream in patients with post-herpetic neuropathy. This trial was designed to provide further evidence of NP-1’s efficacy in PHN and to compare its safety and efficacy against gabapentin, the leading drug prescribed for this indication. The trial compares the differences at baseline (at randomization) to the last seven days of treatment between NP-1 and either placebo cream or gabapentin in the mean daily intensity scores. In addition, the trial is investigating the quality of life and disability modification profile of the NP-1 cream.

In the third quarter of 2007, we initiated a pivotal size multicenter, randomized, placebo-controlled clinical trial in approximately 400 patients evaluating the effects of EpiCept NP-1 cream in treating patients suffering from chemotherapeutic (induced) peripheral neuropathy, also known as CPN. CPN may affect 50% of women undergoing treatment for breast cancer. A common therapeutic agent for the treatment of advanced breast cancer is paclitaxel, and as many as 80% of the patients with advanced breast cancer experience some signs and symptoms of CPN, such as burning, tingling pain associated sometimes with mild muscular weakness, after high dose paclitaxel administration. The study is being conducted within a network of approximately 25 sites under the direction of the National Cancer Institute (NCI) funded Community Clinical Oncology Program (CCOP).

We held an End of Phase II meeting with the FDA in April 2004 to discuss the protocols for our planned Phase III clinical trials. In that meeting, the FDA accepted our stability data and manufacturing plans for the combination product, as well as toxicology data on ketamine from studies conducted by others and published literature. The FDA also confirmed that the proposed New Drug Application, (“NDA”) would qualify for a Section 505(b)(2) submission (for details on this submission process, see “Item 1. Business — Government

Regulation — United States — Section 505(b)(2) Drug Applications” below). In addition, the FDA approved our Phase III clinical trial protocol and indicated that a second factorial Phase III clinical trial would be required. The FDA also requested that we conduct an additional pharmacokinetic trial to assess dermal absorption of ketamine and outlined the parameters for long-term safety studies for the high-dose formulation. The pharmacokinetic clinical trial involved applying the cream twice daily and measuring blood concentration levels of amitriptyline and ketamine over 96 hours.

Back Pain

In the United States, 80% of the U.S. population will experience significant back pain at some point. Back pain ranks second only to headaches as the most frequently experienced pain. It is the leading reason for visits to neurologists and orthopedists and the second most frequent reason for physician visits overall. Both acute and chronic back pain are typically treated with NSAIDs, muscle relaxants or opioid analgesics. All of these drugs can subject the patient to systemic toxicity, significant adverse side effects and drug to drug interactions.

LidoPAIN BP.  LidoPAIN BP is a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain of moderate severity of less than three months duration. The LidoPAIN BP patch contains 140 mg of lidocaine in a 19.0% concentration, is intended to be applied once daily and can be worn for a continuous 24-hour period. The patch’s adhesive is strong enough to permit a patient to move and conduct normal daily activities but can be removed easily.

Current Clinical Initiatives.  Based on the results from the Phase I and Phase II clinical trials, we are designing a new pivotal Phase II/III clinical trial in acute musculoskeletal low back pain. Our new trial will be designed to address the issues raised in our previous Phase IIb clinical trial. The trial will be longer and will have more stringent enrollment criteria. We are consulting with our partner Endo to help optimize the trial’s design.

Our Strategic Alliances

Myriad

We licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myriad in 2003. Under the terms of the agreement, we granted to Myriad a research license to develop and commercialize any drug candidates from the series of compounds with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myriad is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. We also granted to Myriad a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. The agreement required Myriad to make research payments to us totaling $3 million which was paid and recognized as revenue prior to January 2006. Assuming the successful commercialization of the compound for the treatment of cancer, we are also eligible to receive up to $24.0 million upon the achievement of certain milestones and the successful commercialization of the compound for treatment of cancer as well as a royalty on product sales. In March 2007, Myriad initiated a Phase II registration sized clinical trial for Azixatm (MPC6827). In March 2008, we received a milestone payment of $1.0 million following dosing of the first patient in this trial.

Endo

In December 2003, we entered into a license agreement with Endo under which we granted Endo (and its affiliates) the exclusive (including as to us and our affiliates) worldwide right to commercialize LidoPAIN BP. We also granted Endo worldwide rights to use certain of our patents for the development of certain other non-sterile, topical lidocaine patches, including Lidoderm, Endo’s non-sterile topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, we received a non-refundable payment of $7.5 million, and we may receive additional payments of up to $52.5 million upon the achievement of various milestones relating to product development, regulatory approval and commercial success for both our LidoPAIN BP product and Endo’s own back pain product, so long as, in the case of Endo’s product candidate, our patents provide protection thereof. We will also receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN

BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. We are also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones of Lidoderm, Endo’s chronic lower back pain product candidate, so long as our patents provide protection thereof. The future amount of milestone payments we are eligible to receive under the Endo agreement is $82.5 million. There is no certainty that any of these milestones will be achieved or any royalty earned.

We remain responsible for continuing and completing the development of LidoPAIN BP, including conducting all clinical trials (and supplying the clinical products necessary for those trials) and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. We may subcontract with third parties for the manufacture and supply of LidoPAIN BP. Endo is conducting Phase II clinical trials for its Lidoderm patch in chronic back pain and remains responsible for continuing and completing the development, including conducting all clinical trials (and supplying the clinical products necessary for those trials) in connection with that indication.

The license terminates upon the later of the conclusion of the royalty term, on a country-by-country basis, and the expiration of the last applicable our patent covering licensed Endo product candidates on a country-by-country basis. Either Endo or we may terminate the agreement upon an uncured material breach by the other or, subject to the relevant bankruptcy laws, upon a bankruptcy event of the other.

DURECT

In December 2006, we entered into a license agreement with DURECT Corporation (“DURECT”), pursuant to which we granted DURECT the exclusive worldwide rights to certain of our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, we received a $1.0 million upfront payment and were eligible to receive up to an additional $9.0 million in license fees and milestone payments as well as certain royalty payments based on net sales. In September 2008, we amended our license agreement with DURECT. Under the terms of the amended agreement, we granted DURECT royalty-free, fully paid up, perpetual and irrevocable rights to the intellectual property licensed as part of the original agreement in exchange for a cash payment of $2.25 million from DURECT.

Manufacturing

We have no in-house manufacturing capabilities. We have outsourced all of our manufacturing activities related to Ceplene® and intend to outsource all such manufacturing activities for the foreseeable future. We believe that this strategy will enable us to direct operational and financial resources to the development of our product candidates rather than diverting resources to establishing a manufacturing infrastructure.

We have entered into arrangements with qualified third parties for the formulation and manufacture of our clinical supplies. We intend to enter into additional written supply agreements in the future and are currently in negotiations with several potential suppliers. We generally purchase our supplies from current suppliers pursuant to purchase orders. We plan to use a single, separate third-party manufacturer for each of our product candidates for which we are responsible for manufacturing. In some cases, the responsibility to manufacture product, or to identify suitable third party manufacturers, may be assumed by our licensees. We cannot assure you that our current manufacturers can successfully increase their production to meet full commercial demand. We believe that there are several manufacturing sources available to us, including our current manufacturers, which can meet our commercial supply requirements on commercially reasonable terms. We will continue to look for and secure the appropriate manufacturing capabilities and capacity to ensure commercial supply at the appropriate time.

Sales and Marketing

We do not currently have internal sales or marketing capabilities. In order to commercially market Ceplene® in Europe, we intend to license the marketing rights to a third party. To commercially market our other product candidates if approved, we must either develop an internal sales and marketing infrastructure or collaborate with third parties with sales and marketing expertise. We have retained full rights to commercialize Ceplene®, EpiCept

NP-1 and EPC2407 worldwide. In addition, we have granted Myriad exclusive worldwide commercialization rights, with rights to sublicense, for MPC 6827. We have also granted Endo exclusive worldwide marketing and commercialization rights for LidoPAIN BP but have retained the right to negotiate with Endo co-promotion rights for LidoPAIN BP worldwide. We will likely market our products in international markets outside of North America through collaborations with third parties. We intend to make decisions regarding internal sales and marketing of our product candidates on a product-by-product and country-by-country basis.

Intellectual Property

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and drug candidates as well as successfully defending these patents against third-party challenges. We have various compositions of matter and use patents, which have claims directed to our product candidates or methods of their use. Our patent policy is to retain and secure patents for the technology, inventions and improvements related to our core portfolio of product candidates. We currently own eighty one U.S. and international patents. We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position.

The following is a summary of the patent position relating to our five in-house product candidates:

Ceplene® — The intellectual property protection surrounding our histamine technology includes 24 United States patents issued or allowed that expire in February 2023, with patents issued or pending in the international markets concerning specific therapeutic areas or manufacturing. Claims include the therapeutic administration of histamine or any H2 receptor agonist in the treatment of cancer, infectious diseases and other diseases, either alone or in combination therapies, the novel synthetic method for the production of pharmaceutical-grade histamine dihydrochloride, the mechanism of action including the binding receptor and pathway, and the rate and route of administration.

EPC2407 — The intellectual property protection regarding this compound is covered by two issued U.S. patents that expire in May 2022 and one application pending covering the composition and uses of this compound and structurally related analogs. Additional foreign patent applications are pending in major pharmaceutical markets outside the United States.

EpiCept NP-1 — We own a U.S. patent with claims directed to a formulation containing a combination of amitriptyline and ketamine, which can be used as a treatment for the topical relief of pain, including neuropathic pain, that expires in August 2021. We also have a license to additional patents, which expire in September 2015 and May 2018, and which have claims directed to topical uses of tricyclic antidepressants, such as amitriptyline, and NMDA antagonists, such as ketamine, as treatments for relieving pain, including neuropathic pain. Additional foreign patent applications are pending related to EpiCept NP-1 in many major pharmaceutical markets outside the United States.

LidoPAIN BP — We own a U.S. patent that has claims directed to the use and composition of a patch containing a local anesthetic, such as lidocaine, to topically treat back pain, myofascial pain and muscular tensions, which expires in July 2016. Equivalent foreign patents have been granted in many major European pharmaceutical markets.

We may seek to protect our proprietary information by requiring our employees, consultants, contractors, outside partners and other advisers to execute, as appropriate, nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose information to competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

The pharmaceutical, biotechnology and other life sciences industries are characterized by the existence of a large number of patents and frequent litigation based upon allegations of patent infringement. While our drug candidates are in clinical trials, and prior to commercialization, we believe our current activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States and Section 55.2(1) of the Canadian Patent Act, each of which covers activities related to developing information for submission to the FDA and its counterpart agency in Canada. As our drug candidates progress toward commercialization, the possibility of an infringement claim against us increases. While we attempt to ensure that our drug candidates and the methods we employ to manufacture them do not infringe other parties’ patents and other proprietary rights, competitors or other parties may assert that we infringe on their proprietary rights.

For a discussion of the risks associated with our intellectual property, see “Risk Factors — Risks Relating to Intellectual Property.”

License Agreements

We have in the past licensed and will continue to license patents from collaborating research groups and individual inventors.

Epitome/Dalhousie

In August 1999, we entered into a sublicense agreement with Epitome Pharmaceuticals Limited under which we were granted an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia that were licensed to Epitome by Dalhousie University. These and other patents cover the combination treatment consisting of amitriptyline and ketamine in EpiCept NP-1. This technology has been incorporated into EpiCept NP-1. In July 2007, we converted the sublicense agreement previously established with Epitome Pharmaceuticals Limited, related to our product candidate EpiCept NP-1, into a direct license with Dalhousie University. Under this new arrangement, we gained more favorable terms, including a lower maintenance fee obligation and reduced royalty rate on future product sales.

We have been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. We are obligated to make payments to Dalhousie upon achievement of specified milestones and to pay royalties based on annual net sales derived from the products incorporating the licensed technology. At the end of each year in which there has been no commercially sold products, we are obligated to pay Dalhousie a maintenance fee, or Dalhousie will have the option to terminate the contract. The license agreement with Dalhousie terminates upon the expiration of the last to expire licensed patent. The sublicense agreement with Epitome terminated in July 2007. During 2007, 2006 and 2005, we paid Epitome a fee of $0.3 million, $0 and $0.2 million, respectively and will be required to pay an annual fee of $0.3 million for the next two years if the agreement with Dalhousie remains in effect. During 2007, we paid Dalhousie a signing fee of $0.3 million, a maintenance fee of $0.4 million and a milestone payment of $0.2 million upon the dosing of the first patient in a Phase III clinical trial for the licensed product. These payments were expensed to research and development in 2007.

Shire Biochem

In March 2004 and as amended in January 2005, we entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire Biochem, Inc (formerly known as BioChem Pharma, Inc.) who had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. Under the agreements, Shire BioChem agreed to assign and/or license to us rights it owned under or shared under its oncology research program. The agreement requires that we provide Shire Biochem a portion of any sublicensing payments we receive if we relicense the series of compounds, and make milestone payments to Shire BioChem totaling up to $26 million, assuming the successful commercialization of a compound for the treatment of a cancer indication, as well as pay a royalty on product sales. In 2006, we recorded a license fee expense of $0.5 million upon the commencement of a Phase I clinical trial for EPC2407.

Hellstrand

In October 1999, we entered into a royalty agreement with Dr. Kristoffer Hellstrand under which we have an exclusive license to certain patents for Ceplene® (histamine dihydrochloride or any other H2 receptor agonist) configured for the systemic treatment of cancer, infectious diseases, autoimmune diseases and other medical conditions. We previously paid Dr. Hellstrand $1 million. In addition, we owe a royalty of 1% of net sales. As of September 30, 2008, no royalties have been paid.

Government Regulation

United States

The FDA and comparable state and local regulatory agencies impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our product candidates. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. The process required by the FDA before our product candidates may be marketed in the United States generally involves the following:

•	completion of extensive pre-clinical laboratory tests, pre-clinical animal studies and formulation studies all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an Investigational New Drug, or IND, application that must become effective before clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of a New Drug Application, an NDA, to the FDA;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Pre-clinical Activities.  Pre-clinical activities include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of pre-clinical tests, together with manufacturing information and analytical data, are submitted as part of an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaborators, may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development, and the FDA must grant permission before each clinical trial can begin. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center, and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, regulations and regulations for informed consent of subjects.

Clinical Trials.  For purposes of NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap:

•	Phase I: Studies are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in subjects. In some cases, a sponsor may decide to run what is referred to as a “Phase Ib” evaluation, which is a second safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs.

•	Phase II: Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some instances, a sponsor may decide to run what is referred to as a “Phase IIa” clinical trial, which is designed to provide dose-ranging and additional safety and pharmaceutical data. In other cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

•	Phase III: These are commonly referred to as pivotal studies. When Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may give conditional approval of an NDA for a drug candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval. Such post-approval trials are typically referred to as Phase IV clinical trials.

New Drug Application.  The results of drug candidate development, pre-clinical testing, chemistry and manufacturing controls and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, by law the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data or an additional pivotal Phase III clinical trial. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we do. Once issued, the FDA may withdraw drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials.

Satisfaction of FDA regulations and requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our drug candidates on a timely basis, if at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific usages, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our drug candidates would harm its business. In addition, we cannot predict what additional governmental regulations may arise from future U.S. governmental action.

Any drugs manufactured or distributed by us or our collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to potential legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

Section 505(b)(2) Drug Applications.  Once an FDA-approved new drug is no longer patent-protected, another company may sponsor a new indication, a new use or put the drug in a new dosage form. Each new indication from a different company requires an NDA filing. As an alternate path to FDA approval for new or improved formulations of previously approved products, a company may file a Section 505(b)(2) NDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. However, this NDA does not have to contain all of the information or data that was submitted with the original NDA because of the FDA’s prior experience with the drug product. An original NDA for an FDA-approved new drug would have required numerous animal toxicology studies that have been reviewed by the FDA. These can be referenced in the 505(b)(2) NDA submitted by the new applicant. Many studies in humans that support the safety of the drug product may be in the published literature. The FDA allows the new sponsor company to submit these publications to support its 505(b)(2) NDA. By allowing the new sponsor company to use this information, the time and cost required to obtain approval for a drug product for the new indication can be greatly reduced. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered with the three-phase sequential process that is discussed above under “Government Regulation — United States.” However, the foreign equivalent of an IND is not a prerequisite to performing pilot studies or Phase I clinical trials.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us or our collaborators.

Legal Proceedings

We are not currently involved in any material legal proceedings.

Facilities

Our facilities consist of approximately 37,571 square feet of research and office space. We lease 9,805 square feet located at 777 Old Saw Mill River Road, Tarrytown, New York, until February 2012. We also lease 2,766 square feet in Munich, Germany until July 2009. We currently lease approximately 25,000 renewable square feet of laboratory and office space in San Diego, California.

Corporate Information

We were incorporated in Delaware in March 1993. We have two directly wholly-owned subsidiaries, EpiCept GmbH, based in Munich, Germany, which is engaged in research and development activities on our behalf and Maxim Pharmaceuticals, Inc. which we acquired on January 4, 2006. Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, and our telephone number is (914) 606-3500. Our website address is www.epicept.com. Our website, and the information contained in our website, is not a part of this prospectus.

Employees

As of December 16, 2008, our workforce consists of 28 full-time employees, eleven of whom hold a Ph.D. or M.D., and one of whom holds another advanced degree. We have no collective bargaining agreements with our employees and have not experienced any work stoppages. We believe that our relations with our employees are good.

MANAGEMENT

Management and Board of Directors

We have a strong team of experienced business executives, scientific professionals and medical specialists. Our executive officers and directors, their ages and positions as of December 16, 2008 are as follows:

Name	Age	Position/Affiliation

John V. Talley	52	President, Chief Executive Officer and Director
Robert W. Cook	53	Chief Financial Officer — Senior Vice President, Finance and Administration, and Secretary
Stephane Allard, M.D.	55	Chief Medical Officer
Ben Tseng, Ph.D.	63	Chief Scientific Officer
Dileep Bhagwat, Ph.D.	57	Senior Vice President, Pharmaceutical Development
Robert G. Savage	55	Chairman of the Board
Guy C. Jackson	66	Director
Gerhard Waldheim	59	Director
John F. Bedard	59	Director
Wayne P. Yetter	63	Director

Executive Officers and Key Employees

John V. Talley has been EpiCept’s President, Chief Executive Officer and a Director since October 2001. Mr. Talley has more than 29 years of experience in the pharmaceutical industry. Prior to joining EpiCept, Mr. Talley was the Chief Executive Officer of Consensus Pharmaceuticals, a biotechnology drug discovery start-up company that developed a proprietary peptide-based combinatorial library screening process. Prior to joining Consensus, Mr. Talley led Penwest Ltd.’s efforts in its spin-off of its subsidiary Penwest Pharmaceuticals Co. in 1998 and served as President and Chief Operating Officer of Penwest Pharmaceuticals. Mr. Talley started his career at Sterling Drug Inc., where he was responsible for all U.S. marketing activities for prescription drugs, helped launch various new pharmaceutical products and participated in the 1988 acquisition of Sterling Drug by Eastman Kodak Co. Mr. Talley received his B.S. in Chemistry from the University of Connecticut and completed coursework towards an M.B.A. in Marketing from New York University, Graduate School of Business.

Robert W. Cook has been EpiCept’s Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004. Prior to joining EpiCept, Mr. Cook was Vice President, Finance and Chief Financial officer of Pharmos Corporation since January 1998 and became Executive Vice President of Pharmos in February 2001. From May 1995 until his appointment as Pharmos’s Chief Financial Officer, he was a vice president in GE Capital’s commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the United States and in several overseas locations. He was named a managing director of Chase and several of its affiliates in January 1986. Mr. Cook received his B.S. in International Finance from The American University, Washington, D.C.

Stephane Allard, M.D. has been EpiCept’s Chief Medical Officer since March 2007. Prior to that he was Chief Executive Officer, President and a Director of Biovest International. Dr. Allard also served in executive positions at Sanofi-Synthelabo, Synthelabo, Inc. and Lorex Pharmaceuticals. Dr. Allard received his medical doctorate from Rouen Medical College and received a Diplomate of CESAM (Certificate of Statistical Studies Applied to Medicine) and a PhD in Clinical Pharmacology and Pharmacokinetics (Pitie Salpetriere Hospital); Paris, France.

Ben Tseng, Ph.D. has been EpiCept’s Chief Scientific Officer since January 2006. Prior to that he was Vice President, Research, at Maxim. Mr. Tseng joined Maxim as Senior Director, Research in 2000. Prior to its acquisition by Maxim in 2000, Dr. Tseng served as Vice President, Biology for Cytovia, Inc., which he joined in 1998. Dr. Tseng also served in executive research positions at Chugai Biopharmaceutical, Inc. from 1995-1998 and, Genta Inc. from 1989 to 1995. Prior to joining Genta, Dr. Tseng was a tenured Associate Adjunct Professor in the Department of Medicine, faculty member of the Physiology and Pharmacology Program, and Associate Member of the Cancer Center at the University of California, San Diego. Dr. Tseng received a B.A. in Mathematics from Brandeis University and a Ph.D in Molecular Biophysics and Biochemistry from Yale University.

Dileep Bhagwat, Ph.D., has been EpiCept’s Senior Vice President of Pharmaceutical Development since February 2004 and has more than 25 years of pharmaceutical experience developing and commercializing various dosage forms. Prior to joining EpiCept in 2004, Dr. Bhagwat worked at Bradley Pharmaceuticals, as Vice President, Research and Development and Chief Scientific Officer. From November 1994 through September 1999, Dr. Bhagwat was employed at Penwest Pharmaceuticals in various capacities, including Vice President, Scientific Development and Regulatory Affairs and at Purdue Frederick Research Center as Assistant Director of Pharmaceutical Development. Dr. Bhagwat holds many U.S. and foreign patents and has presented and published on dosage form development and drug delivery. Dr. Bhagwat holds a B.S. in Pharmacy from Bombay University, an M.S. and Ph.D. in Industrial Pharmacy from St. John’s University in New York and an M.B.A. in International Business from Pace University in New York.

Board of Directors

Robert G. Savage has been a member of EpiCept’s Board since December 2004 and serves as the Chairman of the Board. Mr. Savage has been a senior pharmaceutical executive for over twenty years. He held the position of Worldwide Chairman of the Pharmaceuticals Group at Johnson & Johnson and was both a company officer and a member of the Executive Committee. He also served Johnson & Johnson in the capacity of a Company Group Chairman and President of Ortho-McNeil Pharmaceuticals. Most recently, Mr. Savage was President of the Worldwide Inflammation Group for Pharmacia Corporation and is presently President and CEO of Strategic Imagery LLC, a consulting company which he is the principal of. He has held multiple positions leading marketing, business development and strategic planning at Hoffmann-La Roche and Sterling Drug. Mr. Savage is a director of The Medicines Company, a specialty pharmaceutical company, Noven Pharmaceuticals, a drug delivery company and Panacos Pharmaceuticals, Inc., a development stage biotechnology company. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University.

Guy C. Jackson has been a member of EpiCept’s Board since December 2004. In June 2003, Mr. Jackson retired from the Minneapolis office of the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson also serves as a director and member of the audit committee of Cyberonics, Inc. and Urologix, Inc., both medical device companies; Digi International Inc., a technology company; and Life Time Fitness, Inc., an operator of fitness centers. Mr. Jackson received a B.S. in Business Administration from The Pennsylvania State University and a M.B.A. from the Harvard Business School.

Gerhard Waldheim has been a member of EpiCept’s Board since July 2005. Since 2000, he has co-founded and built Petersen, Waldheim & Cie. GmbH, Frankfurt, which focuses on private equity and venture capital fund management, investment banking and related financial advisory services. Biotech and pharma delivery systems are among the focal points of the funds managed by his firm. Prior to that, Mr. Waldheim held senior executive and executive board positions with Citibank, RZB Bank Austria, BfG Bank in Germany and Credit Lyonnais in Switzerland; over the years, his banking focus covered lending, technology, controlling, investment banking and distressed equity. Prior to that, he worked for the McKinsey banking practice. He received an MBA from Harvard Business School in 1974 and a JD from the Vienna University School of Law in 1972.

John F. Bedard has been a member of EpiCept’s Board since January 2006 and prior thereto served as a member of Maxim’s board of directors since 2004. Mr. Bedard is currently President and Chief Regulatory Officer of Bedard & Associates Consulting, LLC. Mr. Bedard was the Senior Vice President, Worldwide

Regulatory Affairs for Mannkind Corporation (a biopharmaceutical company) until April, 2007. Previously, Mr. Bedard was engaged as a principal in a pharmaceutical consulting practice since 2002. Prior to that, he served in senior management positions during a 15-year career at Bristol-Myers Squibb, a pharmaceutical company, most recently as Vice President, FDA Liaison and Global Strategy. In that position, Mr. Bedard was the liaison with the FDA for new drug development, and he was also responsible for global development plans and registration activities for new drugs. Before his tenure at Bristol-Myers Squibb, Mr. Bedard held senior regulatory affairs positions at Smith Kline & French Laboratories and Ayerst Laboratories. Mr. Bedard also serves on the Board of Directors for Synvista Therapeutics, Inc. (a drug development company).

Wayne P. Yetter has served as a member of EpiCept’s board of directors since January 2006, and prior thereto served as a member of Maxim’s board of directors. Mr. Yetter has been the Chief Executive Officer of Verispan LLC (health care information) from September 2005 to August 2008. From 2003 to 2005 he was the founder of BioPharm Advisory LLC and served on the Advisory Board of Alterity Partners (mergers and acquisition advisory firm) which is now part of FTN Midwest Securities. Also, from November 2004 to September 2005, Mr. Yetter served as the interim Chief Executive Officer of Odyssey Pharmaceuticals, Inc., the specialty pharmaceutical division of Pliva d.d. From September 2000 to June 2003, Mr. Yetter served as Chairman and Chief Executive Officer of Synavant Inc. (pharmaceutical marketing/technology services). From 1999 to 2000, he served as Chief Operating Officer at IMS Health, Inc. (information services for the healthcare industry). He also served as President and Chief Executive Officer of Novartis Pharmaceuticals Corporation, the U.S. Division of the global pharmaceutical company Novartis Pharma AG, and as President and Chief Executive Officer of Astra Merck. Mr. Yetter began his career with Pfizer and later joined Merck & Co., holding a variety of marketing and management positions including Vice President, Marketing Operations, responsible for global marketing functions and Vice President, Far East and Pacific. Mr. Yetter serves on the board of directors of Noven Pharmaceuticals (drug delivery company), Synvista Therapeutics, Inc. (drug development company), and InfuSystem Holdings Inc. (a healthcare services company).

Gert Caspritz was a member of EpiCept’s board of directors at December 31, 2007. Mr. Caspritz resigned effective March 6, 2008.

Scientific and Medical Advisory Board

Our Scientific and Medical Advisory Board is composed of individuals with expertise in clinical pharmacology, clinical medicine and regulatory matters. Advisory board members assist us in identifying scientific and product development opportunities and in reviewing with management progress of the our projects.

Dr. Gavril Pasternak, Chief Advisor, is a recognized authority on opioid receptor mechanisms. He has published a substantial body of literature on the subject, and he is on the editorial boards of numerous journals related to the subjects of neuropharmacology and pain. Dr. Pasternak is a Member and attending Neurologist at Memorial Sloan-Kettering Cancer Center and is Professor of Neurology and Neuroscience, Pharmacology and Psychiatry at Cornell University Medical College and Graduate School of Medical Sciences.

Prof. Dr. Christoph Stein is a recognized authority in experimental and clinical pain research. He has studied mechanisms of peripherally mediated opioid analgesia and has published an extensive body of literature on this topic. He is on editorial boards of several journals related to pain, anesthesia and analgesia. Dr. Stein is Professor and Chairman of the Department of Anesthesiology at Charité — Campus Benjamin Franklin, Freie Universität Berlin, Germany, and Adjunct Professor at Johns Hopkins University.

Bruce F. Mackler, Ph.D., J.D., M.S., received his J.D. from the South Texas College of Law of the Texas A&M University, his Ph.D. from the University of Oregon Medical School, his M.S. from Pennsylvania State University and his B.A. from Temple University. He is a member of the District of Columbia Bar and admitted to practice before the Federal District and Appeals Court and before the Supreme Court. He has published some 100 scientific articles, abstracts and books during his tenure as a scientist and has been an attorney in the food and drug area for 25 years.

Dr. Howard Maibach is a dermatologist whose research area is dermatology, dermatopharmacology and dermatotoxicology. Dr. Maibach has published over 1900 articles on various dermatology-related subjects and is a frequent lecturer on various subjects related to dermatology. Dr. Maibach is currently professor in the Department of Dermatology, School of Medicine, at the University of California in San Francisco.

Board Composition

Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of our board of directors are “independent” of EpiCept and its management. Directors Jackson and Yetter are in the class of directors whose initial term expires at the 2009 Annual Meeting of Stockholders. Directors Waldheim and Bedard are in the class of directors whose term expires at the 2010 Annual Meeting of the Stockholders. Directors Talley and Savage are in the class of directors whose term expires at the 2011 Annual Meeting of Stockholders.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2007, there were nine meetings of the board of directors. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders.

Committees of the Board

Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each standing committee has a charter, accessible on our website at http://www.epicept.com, or by sending a request in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook.

Audit Committee.  Our audit committee is responsible for the oversight of such reports, statements or charters as may be required by the Nasdaq Capital Market, The OMX Nordic Exchange or federal securities laws, as well as, among other things:

•	overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	overseeing and monitoring our independent registered public accounting firm’s qualifications, independence and performance;

•	providing the board with the results of our monitoring and recommendations; and

•	providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

Messrs. Jackson, Waldheim and Yetter are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Jackson serves as Chairman of the audit committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of our audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, the Nasdaq Capital Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee.  Our compensation committee is composed of Messrs. Savage, Bedard and Jackson, each of whom is a non-employee member of the board of directors. Mr. Savage serves as Chairman of our compensation committee. Each member of our compensation committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934 and the rules of the Nasdaq Capital Market. The compensation committee is responsible for, among other things:

•	reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;

•	preparing a report to be included in the annual proxy statement that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of our current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee is composed of Messrs. Yetter, Savage and Waldheim, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and The Nasdaq Capital Market. Mr. Yetter serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	reviewing board structure, composition and practices, and making recommendations on these matters to the board;

•	reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board;

•	overseeing compliance by the chief executive officer and senior financial officers with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	overseeing compliance by employees with the Code of Business Conduct and Ethics.

In making its recommendations to the board, the committee considers, among other things, the qualifications of individual director candidates. The committee works with the board to determine the appropriate characteristics, skills, and experiences for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, finance, and medicine. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and diversity. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the results of the most recent board self-evaluation. The nominating and corporate governance committee will consider director candidates recommended by stockholders submitted in accordance with our by-laws.

The information contained in this prospectus with respect to the charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and the

independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our employees, and a Supplemental Code of Ethics that specifically applies to our chief executive officer and our chief financial officer. This Supplemental Code of Ethics is designed to comply with Nasdaq Marketplace Rules related to codes of conduct. A copy of this Supplemental Code of Ethics may be obtained on our website at http://www.epicept.com. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics or our Supplemental Code of Ethics for the benefit of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing a similar function, and other named executives.

EXECUTIVE & DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of the Compensation Committee

Our executive compensation is administered by the Compensation Committee of the Board of Directors. The members of this committee are Robert G. Savage (Chairman), Guy C. Jackson and John F. Bedard, each an independent, non-employee director. In 2007, the Compensation Committee met seven times and all of the members of the Compensation Committee were present during those meetings.

Under the terms of its Charter, the Compensation Committee is responsible for delivering the type and level of compensation to be granted to our executive officers. In fulfilling its role, the Compensation Committee reviews and approves for the Chief Executive Officer (CEO) and other executive officers (1) the annual base salary, (2) the annual incentive bonus, including the specific goals and amounts, (3) equity compensation, (4) employment agreements, severance arrangements and change in control arrangements and (5) any other benefits, compensation, compensation policies or arrangements.

During 2007, the Compensation Committee delegated the authority to the CEO to make initial option grants to certain new employees (within an approved range) that do not report directly to the CEO. All new employee grants in excess of the CEO limit, subsequent grants to existing employees and any grant to executive officers are approved by the Compensation Committee. The Compensation Committee does not intend to delegate that authority in the future.

While management may use consultants to assist in the evaluation of the CEO or executive officer compensation, the Compensation Committee has authority to retain its own compensation consultant, as it sees fit. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Prior to becoming a public reporting company in 2006, the Compensation Committee relied on informal industry surveys of the compensation practices of similarly-sized corporations and general knowledge and experience in setting compensation levels. During 2007, the Compensation Committee relied on compensation information produced by Radford. The Compensation Committee received the compensation recommendations from management, relevant background information on our executive officers and compensation studies conducted by Radford. The Compensation Committee then reviewed the compensation recommendation with the CEO for all executives, except for the CEO. The CEO was not present during the discussion of his compensation. The Compensation Committee then determined the compensation levels for the executive officers and reported that determination to the Board.

Compensation Objectives Philosophy

The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual cash and bonuses and long-term equity incentives to achievement of measurable performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executive officer’s overall compensation to (i) operational goals such as the establishment of operating plans and budgets, review of organization and staff and the implementation of requisite changes, (ii) strategic goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates and (iii) financial factors, such as success in raising capital and improving our results of operations. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology and specialty pharmaceutical industries while taking into account our relative performance and our own strategic goals.

Compensation Program

In order to achieve the above goals, our total compensation packages include base salary and annual bonus, all paid in cash, as well as long-term compensation in the form of stock options, restricted stock and restricted stock units. We believe that appropriately balancing the total compensation package is necessary in order to provide market-competitive compensation. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.

Review of External Data.  The Compensation Committee obtained a survey of the compensation practices of our peers in the United States in order to assess the competitiveness of our executive compensation. In the fourth quarter of 2007, the Compensation Committee obtained data from Radford for a number of biotechnology and specialty pharmaceutical companies with less than $50.0 million in revenue, comparable numbers of employees, comparable market capitalization and/or similar product offerings (the general peer group). The peer group consists of Adolor Corporation, Anesiva, Inc., A.P. Pharma, Inc., Ariad Pharmaceuticals, Inc., BioCryst Pharmaceuticals, Inc., Cell Therapeutics, Inc., Depomed, Inc., Durect Corporation, Genta, Inc., Nastech Pharmaceutical Company, Inc., NeoPharm, Inc., Novacea, Inc., NPS Pharmaceuticals, Inc., Oxigene, Inc., Pain Therapeutics, Inc., Pozen, Inc. and Titan Pharmaceuticals, Inc. The Compensation Committee asked Radford to conduct assessments in three areas of compensation for executive positions: (1) total direct compensation (base salary) for our executive officers, (2) target total cash compensation (salary and bonus) and (3) equity grants.

For executive officers, we targeted the aggregate value of our total cash compensation (base salary and bonus) at the 50th percentile of the general peer group and long-term equity incentive compensation at the 75th percentile. The Compensation Committee strongly believes in engaging the best talent in critical functions, and this may entail negotiations with individual executives who may have significant retention packages in place with other employers. In order to attract such individuals to our Company, the Compensation Committee may determine that it is in our best interests to negotiate packages that deviate from the general principle of benchmarking our compensation on our general peer group. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to individuals to address retention issues.

Compensation Elements

Cash Compensation

Base Salary.  Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other benchmark companies for similar positions. Generally, we believe that executive base salaries should be targeted near the 50th percentile of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed by the Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review generally occurs each year in the fourth quarter for implementation in the first quarter.

Annual Bonus.  The Compensation Committee has the authority to award annual performance bonuses to our executive officers and other key employees. In 2007, the Compensation Committee awarded bonuses to certain of our executive officers. The Compensation Committee reviews potential annual cash incentive awards for our named executive officers annually to determine award payments, if any, for the last completed fiscal year, as well as to establish award opportunities for the current year. The Compensation Committee intends to utilize annual incentive bonuses to compensate executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive officer, but will relate generally to (i) operational goals such as those related to operating plans and budgets, review of organization and staff and the implementation of requisite changes, (ii) strategic goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates and (iii) financial factors, such as success in raising capital and our results of operations. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes, based on the Radford survey, are comparable with executive officers in other companies of similar size and stage of development operating in the biotechnology and specialty pharmaceutical industries while taking into account our relative performance and our own strategic goals. The Compensation Committee also has the ability to grant discretionary bonuses to executive officers. No discretionary bonuses were granted in 2007.

For 2007, annual cash bonus award opportunities for the named executive officers are summarized below. These awards were determined and paid in 2008, accordingly, they are not reflected in the summary compensation table.

FY 2007 Annual Cash Bonus Award Opportunity

	Target Performance
	% of Salary	Amount	Amount Paid

Jack Talley	50	$200,000	$200,000
Robert Cook	25	65,000	65,000
Stephane Allard	25	52,083	52,083
Ben Tseng	25	62,500	62,500
Dileep Bhagwat	25	62,500	93,750

Long-Term Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle. We believe that the annual aggregate value of these awards should be set near the 75th percentile of our general peer group. Due to the early stage of our business, our desire to preserve cash, and the limited nature of our retirement benefit plans, we expect to provide a greater portion of total compensation to our executives through stock options, restricted stock units and restricted stock grants than through cash-based compensation.

Stock Options.  Our stock plans authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee oversees the administration of our stock option plan. Stock options may be granted at the commencement of employment, annually, occasionally following a significant change in job responsibilities or to meet other special retention objectives.

The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as John Talley, our President and CEO.

In 2007, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Option Grants in Last Fiscal Year.” These grants included grants made in March 2007 in connection with the commencement of employment of Stephane Allard, our Chief Medical officer, and in January 2007 in connection with merit-based grants made by the board of directors to a large number of employees, including executive officers, which were intended to encourage an ownership culture among our employees. The January 2007 grants were made to certain of our employees, including executive officers, based on performance of such employees and to reward our executive officers for their service and to encourage continued service with us. In January 2008, we granted options to purchase approximately 0.9 million shares of our common stock at an exercise price of $1.34 per share. Since these awards delivered and granted in 2008, they are not reflected in the Summary Compensation Table or the other tables set forth below. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest monthly over a four-year period based upon continued employment, and generally expire ten years after the date of grant.

We expect to continue to use stock options as a long-term incentive vehicle because:

•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	Stock options are performance based, in that any value received by the recipient of a stock option is based on the growth of the stock price.

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholders value over the longer term.

•	The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholders value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.

Stock Appreciation Rights.  Our 2005 equity incentive plan authorizes us to grant stock appreciation rights, or SARs. To date, we have not granted any SAR under our 2005 equity incentive plan. An SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted. Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR. SARs typically vest based upon continued employment on a pro-rata basis over a four-year period, and generally expire ten years after the date of grant. Our Compensation Committee is the administrator of our stock appreciation rights plan.

Restricted Stock and Restricted Stock Units.  Our 2005 equity incentive plan authorizes us to grant restricted stock and restricted stock units. In 2007, we granted 0.1 million shares of restricted stock at a fair market value of $1.46 per share. In January 2008, we granted 0.2 million restricted stock units with an aggregate fair market value of $0.3 million. In order to implement our long-term incentive goals, we anticipate granting restricted stock units in the future in conjunction with stock options.

Other Compensation

Our executive officers, who are parties to employment agreements, will continue to be parties to such employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to the median competitive levels for comparable companies. We have no current plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits provided thereunder.

Section 16(a) Beneficial Ownership Reporting Compliance

Other than Stephane Allard and Oliver Wiedemann, no person who, during the fiscal year ended December 31, 2007, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the our common stock which is our only class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”), failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year. Messrs. Allard and Wiedemann each filed one late report on Form 4, reflecting one transaction each that was not filed in a timely manner. The foregoing is based solely upon a review by us of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to us with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.

Executive Compensation

The following table sets forth the compensation earned for services rendered to EpiCept in all capacities by our chief executive officer and certain executive officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2007, collectively referred to herein as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name/Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)		($)

John V. Talley	2007	400,000	175,000	24,890	1,317,625	—	—	49,685	(3)	1,967,200
President and	2006	350,000	425,000	—	2,633,639	—	—	53,331	(3)	3,461,970
Chief Executive Officer	2005	283,876	243,750	—	—	—	—	27,202	(3)	554,828
Robert W. Cook	2007	260,000	46,875	5,755	156,734	—	—	24,657	(4)	494,021
Chief Financial Officer,	2006	250,000	137,500	—	369,260	—	—	25,908	(4)	782,668
Senior Vice President	2005	232,337	90,625	—	—	—	—	18,192	(4)	341,154
Finance & Administration
Ben Tseng(5)	2007	250,000	43,000	6,658	34,869	—	—	27,210	(5)	361,737
Chief Scientific Officer	2006	218,625	43,000	—	33,480	—	—	33,161	(5)	328,266
	2005	—	—	—	—	—	—			—
Stephane Allard(6)	2007	213,182	—	—	21,350	—	—	15,136	(6)	249,668
Chief Medical Officer	2006	—	—	—	—	—	—			—
	2005	—	—	—	—	—	—			—
Dileep Bhagwat	2007	250,000	57,200	8,623	97,702	—	—	25,813	(7)	333,013
Senior Vice President,	2006	211,459	57,200	—	196,353	—	—	25,452	(7)	490,464
Pharmaceutical Development	2005	196,206	—	—	—	—	—	17,995	(7)	214,201

(1)	This column represents the dollar amount recognized for consolidated financial statement reporting purposes for the fair value of restricted stock granted and vesting for the named executive officers in 2007.

(2)	This column represents the dollar amount recognized for consolidated financial statement reporting purposes for the fair value of stock options granted and vesting for the named executive officers in 2007. The fair value, a non-cash expense, was estimated using the Black-Scholes option-pricing method in accordance with SFAS No. 123R.

(3)	Includes premiums for health benefits, life and disability insurance and automobile allowance paid on behalf of Mr. Talley.

(4)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Mr. Cook.

(5)	Dr. Tseng joined EpiCept upon closing of the merger with Maxim on January 4, 2006. Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Tseng.

(6)	Dr. Allard joined EpiCept in March 2007. Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Allard.

(7)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Bhagwat.

Employment Agreements

We have entered into employment agreements with Messrs. John V. Talley and Robert W. Cook, each dated as of October 28, 2004. Effective January 4, 2006, pursuant to their employment agreements, Messrs. Talley and Cook received base salaries of $350,000 and $250,000, respectively. For 2008, Messrs. Talley and Cook will receive a base salary of $424,000, and $270,400, respectively. Each employment agreement also provides for discretionary bonuses and stock option awards and reimbursement of reasonable expenses incurred in connection with services performed under each officer’s respective employment agreement. The discretionary bonuses and stock options are based on performance standards determined by our Board. Individual performance is determined based on quantitative and qualitative objectives, including our operating performance relative to budget and the achievement of certain milestones largely related to the clinical development of our products and licensing activities. The future objectives will be established by our Board. In addition, Mr. Talley’s employment agreement provides for automobile benefits and term life and long-term disability insurance coverage. Both employment agreements expired on December 31, 2007 but are automatically extended for unlimited additional one-year periods. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, Mr. Talley and Mr. Cook will receive payment of his applicable base salary through the termination date, the balance of any annual, long-term or incentive award earned in any period prior to the termination date and a lump-sum payment for any accrued but unused vacation days.

If Mr. Talley dies or becomes disabled, he is entitled to (i) receive a lump-sum payment equal to (a) one-third of his base salary times (b) a fraction, the numerator being the number of days he was employed in the calendar year of termination and the denominator being the number of days in that year and (ii) have (a) 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date; (b) the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and quarterly for two years following the termination date; and (c) each outstanding stock option remain exercisable for all securities for the later of (x) the 90th day following the date that the option becomes fully vested and exercisable and (y) the first anniversary of the termination date. If Mr. Cook dies or becomes disabled, he is entitled to the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on one-fourth of his base salary.

If Mr. Talley is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as if he were terminated due to death or disability and to receive a lump-sum payment equal to (a) one and one-third times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but no more than 12 and no less than 6) divided by (d) 12. If Mr. Cook is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as Mr. Talley, but the equation for his lump-sum payment is based on one and one-fourth times his base salary.

If Mr. Talley is terminated in anticipation of, or within one year following, a change of control, he is entitled to: (i) receive a lump-sum payment equal to (a) one and one third times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but not less than 24) divided by (d) 12 and (ii) have (a) 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date; (b) the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and monthly for the first year following the termination date; and (c) each outstanding stock option remain exercisable for all securities for the later of (x) the 90th day following the date that the option becomes fully vested and exercisable and (y) the first anniversary of the termination date. If Mr. Cook is terminated in anticipation of, or within one year following, a change of control, he is entitled to the same benefits as Mr. Talley, except his lump sum is equal to (a) one and one-fourth times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but no more than 18 and no less than 12) divided by (d) 12.

Tax Implications of Executive Compensation

We do not believe that Section 162(m) of the Internal Revenue Code, which limits deductions for executive compensation paid in excess of $1.0 million, is applicable, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in 2007.

Accounting Implications of Executive Compensation

Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statements of Financial Accounting Standards No. 123R Share-Based Payments (“SFAS No. 123R”). The Summary Compensation and Director Compensation Tables below used the principles set forth in FAS 123R to recognize expense for new awards granted after January 1, 2006 and for unvested awards as of January 1, 2006. The non-cash stock compensation expense for stock-based awards that we grant is generally recognized ratably over the requisite vesting period. We continue to believe that stock options, restricted stock and other forms of equity compensation are an essential component of our compensation strategy, and we intend to continue to offer these awards in the future.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, the Compensation Committee of the Board of Directors consisted of Robert G. Savage, Guy C. Jackson and John F. Bedard. All members of the Compensation Committee were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2007, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our board of directors.

Option Grants in Last Fiscal Year (2007)

During 2007, we granted approximately 1.1 million stock options, restricted stock, and restricted stock units to employees and directors, of which approximately 0.7 million were to the below named executive officers.

Grants of Plan-Based Awards

							All Other Option		Grant Date
						All Other Stock	Awards:	Exercise	Fair Value of
			Estimated Future Payouts Under			Awards:	Number of Shares	Price of	Stock and
		Approval	Equity Incentive Plan			Number of Shares	Underlying	Option	Option
Name	Grant Date	Date	Threshold	Target	Maximum	of Stock or Units (2)	Options	Awards(1)	Awards

John V. Talley	01/08/2007	01/05/2007	0	0	0	68,168	273,665	$1.46	$378,469
Robert Cook	01/08/2007	01/05/2007	0	0	0	15,750	62,250	$1.46	$86,446
Ben Tseng	01/08/2007	01/05/2007	0	0	0	18,168	73,665	$1.46	$101,611
Stephane Allard	03/23/2007	03/20/2007	0	0	0	0	100,000	$1.63	$113,797
Dileep Bhagwat	01/08/2007	01/05/2007	0	0	0	23,618	95,765	$1.46	$132,094

(1)	The exercise price of the options was equal to the market value of our common stock on the date of the grant.

(2)	Represents a restricted stock award that vests ratably in a series of forty-eight (48) successive equal monthly installments on the last day of each month (beginning with the month of grant).

Aggregate Option Exercises in Last Fiscal Year (2007) and Values at December 31, 2007

None of the named executive officers exercised any options in 2007. The named executive officers in the “Grants of Plan-Based Awards Table” above, received a aggregate of 31,456 shares of common stock representing the vested portion of their restricted stock grant in 2007.

Outstanding Equity Awards at December 31, 2007

						Stock Awards
	Option Awards							Equity Incentive	Equity Incentive
			Equity					Plan	Plan Awards:
			Incentive Plan				Market	Awards:	Market or
			Awards:			Number of	Value of	Number of	Payout Value of
	Number of Securities		Number of			Shares or	Shares or	Unearned	Unearned
	Underlying		Securities			Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised Options(1)		Underlying	Option	Option	Stock	Stock	Other Rights	Other Rights
	Number	Number	Unexercised Unearned	Exercise	Expiration	That have	That have	That have	That have
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested

John V. Talley	83,083	—	—	$1.20	11/1/2011	—	—	—	—
	2,084	—	—	$1.20	1/1/2012	—	—	—	—
	83,333	—	—	$1.20	1/1/2012	—	—	—	—
	1,009,657	232,998	—	$5.84	1/4/2016	—	—	—	—
	68,410	205,255	—	$1.46	1/8/2017	51,120	$64,922	—	—
Robert Cook	132,227	79,340	—	$5.84	1/4/2016	—	—	—	—
	15,561	46,689	—	$1.46	1/8/2017	11,808	$14,996	—	—
Ben Tseng	10,198	—	—	$8.68	3/8/2010	—	—	—	—
	2,039	—	—	$24.76	9/10/2011	—	—	—	—
	305	—	—	$33.83	9/1/2013	—	—	—	—
	214	71	—	$32.90	9/1/2014	—	—	—	—
	5,099	—	—	$10.69	10/20/2014	—	—	—	—
	10,000	10,000	—	$5.84	1/5/2016	—	—	—	—
	18,415	55,250	—	$1.46	1/8/2017	13,608	$17,282	—	—
Stephane Allard	20,831	79,169	—	$1.63	3/23/2017	—	—	—	—
Dileep Bhagwat	70,313	42,187	—	$5.84	1/4/2016	—	—	—	—
	23,939	71,826	—	$1.46	1/8/2017	17,712	$22,494	—	—

(1)	All Options vest ratably on a monthly basis over the 48 months following the Option Grant Date. The Option Grant Date is 10 years prior to the Option Expiration Date.

Director Compensation

We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings. In addition, prior to 2006, each non-employee director received $2,500 for their attendance at each board meeting and $250 for their participation in a telephonic board or committee meeting.

We have also in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 1995 Stock Option Plan, and our board continues to have the discretion to grant options to new and continuing non-employee directors. In August 2005, our stockholders approved the 2005 Equity Incentive Plan, the terms of which also include the grant of stock options to directors who are not officers or employees of EpiCept.

In 2007, each non-employee director board member also received an annual retainer of $25,000. The chair person of the board received an annual retainer of $40,000, the chairperson of the audit committee received an annual retainer of $10,000 and the chairperson of each of the other committees received an annual retainer of $7,500. In addition, each non-employee director received $1,500 for their attendance at each board meeting and $750 for their participation in each telephonic board meeting. Each non-employee director also received $750 for their attendance at each committee meeting and $500 for their participation in a telephonic committee meeting. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 2005 Equity Incentive Plan. Upon joining the board, each member received 35,000 options and the chairman received 100,000 shares each, vesting over three years. Annually thereafter, each director and chairperson will receive equity compensation in amounts to be determined annually by the Compensation Committee. Typically such equity compensation vests over two years. The option and restricted stock unit awards to the directors in 2007 represent awards to Messrs. Bedard, Caspritz, Savage, Jackson, Waldheim and Yetter. The value of the options and restricted stock units granted to non-employee directors set forth in the table below reflect grants of options to compensate for their service and were issued at the market value of our common stock at the date of grant.

The following table sets forth all material Director compensation information during the year ended December 31, 2007:

Director Compensation Table

					Change in pension
					value and
					nonqualified
	Fees Earned			Non-equity	deferred
	or Paid in	Stock	Option	Incentive plan	compensation	All Other
	Cash(1)	Awards ($)(2)	Awards ($)(3)	compensation($)	earnings($)	Compensation	Total

John Bedard	$39,500	4,163	$12,411	$—	$—	$—	$56,074
Gert Caspritz(4)	—	—	—	—	—	—	—
Robert G. Savage	65,563	7,286	21,712	—	—	—	$94,561
Guy C. Jackson	51,750	4,163	12,411	—	—	—	68,324
Gerhard Waldheim	38,000	4,163	12,411	—	—	—	54,574
Wayne P. Yetter	43,188	4,163	12,411	—	—	—	59,762

(1)	This column reports the amount of cash compensation earned in 2007 for Board and committee service.

(2)	This column represents the dollar amount recognized for consolidated financial statement reporting purposes for the fair value of restricted stock units granted and vesting for the named executive officers in 2007.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted and vested to the directors in 2007. The fair value, a non-cash expense, was estimated using the Black-Scholes option-pricing method in accordance with FAS 123R.

(4)	Gert Caspritz resigned from the Board effective March 6, 2008.

For 2007, the compensation committee retained Radford Surveys, or Radford, to analyze our non-executive director and chairman compensation. The committee determined that cash compensation should be benchmarked at the 50th percentile and that equity-based compensation should be benchmarked at the 75th percentile for comparable companies in the biotechnology and specialty pharmaceutical industries. As a result of that analysis, the Board approved the following changes: (1) the annual cash retainer for the Chairman was reduced to $40,000, (2) the annual cash retainer for the Audit Committee chair was increased to $10,000 and for the Compensation Committee chair to $7,500 and (3) the annual equity grant for each director and the chairman was increased to 25,000 shares and 80,000 shares, respectively, vesting over two years. Two-thirds of the annual director equity grant were in the form of stock options and the remainder was comprised of restricted stock units. The compensation arrangements for 2008 have not yet been determined.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
	and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	3,869,719	$5.87	4,107,514
Total	3,869,719	$5.87	4,107,514

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides certain information with respect to all of our equity compensation plans in effect as of September 30, 2008.

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Total equity compensation plans approved by stockholders	5,972,906	$3.98	1,732,725

The following table sets forth information as of December 17, 2008 regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to own beneficially more than five percent of our common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our directors and the named executive officers as a group.

Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, NY 10591.

	Number of Shares	Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned(1)(2)

5% Stockholders
TVM Capital(3)	4,571,410	5.65%
Private Equity Direct Finance(4)	6,000,831	7.41
Executive Officers and Directors
John V. Talley(5)	1,876,122	2.27
Robert W. Cook(6)	280,413	*
Ben Tseng(7)	132,422	*
Dr. Dileep Bhagwat(8)	252,425	*
Dr. Stephane Allard(9)	178,098	*
Robert G. Savage(10)	504,374	*
Guy Jackson(11)	284,065	*
Gerhard Waldheim(12)	283,815	*
John Bedard(13)	229,063	*
Wayne P. Yetter(14)	247,014	*
All directors and named executive officers as a group (10 persons)(15)	4,267,811	5.03

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Percentage ownership is based on 80,941,775 shares of common stock outstanding on December 17, 2008.

(3)	Includes 1,144,822 shares of common stock held by TVM III, and 3,408,464 shares held by TVM IV. Includes 6,042 shares of common stock held by Dr. Gert Caspritz, a director who resigned as of March 6, 2008, who is a general partner of TVM, which is the general partner of each of TVM III and TVM IV, and an aggregate of 12,082 shares of common stock held by Friedrich Bornikoel, Christian Claussen, John J. DiBello, Alexandra Goll, Helmut Schuhsler and Bernd Seibel who are individual Partners of TVM (such entities collectively with TVM III and TVM IV, “TVM”). TVM Techno Venture Management No. III, L.P. (“TVM III Management”) is the General Partner and the investment committee of TVM III. TVM IV Management GmbH & Co. KG (“TVM IV Management”) is the Managing Limited Partner and investment committee of TVM IV. The investment committees, composed of certain Managing Limited Partners of TVM, have voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. Decisions of the investment committees are made by a majority vote of their members and, as a result, no single member of the investment committees has voting or dispositive authority over the shares. Friedrich Bornikoel, John J. Di Bello, Alexandra Goll, Christian Claussen, Bernd Seibel and Helmut Schühsler are the members of the investment committee of TVM III Management. They, along with Gert Caspritz, John Chapman and Hans G. Schreck are the members of the investment committee of TVM IV Management. Friedrich Bornikoel, John J. DiBello, Alexandra Goll, Christian Claussen, Bernd Seibel and Helmut Schühsler each disclaim beneficial ownership of the shares held by TVM III and TVM IV except to the extent any individual has a pecuniary interest therein. Gert Caspritz, John Chapman and Hans G. Schreck each disclaim beneficial ownership of the shares held by TVM IV except to the extent any individual has a pecuniary interest therein. The address of TVM III Management and TVM IV Management is 101 Arch Street, Suite 1950, Boston, MA 02110.

(4)	Includes 4,779,053 shares of common stock held by Private Equity Direct Finance, 1,205,821 shares of common stock held by Mr. Peter Derendinger who is a principal of ALPHA Associates (Cayman), L.P. and 15,957 shares of common stock held by Guy Myint-Maung, who is a principal of ALPHA Associates (Cayman). Mr. Derendinger and Mr. Myint-Maung disclaim beneficial ownership of the shares held by Private Equity Direct Finance except to the extent they have a pecuniary interest therein. Private Equity Direct Finance is a Cayman Islands exempted limited company and a wholly-owned subsidiary of Private Equity Holding Cayman, itself a Cayman Islands exempted limited company, and a wholly-owned subsidiary of Private Equity Holding Ltd. Private Equity Holding Ltd. is a Swiss corporation with registered office at Innere Guterstrasse 4, 6300 Zug, Switzerland, and listed on the SWXSwiss Exchange. The discretion for divestments by Private Equity Direct Finance rests with ALPHA Associates (Cayman), L.P., as investment manager. The members of the board of directors of the general partner of ALPHA Associates (Cayman), L.P. are the same persons as the members of the board of directors of Private Equity Direct Finance: Rick Gorter, Gwendolyn McLaughlin and Andrew Tyson. A meeting of the directors at which a quorum is present is competent to exercise all or any of the powers and discretions. The quorum necessary for the transaction of business at a meeting of the directors may be fixed by the directors and, unless so fixed at any other number, is two. The address of Private Equity Direct Finance is One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands.

(5)	Includes 149,814 shares of common stock, 2,840 shares of restricted stock and 1,723,468 shares exercisable upon the exercise of options that are exercisable within 60 days.

(6)	Includes 22,550 shares of common stock, 656 shares of restricted stock and 257,207 shares exercisable upon the exercise of options that are exercisable within 60 days.

(7)	Includes 10,374 shares of common stock, 756 shares of restricted stock and 121,292 shares issuable upon the exercise of options that are exercisable within 60 days.

(8)	Includes 23,818 shares of common stock, 984 shares of restricted stock and 227,623 shares issuable upon the exercise of options that are exercisable within 60 days.

(9)	Includes 45,600 shares of common stock and 132,498 shares issuable upon the exercise of options that are exercisable within 60 days.

(10)	Includes 70,100 shares of common stock and 434,274 shares issuable upon the exercise of options that are exercisable within 60 days.

(11)	Includes 5,000 shares of common stock and 279,065 shares issuable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 70,029 shares of common stock and 213,786 shares issuable upon the exercise of options that are exercisable within 60 days.

(13)	Includes 2,000 shares of common stock and 227,063 shares issuable upon the exercise of options that are exercisable within 60 days.

(14)	Includes 247,014 shares issuable upon the exercise of options that are exercisable within 60 days.

(15)	Includes 3,868,526 shares issuable upon the exercise of options that are exercisable within 60 days.

Stock Option Plans

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan, as amended, was adopted on September 1, 2005 and approved by stockholders on September 5, 2005, and subsequently amended and approved by stockholders on May 23, 2007. The 2005 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, performance-based awards and cash awards to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants.

A total of 7,000,000 shares of our common stock are reserved for issuance pursuant to the 2005 Equity Incentive Plan. As of September 30, 2008, 5,972,906 shares are outstanding. No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year.

Our board of directors or a committee of its board administers the 2005 Equity Incentive Plan. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The administrator will determine the exercise price of options granted under the 2005 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

Restricted stock may be granted under the 2005 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance-based awards may be granted under the 2005 Equity Incentive Plan. Performance-based awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

The 2005 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

The 2005 Equity Incentive Plan provides that if we experience a Change of Control (as defined), the administrator may provide at any time prior to the Change of Control that all then outstanding stock options and unvested cash awards shall immediately vest and become exercisable and any restrictions on restricted stock awards shall immediately lapse. In addition, the administrator may provide that all awards held by participants who are at the time of the Change of Control in our service or the service of one of our subsidiaries or affiliates shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards will be subject to the terms of any agreement effecting the Change of Control, which agreement may provide, without limitation, that in lieu of continuing the awards, each outstanding stock option shall terminate within a specified number of days after notice to the holder, and that such holder shall receive, with respect to each share of common stock subject to such stock option, an amount equal to the excess of the fair market value of such shares of common stock immediately prior to the occurrence of such Change of Control over the exercise price (or base price) per share underlying such stock option with such amount payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the administrator, in its discretion, shall determine. A provision like the one contained in the preceding sentence shall be inapplicable to a stock option granted within six months before the occurrence of a Change of Control if the holder of such stock option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

The 2005 Equity Incentive Plan will automatically terminate ten years from the effective date, unless it is terminated sooner. In addition, our board of directors has the authority to amend, suspend or terminate the Equity Incentive Plan provided such action does not impair the rights of any participant.

1995 Stock Option Plan

The 1995 Stock Option Plan, as amended, was approved by our board of directors in November 1995, and subsequently amended in April 1997, March 1999, February 2002 and June 2002. A total of 797,080 shares of our common stock were authorized for issuance under the 1995 Stock Option Plan. As of December 31, 2007 and 2006, 251,943 shares were available for issuance under the 1995 Stock Option Plan. We do not plan to grant any further options from this plan.

The purpose of the 1995 Stock Option Plan was to provide us and our stockholders the benefits arising out of capital stock ownership by its employees, officers, directors, consultants and advisors and any of its subsidiaries, who are expected to contribute to its future growth and success. The 1995 Stock Option Plan provides for the grant of non-statutory stock options to its (and its majority-owned subsidiaries’) employees, officers, directors, consultants or advisors, and for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code to its employees and employees of its majority-controlled subsidiaries.

A committee duly appointed by our board of directors administered the 1995 Stock Option Plan. The committee has the authority to (a) construe the respective option agreements and the terms of the plan; (b) prescribe, amend and rescind rules and regulations relating to the plan; (c) determine the terms and provisions of the respective option agreements, which need not be identical; (d) make all other determinations in the judgment of the committee necessary or desirable for the administration of the plan. From and after the registration of our common stock under the Securities Exchange Act of 1934, the selection of a director or an officer who is a “reporting person” under Section 16(a) of the Exchange Act as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined by (a) the committee of the Board, each of which members shall be an outside director or (b) by a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be an outside director.

The committee shall determine the exercise price of stock options granted under the 1995 Stock Option Plan, but with respect to all incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of the grant or, in the case of grants of incentive stock options to holders of more than 10% of the total combined voting power of all classes of our stock (“10% owners”), at least equal to 110% of the fair market value of our common stock on the date of the grant.

The committee shall determine the term of stock options granted under the 1995 Stock Option Plan, but such date shall not be later than 10 years after the date of the grant, except in the case of incentive stock options granted to 10% owners in which case such date shall not be later than five years after the date of the grant.

Each option granted under the 1995 Stock Option Plan is exercisable in full or in installments at such time or times and during such period as is set forth in the option agreement evidencing such option, but no option granted to a “reporting person” shall be exercisable during the first six months after the grant.

No optionee may be granted an option to purchase more than 350,000 shares in any fiscal year. In addition, no incentive stock option may be exercisable for the first time in any one calendar year for shares of common stock with an aggregate fair market value (as of the date of the grant) of more than $100,000.

The 1995 Stock Option Plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime.

An optionee may exercise an option at any time within three months following the termination of the optionee’s employment or other relationship with us or within one year if such termination was due to the death or disability of the optionee, but except in the case of the optionee’s death, in no event later than the expiration date of the option. If the termination of the optionee’s employment is for cause, the option expires immediately upon termination.

The 1995 Stock Option Plan automatically terminated on November 14, 2005.

2005 Employee Stock Purchase Plan

The 2005 Employee Stock Purchase Plan was adopted on September 1, 2005 and approved by the stockholders on September 5, 2005. The Employee Stock Purchase Plan became effective at the effective time of the merger and a total of 500,000 shares of our common stock have been reserved for sale.

Our board of directors or a committee of the board will administer the 2005 Employee Stock Purchase Plan. Our board of directors or the committee will have full and exclusive authority to interpret the terms of the 2005 Employee Stock Purchase Plan and determine eligibility.

All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

•	immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

•	whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

The 2005 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and generally provides for six-month offering periods beginning on January 1 and July 1 of each calendar year, commencing on January 1, 2006 or such other date as may be determined by the committee appointed by us to administer the 2005 Employee Stock Purchase Plan. The plan commenced on November 16, 2007.

The 2005 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions from their eligible compensation, which includes a participant’s base salary, wages, overtime pay, shift premium and recurring commissions, but does not include payments for incentive compensation or bonuses.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with EpiCept.

A participant may not transfer rights granted under the 2005 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Employee Stock Purchase Plan.

Our board of directors has the authority to amend or terminate the 2005 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2005 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the 2005 Employee Stock Purchase Plan.

401(k) Plan

In January 2007, we adopted a new Retirement Savings and Investment Plan, the 401(k) Plan, whereby the two previously existing plans were terminated. The 401(k) Plan provides for matching contributions by us in an amount equal to the lesser of 50% of the employee’s deferral or 3% of the employee’s qualifying compensation. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn. If the 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code, the contributions will be tax deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,500 if under 50 years old and $20,500 if over 50 years old in 2007 and to have those funds contributed to the 401(k) Plan.

In 1998, we adopted a Retirement Savings and Investment Plan, the old EpiCept 401(k) Plan, covering its full-time employees located in the United States. The old EpiCept 401(k) Plan was intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by EpiCept, were the investment earnings thereon, are not taxable to the employees until withdrawn. The old EpiCept 401(k) Plan was terminated in January 2007.

Upon the completion of the merger with Maxim on January 4, 2006, we adopted and continued the existing 401(k) retirement plan, the Maxim 401(k) Plan, under which employees of its San Diego office who met the eligibility requirements may participate and contribute to the 401(k) Plan. The Maxim 401(k) Plan was terminated in January 2007.

DESCRIPTION OF CAPITAL STOCK

General

Our Third Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, authorizes 175,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The foregoing and the following description of capital stock give effect to the restated certificate of incorporation and by the provisions of the applicable Delaware law.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by its stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.

Warrants

As of December 17, 2008, warrants to purchase approximately 34,889,298 shares of our common stock at a weighted exercise price of $1.32 per share were outstanding.

Registration Rights

In connection with the each of the private placements conducted on February 9, 2006, December 21, 2006 and June 28, 2007, we entered into customary registration rights agreements granting the holders of common stock purchase warrants representing an aggregate of 7,026,105 shares of common stock the right to require us to register the common stock issuable upon exercise of their warrants. The shares underlying the warrants sold in February 2006, December 2006 and June 2007 have already been registered with the SEC. We are also required to file a registration statement for the common stock issuable to YA Global Investments, L.P. pursuant to a standby equity distribution agreement on or prior to the first sale of common stock thereunder to YA Global Investments, L.P. We have filed a registration statement to register up to 1,000,000 shares upon issuance to YA Global Investments, L.P.

Anti-Takeover Provisions

Provisions of Delaware law and our Certificate of Incorporation and Amended and Restated By-Laws (our “By-Laws”) could make the acquisition of us through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Effects of Some Provisions of Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of the Charter Documents.  Our Certificate of Incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our Certificate of Incorporation also provides that directors may be removed with cause by the affirmative vote of the holders of 75% of the outstanding shares of common stock.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our By-Laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in our Certificate of Incorporation or our By-Laws. Our By-Laws authorize a majority of our board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of stockholder written consents may deter hostile takeover attempts. Without the availability of stockholder actions by written consent, a holder controlling a majority of our capital stock would not be able to amend its bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders meeting and satisfy the notice periods determined by the board of directors. Our Certificate of Incorporation provides for the elimination of actions by written consent of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of common stock, preferred stock or convertible debt securities that we may sell under this prospectus. Warrants may be issued separately or together with other securities.

The warrants will be issued under warrant agreements to be entered into between us and the warrantholder. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” reflect the provisions included in such agreements that will be entered into with respect to the offering, and are filed as an exhibit to this registration statement.

The following description sets forth certain general terms and provisions of the warrants. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The warrant agreement describes the terms of the warrants with respect to which this prospectus is being delivered including the following, where applicable:

•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in this prospectus is not necessarily complete and is qualified in its entirety by reference to the warrant agreement relating to the warrants being offered hereby.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the warrants. Securities may be surrendered as all or part of the exercise of the warrants. Warrants may be exercised as indicated in the applicable warrant agreement up to the close of business, New York City time, on the expiration date set forth in the applicable warrant agreement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable warrant agreement.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

The following summary of the terms of the convertible debt securities describes general terms that apply to the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations. Convertible debt securities will be issued under an indenture which we summarize below. Since this is only a summary, it does not contain all of the information that may be important to you. The indenture relating to the convertible debt securities is an exhibit to the registration statement of which this prospectus is a part. We encourage you to read that document.

General

The indenture will not limit the aggregate principal amount of convertible debt securities we may issue and will provide that we may issue convertible debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or convertible debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the convertible debt securities of any series may differ and we, without the consent of the holders of the convertible debt securities of any series, may reopen a previous series of convertible debt securities and issue additional convertible debt securities of the series or establish additional terms of the series.

The convertible debt securities will be our unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness.

Our rights and the rights of our creditors (including the holders of convertible debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The terms of the Indenture include:

•	the title and specific designation of the convertible debt securities;

•	any limit on the aggregate principal amount of the convertible debt securities or the series of which they are a part;

•	whether the convertible debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the convertible debt securities will be denominated and in which we will make payments on the convertible debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the convertible debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•	if other than in minimum denominations of $2,000 and any integral multiple of $1,000, the denominations in which we may issue the convertible debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the amount we will pay if the maturity of the convertible debt securities is accelerated;

•	whether we will issue the convertible debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to mergers, consolidations and sales of assets) that apply to the convertible debt securities; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities.

The convertible debt securities will not be listed on any securities exchange. We will issue the convertible debt securities in fully registered form without coupons. We will pay principal, premium, interest and additional amounts, if any, on the convertible debt securities at the office or agency we maintain for that purpose or the specified corporate trust office of the trustee. We may pay interest on convertible debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on convertible debt securities issued in registered form will be payable on any interest payment date to the registered owners of the convertible debt securities at the close of business on the regular record date for the interest payment. The paying agent shall be            . We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the convertible debt securities are payable.

The convertible debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other convertible debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose or the specified corporate trust office of the trustee. There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange.

The transfer agent (in addition to the security registrar) we initially designate for any convertible debt securities is            . We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the convertible debt securities are payable.

We will issue the convertible debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000. The convertible debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase convertible debt securities at the option of the holders.

Conversion Rights

The following are the terms on which the convertible debt securities of any series are convertible into common stock or other securities:

Use of Global Securities

The convertible debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with                                        .

The depositary arrangement covering convertible debt securities, including                    .

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the convertible debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such convertible debt securities or by us if such convertible debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the convertible debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have convertible debt securities registered in their names and will not be entitled to receive physical delivery of the convertible debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, convertible debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of convertible debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such convertible debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indenture provides that if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of convertible debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of convertible debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of convertible debt securities occurs and continues,

the global securities for that series will be exchanged for registered convertible debt securities in definitive form. The definitive convertible debt securities may be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

PLAN OF DISTRIBUTION

We are offering shares of common stock, warrants, convertible debt securities and shares of common stock issuable upon exercise of warrants or conversion of convertible debt securities (as applicable) through a placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated as of            ,             has agreed to act as placement agent for the sale of such securities. The placement agent is not purchasing or selling any securities offered by this prospectus but has agreed to use reasonable “best efforts” to arrange for the sale of all of the securities offered by this prospectus.

The placement agent has arranged for the sale to one or more purchasers of the securities offered pursuant to this prospectus through direct purchase agreements between the purchasers and us. In exchange for these placement agent services, we have agreed to pay the placement agent immediately upon the closing of the placement (i) a cash fee equal to    % of the securities offered under this prospectus and (ii) additional compensation in the form of warrants to purchase that number of shares which equals    % of the number of shares of common stock offered by us in this offering, on the same terms and conditions as the warrants offered pursuant to this offering, however the exercise price shall be     % of the public offering price per share, the warrant will not have antidilution protections or be transferable for six months from the date of the offering except as permitted by NASD Rule 2710, and the number of shares underlying the Rodman warrant shall be reduced if necessary to comply with FINRA rules or regulations.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the purchase agreement, which may be waived by us in our discretion. A purchaser’s obligation to purchase securities is subject to conditions set forth in the purchase agreement as well, which also may be waived.

From time to time, we may issue up to           shares of our common stock (subject to adjustment) upon exercise of the warrants or conversion of convertible debt securities. These shares may be sold by the holders thereof from time to time. The warrants are not listed on any exchange and an active trading market for the warrants or convertible debt securities (as applicable) may not develop.

A warrant or convertible debt security may be transferred by a holder without our consent upon surrender of the security to us, properly endorsed (by the holder executing an assignment in the form attached thereto).

We currently anticipate that the sale of the securities will be completed on or about             . We estimate the total expenses of this offering which will be payable by us, excluding the fees payable to the placement agent, will be approximately $          .

We have agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act.

The placement agent agreement with             will be included as an exhibit to our Current Report on Form 8-K that will be filed with the SEC or about             .

In order to facilitate the offering of the securities, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our securities. Any of these activities may maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent make any representation or prediction as to the effect that these transactions may have on the market price of our securities. These transactions may occur on The Nasdaq Capital Market, the OMX Nordic Exchange or otherwise. Any such transactions will be conducted in compliance with Regulation M under the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to our change in the method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements and to our ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com. Information contained in our website does not constitute part of this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

EPICEPT CORPORATION AND SUBSIDIARIES

Part I. Financial Information

Item 1.	Financial Statements.

EpiCept Corporation and Subsidiaries

Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2008	2007(1)

ASSETS
Current assets:
Cash and cash equivalents	$3,281	$4,943
Prepaid expenses and other current assets	538	607

Total current assets	3,819	5,550
Restricted cash	71	335
Property and equipment, net	541	599
Deferred financing costs	187	559
Identifiable intangible asset, net	266	328
Other assets	26	27

Total assets	$4,910	$7,398

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,452	$1,220
Accrued research contract costs	919	1,177
Accrued interest	79	78
Other accrued liabilities	1,408	1,553
Notes and loans payable, current portion	5,068	9,553
Deferred revenue, current portion	438	177

Total current liabilities	10,364	13,758

Notes and loans payable	300	375
Deferred revenue	9,648	6,660
Deferred rent and other noncurrent liabilities	506	782

Total long term liabilities	10,454	7,817

Total liabilities	20,818	21,575

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.0001 par value; authorized 175,000,000 shares; issued 76,223,808 and 45,882,015 at September 30, 2008 and December 31, 2007, respectively	8	5
Additional paid-in capital	160,587	148,767
Warrants	16,242	10,025
Accumulated deficit	(190,855)	(170,849)
Accumulated other comprehensive loss	(1,815)	(2,050)
Treasury stock, at cost (12,500 shares)	(75)	(75)

Total stockholders’ deficit	(15,908)	(14,177)

Total liabilities and stockholders’ deficit	$4,910	$7,398

(1)	Derived from audited financial statements

The accompanying notes are an integral part of these condensed consolidated financial statements.

EpiCept Corporation and Subsidiaries

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$78	$46	$169	$304

Operating expenses:
General and administrative	2,628	2,360	7,465	9,008
Research and development	2,812	4,671	9,598	11,683

Total operating expenses	5,440	7,031	17,063	20,691

Loss from operations	(5,362)	(6,985)	(16,894)	(20,387)

Other income (expense):
Interest income	9	23	29	88
Foreign exchange (loss) gain	(567)	242	(182)	350
Interest expense	(243)	(548)	(1,094)	(1,756)
Loss on extinguishment of debt	—	—	(1,975)	—
Change in value of warrants and derivatives	—	(437)	113	(715)

Other expense, net	(801)	(720)	(3,109)	(2,033)

Net loss before income taxes	(6,163)	(7,705)	(20,003)	(22,420)
Income taxes	—	—	(3)	(4)

Net loss	(6,163)	(7,705)	(20,006)	(22,424)

Basic and diluted loss per common share	$(0.09)	$(0.20)	$(0.36)	$(0.66)

Weighted average common shares outstanding	69,406,850	37,599,333	56,325,365	34,152,187

The accompanying notes are an integral part of these condensed consolidated financial statements.

Epicept Corporation and Subsidiaries

Condensed Consolidated Statement of Stockholders’ Deficit
For the Nine Months Ended September 30, 2008
(In thousands, except share amounts)
(Unaudited)

						Accumulated
			Additional			Other		Total
	Common Stock		Paid-In		Accumulated	Comprehensive	Treasury	Stockholders’	Comprehensive
	Shares	Amount	Capital	Warrants	Deficit	Loss	Stock	Deficit	Loss

Balance at December 31, 2007	45,882,015	$5	$148,767	$10,025	$(170,849)	$(2,050)	(75)	$(14,177)	—
Issuance of common stock and warrants, net of issuance costs	26,154,911	2	8,385	4,929	—	—	—	13,316	—
Issuance of restricted common stock	25,803	—	38	—	—	—	—	38	—
Issuance of warrants	—	1	—	1,288	—	—	—	1,288	—
Exercise of warrants	4,173,579	—	1,463	—	—	—	—	1,464	—
Stock-based compensation expense	—	—	1,934	—	—	—	—	1,934	—
Foreign currency translation adjustment	—	—	—	—	—	235	—	235	235
Net loss	—	—	—	—	(20,006)	—	—	(20,006)	(20,006)

Balance at September 30, 2008	76,236,308	$8	$160,587	$16,242	$(190,855)	$(1,815)	$(75)	$(15,908)	$(19,771)

The accompanying notes are an integral part of these condensed consolidated financial statements.

EpiCept Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007

Cash flows from operating activities:
Net loss	$(20,006)	$(22,424)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	177	643
Gain on disposal of assets	(64)	—
Foreign exchange loss (gain)	182	(350)
Stock-based compensation expense	1,972	1,832
Amortization of deferred financing costs and discount on loans	353	736
Non-cash warrant value	—	362
Change in value of warrants and derivatives	(113)	715
Loss on extinguishment of debt	1,725	—
Changes in operating assets and liabilities, net of merger assets and liabilities:
Decrease in prepaid expenses and other current assets	69	347
Decrease in other assets	1	—
Increase in accounts payable	1,170	139
(Decrease) Increase in accrued research contract costs	(331)	617
Increase in accrued interest — current	1	6
Decrease in other accrued liabilities	(195)	(400)
Merger restructuring and litigation payments	—	(388)
Increase in deferred revenue	3,375	—
Recognition of deferred revenue	(126)	(262)
Payment of warrant liability	—	(584)
Decrease in other liabilities	(126)	(97)

Net cash used in operating activities	(11,936)	(19,108)

Cash flows from investing activities:
Change in restricted cash	264	—
Purchases of property and equipment	(31)	(153)
Proceeds from sale of property and equipment	64	22

Net cash provided by (used in) investing activities	297	(131)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	1,464	592
Proceeds from issuance of common stock and warrants, net of issuance costs	13,326	8,896
Repayment of loan	(4,863)	(2,817)
Deferred financing costs	—	(777)

Net cash provided by financing activities	9,927	5,894

Effect of exchange rate changes on cash and cash equivalents	50	(4)

Net decrease in cash and cash equivalents	(1,662)	(13,349)
Cash and cash equivalents at beginning of year	4,943	14,097

Cash and cash equivalents at end of period	$3,281	$748

Supplemental disclosure of cash flow information:
Cash paid for interest	$707	$1,032
Cash paid for income taxes	3	4
Supplemental disclosure of non-cash investing and financing activities:
Reclassification of warrants from liability to equity	—	142
Unpaid costs associated with issuance of common stock	173	97
Unpaid financing costs	150	150
Unpaid cost associated with the purchase of property and equipment	26	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

EpiCept Corporation and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

1.	The Company

EpiCept Corporation (“EpiCept” or the “Company”) is a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which when used concomitantly with interleukin-2 is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On October 8, 2008, the European Commission issued a formal marketing authorization for Ceplene® in the European Union.

In addition to Ceplene®, the Company has a portfolio of four product candidates in various stages of development: two oncology compounds, a pain product candidate for the treatment of peripheral neuropathies and another pain product candidate for the treatment of acute back pain. This portfolio of oncology and pain management product candidates lessens the Company’s reliance on the success of any single product candidate. The Company’s strategy is to focus its development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors.

EpiCept’s cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent (“VDA”) and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. The Company has completed its first Phase I clinical trial for EPC2407. AzixaTM (MPC-6827), an apoptosis inducer with VDA activity licensed by the Company to Myriad Genetics, Inc. (“Myriad”) as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

EpiCept’s lead pain product candidate, EpiCept NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, the Company concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. The Company has completed enrollment in a second Phase II clinical trial of NP-1 in which the Company is studying its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and placebo. Results are expected to be announced in the first quarter of 2009. The Company’s pain product candidates target moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. The Company’s pain product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration (“FDA”) approved pain management therapeutics, or analgesics, directly on the skin’s surface at or near the site of the pain.

The Company is subject to a number of risks associated with companies in the specialty pharmaceutical industry. Principal among these are risks associated with the Company’s ability to obtain regulatory approval for its product candidates, its ability to adequately fund its operations, dependence on collaborative arrangements, the development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with the U.S. FDA and other governmental regulations.

The Company has yet to generate product revenues from any of its product candidates in development. The Company’s operations to date have been funded principally through the proceeds from the sale of common and preferred securities, debt instruments, cash proceeds from collaborative relationships and investment income earned on cash balances.

2.	Basis of Presentation

The Company has prepared its consolidated financial statements under the assumption that it is a going concern. The Company has devoted substantially all of its cash resources to research and development programs and general and administrative expenses, and to date it has not generated any meaningful revenues from the sale of products. As a result, the Company has an accumulated deficit of $190.9 million as of

September 30, 2008 and may incur operating losses for a number of years. The Company’s recurring losses from operations and the accumulated deficit raise substantial doubt about its ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company believes that its existing cash resources will be sufficient to meet its projected operating and debt service requirements into November 2008 but will not be sufficient to meet its obligations thereafter, including but not limited to, its obligation to repay €1.5 million (approximately $1.9 million at November 6, 2008) of outstanding indebtedness that matures on December 31, 2008 and its obligation to make principal, interest and other payments under its secured loan from Hercules Technology Growth Capital, Inc. (“Hercules”) (approximately $1.4 million at November 6, 2008), which is secured by a pledge of substantially all of the Company’s assets, including its intellectual property. In addition, the Company has deferred, and will continue to defer payments to certain vendors which may cause its accounts payable balance to increase. The Company is seeking to raise additional capital as soon as possible. However, the Company’s efforts may not be successful and sufficient funds may not be available on satisfactory terms. If the Company does not raise additional funds before the middle of December 2008 it will be unable to meet its operating and debt service obligations, including the payment of the interest and principal on its senior secured loan. If the Company defaults on the payment of the interest and principal on its indebtedness, the Company’s senior secured lender may seek to accelerate the senior secured loan and exercise its rights and remedies under the loan and security agreement, including the sale of the Company’s property and other assets. (See Note 7).

The Company will require, over the long-term, substantial new funding to pursue development and commercialization of its product candidates and continue its operations. The Company believes that satisfying these capital requirements over the long-term will require successful commercialization of its product candidates. However, it is uncertain whether any of the Company’s product candidates will be approved or will be commercially successful. The amount of the Company’s future capital requirements will depend on numerous factors, including the progress of its research and development programs, the conduct of pre-clinical tests and clinical trials, the development of regulatory submissions, the costs associated with protecting patents and other proprietary rights, the development of marketing and sales capabilities, negotiation of licensing, joint venture and partnering arrangements and the availability of third-party funding.

The condensed consolidated balance sheets as of September 30, 2008, the condensed consolidated statements of operations for the three and nine months ended September 30, 2008 and 2007, the condensed consolidated statement of stockholders’ deficit for the nine months ended September 30, 2008 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2008 and 2007 and related disclosures contained in the accompanying notes are unaudited. The condensed consolidated balance sheet as of December 31, 2007 is derived from the audited consolidated financial statements included in the annual report filed on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”). The condensed consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States of America for interim financial information and in accordance with the instructions of the SEC on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the condensed consolidated balance sheet as of September 30, 2008 and the results of operations and cash flows for the periods ended September 30, 2008 and 2007 have been made. The results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008 or for any other period. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC.

3.	Summary of Significant Accounting Policies

Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue relating to its collaboration agreements in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition”, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalty payments.

The Company’s application of these standards requires subjective determinations and requires management to make judgments about the value of the individual elements and whether they are separable from the other aspects of the contractual relationship. The Company evaluates its collaboration agreements to determine units of accounting for revenue recognition purposes. To date, the Company has determined that its upfront non-refundable license fees cannot be separated from its ongoing collaborative research and development activities and, accordingly, do not treat them as a separate element. The Company recognizes revenue from non-refundable, upfront licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method or ratably over either the development period in which the Company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in the contract, or the later of (1) the conclusion of the royalty term on a jurisdiction by jurisdiction basis or (2) the expiration of the last EpiCept licensed patent. Ratable revenue recognition is only utilized if the research and development services are performed systematically over the development period. Proportional performance is measured based on costs incurred compared to total estimated costs to be incurred over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The Company periodically reviews its estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time.

EpiCept recognizes milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in EITF 00-21; (2) the milestone payments are nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions is not met, EpiCept will recognize milestones as revenue in accordance with its accounting policy in effect for the respective contract. For current agreements, EpiCept recognizes revenue for milestone payments based upon the portion of the development services that are completed to date and defers the remaining portion and recognizes it over the remainder of the development services on the proportional or ratable method, whichever is applicable. Deferred revenue represents the excess of cash received compared to revenue recognized to date under licensing agreements.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiary are translated into U.S. dollars using the period-end exchange rate for all balance sheet accounts and the average exchange rates for expenses. Adjustments resulting from translation have been reported in other comprehensive loss.

Gains or losses from foreign currency transactions relating to inter-company debt are recorded in the consolidated statements of operations in other income (expense).

Stock Based Compensation

2005 Equity Incentive Plan.  The 2005 Equity Incentive Plan (the “2005 Plan”) was adopted on September 1, 2005, approved by stockholders on September 5, 2005, and became effective on January 4, 2006. The 2005 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to EpiCept’s employees and its subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, performance-based awards and cash awards to its employees, directors and consultants and its subsidiary corporations’ employees and consultants. Options are granted and vest as determined by the Board of Directors. A total of 7.0 million shares of EpiCept’s common stock are reserved for issuance pursuant to the 2005 Plan. No optionee may be granted an option to purchase more than 1.5 million shares in any fiscal year. Options issued pursuant to the 2005 Plan have a maximum maturity of 10 years and generally vest over 4 years from the date of grant. The Company records stock-based compensation expense at fair value. During the nine months ended September 30, 2008, the Company issued approximately 2.2 million options to purchase common stock to certain of its employees and members of its board of directors. The Company estimated $1.1 million of related share-based compensation will be recognized as compensation expense over the vesting periods. During 2008 and 2007, the Company did not grant stock options that contained either a market or a performance condition.

In accordance with the terms of a separation agreement with a former employee, the Company agreed to extend the period during which he is entitled to exercise certain vested stock options to purchase EpiCept’s common stock from three months following the effective date of his resignation, March 19, 2007, to 24 months following such effective date. The Company recorded compensation expense related to the modification of the exercise period of $50,000 in the first quarter of 2007.

The Company utilizes the following assumptions relating to its stock-based compensation:

Expected Volatility.  Due to limited Company specific historical volatility data, the Company has based its estimate of expected volatility of stock awards upon historical volatility rates of comparable public companies to the extent such volatility was not materially lower than its actual volatility. For the first nine months of 2008 and 2007, the Company used a weighted average volatility rate of 95.0% and 88.0%, respectively. Management believes that this rate is a reasonable estimate of future volatility.

Expected Term.  The expected term is based on historical observations of employee exercise patterns during the Company’s history.

Risk-Free Interest Rate.  The risk-free rate is based on U.S. Treasury yields in effect at the time of grant corresponding with the expected term of the options.

Dividend Yield.  The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

Pre-vesting Forfeitures.  Estimates of pre-vesting option forfeitures are based on the Company’s experience. Currently, the Company uses a forfeiture rate of 10%. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The following table presents the total employee, former employee, board of directors and third party stock-based compensation expense resulting from stock options, restricted stock and restricted stock units included in the consolidated statement of operations for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(in $000s)

General and administrative	$441	$527	$1,588	$1,602
Research and development	170	78	376	230

Stock-based compensation costs before income taxes	611	605	1,963	1,832
Benefit for income taxes(1)	—	—	—	—

Net compensation expense	$611	$605	$1,963	$1,832

(1)	The stock-based compensation expense has not been tax-effected due to the recording of a full valuation allowance against net deferred tax assets.

Summarized information for stock option grants for the nine months ended September 30, 2008 is as follows:

			Weighted Average	Aggregate Intrinsic
		Weighted Average	Remaining Contractual	Value
	Options	Exercise Price	Term (years)	(in $000s)

Options outstanding at December 31, 2007	3,869,719	$5.87	7.53	$21
Granted	2,172,496	$0.76
Forfeited	(62,701)	$4.41
Expired	(6,608)	$51.74

Options outstanding at September 30, 2008	5,972,906	$3.98	7.85	$712

Vested or expected to vest at September 30, 2008	5,818,141	$4.04	7.51	$—

Options exercisable at September 30, 2008	4,425,253	$4.77	7.51	$—

There were no stock option exercises during the nine months ended September 30, 2008 and the Company received $8,000 from the exercise of 5,486 stock options during the nine months ended September 30, 2007. The total intrinsic value of options exercised during 2008 and 2007 was $0 and $4,800, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at September 30, 2008 (for outstanding options), less the applicable exercise price. The weighted average grant-date fair value of options granted for the nine months ended September 30, 2008 and 2007 was $0.55 and $1.66, respectively.

As of September 30, 2008, the total remaining unrecognized compensation cost related to the non-vested stock options amounted to $2.0 million, which will be amortized over the weighted-average remaining requisite service period of 2.34 years. Summarized Black-Scholes option pricing model assumptions for stock option grants to employees and directors for the nine months ended September 30, 2008 and 2007 are as follows:

Nine Months Ended September 30,
	2008	2007

Expected volatility	87.5-118.0%	85-95%
Risk free interest rate	2.96-3.34%	4.66-4.79%
Dividend yield	—	—
Expected life	5 Yrs	5 Yrs

Restricted Stock.  The Company’s 2005 Plan authorizes the granting of restricted stock. On January 8, 2007, the Company granted 0.1 million shares of restricted stock at a fair market value of $1.46 per share. The restricted stock vests monthly over four years. The Company will recognize approximately $0.2 million of stock-based compensation expense over the vesting term. For each of the nine months ended September 30, 2008 and 2007, the Company recognized approximately $38,000 of stock-based compensation expense related to restricted stock. Summarized information for restricted stock grants for the nine months ended September 30, 2008 is as follows:

		Weighted Average
		Grant Date Value
	Restricted Stock	Per Share

Nonvested at December 31, 2007	103,212	$1.46
Vested	(25,803)	1.46

Nonvested at September 30, 2008	77,409	$1.46

Restricted Stock Units.  The Company’s 2005 Plan authorizes the granting of restricted stock units. On January 7, 2008, the Company granted 227,600 shares of restricted stock units at a fair market value of $1.34 per share. The restricted stock units vest monthly over four years from the date of grant. The Company will recognize approximately $0.3 million of stock-based compensation expense over the vesting terms. On June 4, 2008, the Company granted 47,672 shares of restricted stock units at a fair market value of $0.45 per share. The restricted stock units vest monthly over two years from the date of grant. The Company will recognize approximately $19,000 of stock-based compensation expense over the vesting terms. For the nine months ended September 30, 2008 and 2007, the Company recognized approximately $83,000 and $18,000, respectively, of stock-based compensation expense related to restricted stock units. Summarized information for restricted stock unit grants for the nine months ended September 30, 2008 is as follows:

		Weighted Average
		Grant Date Value
	Restricted Stock	Per Share

Nonvested at December 31, 2007	33,750	$2.78
Granted	275,272	1.19
Vested	—	—
Forfeited	(5,000)	—

Nonvested at September 30,2008	304,022	$1.34

1995 Stock Options.  The EpiCept Corporation 1995 Stock Option Plan as amended in 1997 and 1999 (the “1995 Plan”) provides for the granting of incentive stock options and non-qualified stock options to purchase the Company’s stock through the year 2005. A total of 0.8 million shares of the Company’s common stock are authorized under the 1995 Plan. All stock options granted in 2008 and 2007 were from the 2005 Plan. Under the terms of the 1995 Plan, which terminated on November 14, 2005, 0.3 million options remain vested and outstanding as of September 30, 2008.

2005 Employee Stock Purchase Plan.  The 2005 Employee Stock Purchase Plan (the “2005 ESPP”) was adopted on September 1, 2005 and approved by the stockholders on September 5, 2005. The 2005 ESPP became effective upon the completion of the merger with Maxim on January 4, 2006 and a total of 500,000 shares of common stock have been reserved for sale. The Company commenced the administration of the 2005 ESPP in November 2007. The 2005 ESPP is implemented by offerings of rights to all eligible employees from time to time. Unless otherwise determined by the Company’s Board of Directors, common stock is purchased for accounts of employees participating in the 2005 ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of the Company’s common stock on the first day the offering or (ii) 85% of the fair market value of a share of the Company’s common stock on the last trading day of the purchase period. The initial period commenced November 16, 2007, and ended June 30, 2008. Each subsequent offering period will have a six month duration.

The number of shares to be purchased at each balance sheet date is estimated based on the current amount of employee withholdings and the remaining purchase dates within the offering period. The fair value of share options expected to vest is estimated using the Black-Scholes option-pricing model. Share options for employees entering the 2005 ESPP on July 1, 2008 were estimated using the Black-Scholes option-pricing model (volatility — 97.0%, risk free rate — 2.13%, dividends — zero, weighted average life — 0.5 years).

As of September 30, 2008, no shares were issued under the 2005 ESPP. For the three and nine months ended September 30, 2008, the Company recorded an expense of $22,000 and $8,000, respectively, based on the estimated number of shares to be purchased within the offering period beginning on July 1, 2008.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

Restricted Cash

The Company has lease agreements for the premises it occupies. Letters of credit in lieu of lease deposits for leased facilities totaling $0.1 million are secured by restricted cash in the same amount at September 30, 2008. During 2008, the Company failed to make certain payments on its lease agreement for the premises located in San Diego, California. As a result, the landlord exercised their right to draw down the full letter of credit, amounting to approximately $0.3 million.

Identifiable Intangible Asset

Identifiable intangible asset, net consists of the assembled workforce acquired in the merger with Maxim. The assembled workforce is being amortized on the greater of the straight-line basis or actual assembled workforce turnover over six years. The gross carrying amount of the assembled workforce is $0.5 million and approximately $0.3 million of accumulated amortization has been recorded as of September 30, 2008. Amortization will be approximately $0.1 million per year from 2008 through 2011. Assembled workforce amortization is recorded in research and development expense. During the nine months ended September 30, 2008 and 2007, the Company recorded $0.1 million of amortization expense.

Deferred Financing Cost

Deferred financing costs represent legal and other costs and fees incurred to negotiate and obtain financing. Deferred financing costs are capitalized and amortized using the effective interest method over the life of the applicable financing. The Company incurred deferred financing costs related to the August 2006 senior secured term loan (See Note 7) and December 2006 Standby Equity Distribution Agreement (See Note 9). As of September 30, 2008 and 2007, deferred financing costs were approximately $0.2 and $0.7 million, respectively. Amortization expense was $0.2 million and $0.4 million for the nine months ended September 30, 2008 and 2007, respectively. Accumulated amortization was $0.9 million as of September 30, 2008.

Income Taxes

The Company adopted the provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”, or FIN 48, on January 1, 2007. The Company did not have any unrecognized tax benefits and there was no material effect on its financial condition or results of operations as a result of adopting FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The tax years still subject to review are 2007, 2006, 2005, 2004 and 2003. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter. The tax expense is primarily due to minimum state and local income taxes.

4.	Supplemental Financial Information

Loss per Share

Basic and diluted loss per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted weighted average shares outstanding excludes shares underlying stock options, restrictive stock and warrants, since the effects would be anti-dilutive. Accordingly, basic and diluted loss per share is the same. Such excluded shares are summarized as follows:

	September 30,
	2008	2007

Common stock options	5,972,906	3,869,886
Restricted stock and restricted stock units	381,431	145,563
Warrants	36,009,298	8,508,396

Total shares excluded from calculation	42,363,635	12,523,845

Prepaid Expenses and Other Current Assets:

Prepaid expenses and other current assets consist of the following:

	September 30,	December 31,
	2008	2007
	(in $000s)

Prepaid expenses	$226	$319
Prepaid insurance	308	268
Prepaid taxes	—	10
Other receivables	4	10

Total prepaid expenses and other current assets	$538	$607

Property and Equipment:

Property and equipment consist of the following:

	September 30,	December 31,
	2008	2007
	(in $000s)

Furniture, office and laboratory equipment	$1,620	$1,853
Leasehold improvements	764	753

	2,384	2,606
Less accumulated depreciation	(1,843)	(2,007)

	$541	$599

Depreciation expense was approximately $0.1 million and $0.6 million for the nine months ended September 30, 2008 and 2007, respectively. The Company disposed of $0.3 million in property and equipment during the nine months ended September 30, 2008, which was fully depreciated.

Other Comprehensive Loss

For the nine months ended September 30, 2008 and 2007, the Company’s only element of comprehensive loss other than net loss was foreign currency translation gain of $0.2 million and a foreign currency translation loss of $0.5 million, respectively.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141R”). FAS 141R establishes guidelines for the recognition and measurement of assets, liabilities and equity in business combinations. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the SEC staff issued Staff Accounting Bulletin (“SAB”) 110, “Share-Based Payment,” which amends SAB 107, “Share-Based Payment,” to permit public companies, under certain circumstances, to use the simplified method in SAB 107 for employee option grants after December 31, 2007. Use of the simplified method after December 2007 is permitted only for companies whose historical data about their employees’ exercise behavior does not provide a reasonable basis for estimating the expected term of the options. The Company adopted SAB 110 on January 1, 2008. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”), which is effective for fiscal years beginning after December 15, 2008. The Task Force clarified the manner in which costs, revenues and sharing payments made to, or received by a partner in a collaborative arrangements should be presented in the statement of operations and set forth certain disclosures that should be required in the partners’ financial statements. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, “Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF 07-3”). EITF 07-3 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. The Company adopted EITF 07-3 on January 1, 2008. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and amends FAS 115 to, among other things, require certain disclosures for amounts for which the fair value option is applied. Additionally, this statement provides that an entity may reclassify held-to-maturity and available-for-sale securities to the trading account when the fair value option is elected for such securities, without calling into question the intent to hold other securities to maturity in the future. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS No. 157. The Company adopted FAS 159 on January 1, 2008. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements. As of September 30, 2008, the Company did not elect to apply the provisions of FAS 159 since it did not have financial assets or liabilities for which the fair value needed to be determined in accordance with FAS 159.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles in the United States and expands disclosures about fair value measurements. FAS 157 also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels: (i) Level 1 — quoted prices in active markets for identical assets and liabilities; (ii) Level 2 — observable inputs other than quoted prices in active markets for identical assets and liabilities; and (iii) Level 3 — unobservable inputs. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 with earlier application encouraged. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which amends Statement No. 157 by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. The Company adopted FAS 157 on January 1, 2008. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

5.	License Agreements

Endo Pharmaceuticals Inc. (Endo)

In December 2003, the Company entered into a license agreement with Endo Pharmaceuticals Inc. (“Endo”) under which it granted Endo (and its affiliates) the exclusive (including as to the Company and its affiliates) worldwide rights to commercialize LidoPAIN BP. The Company also granted Endo worldwide rights to use certain of its patents for the development of certain other non-sterile, topical lidocaine containing patches, including Lidoderm®, Endo’s topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, the Company received a non-refundable payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method. For the three and nine months ended September 30, 2008, the Company recorded revenue from Endo of approximately $9,000 and $23,000, respectively. For the three and nine months ended September 30, 2007, the Company recorded revenue from Endo of approximately $9,000 and $0.2 million, respectively. The Company may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both the Company’s LidoPAIN BP product and licensed Endo products, including Lidoderm®, so long as, in the case of Endo’s product candidate, the Company’s patents provide protection thereof. The Company is also entitled to receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. The Company is also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones for licensed Endo products, including Lidoderm®, so long as the Company’s patents provide protection thereof. The future amount of milestone payments the Company is eligible to receive under the Endo agreement is $82.5 million. There is no certainty that any of these milestones will be achieved or any royalty earned.

The Company is responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. It may subcontract with third parties for the manufacture and supply of LidoPAIN BP. Endo remains responsible for continuing and completing the development of Lidoderm® for the treatment of chronic lower back pain, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials. The Company has completed a Phase II clinical trial of LidoPAIN BP and is not currently pursing further development of LidoPAIN BP.

The Company has the option to negotiate a co-promotion arrangement with Endo for LidoPAIN BP or similar product in any country in which an NDA (or foreign equivalent) filing has been made within thirty days of such filing. The Company also has the right to terminate its license to Endo with respect to any territory in which Endo has failed to commercialize LidoPAIN BP within three years of the receipt of regulatory approval permitting such commercialization.

Myriad Genetics, Inc. (Myriad)

In connection with its merger with Maxim in January 2006, EpiCept acquired a license agreement with Myriad under which the Company licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myriad. Under the terms of the agreement, Maxim granted to Myriad a research license to develop and commercialize any drug candidates from the series of compounds during the Research Term (as defined in the agreement) with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. The lead drug candidate from this series of compounds is AzixaTM (MPC-6827). Myriad is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. Maxim also granted to Myriad a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. The agreement requires that Myriad make licensing, research and milestone payments to the Company totaling up to $27 million, of which $3 million was paid and recognized as revenue by Maxim prior to the merger in January 2006, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay a royalty on product sales. In March 2008, the Company received a milestone payment of $1.0 million following dosing of the first patient in a Phase II registration sized clinical trial for AzixaTM (MPC-6827) which has been deferred and is being recognized as revenue ratably over the life of the last to expire patent that expires in July 2024. For the three and nine months ended September 30, 2008, the Company recorded revenue from Myriad of approximately $15,000 and $36,000, respectively. For the three and nine months ended September 30, 2007, the Company recorded no revenue from Myriad.

DURECT Corporation (DURECT)

In December 2006, the Company entered into a license agreement with DURECT Corporation, pursuant to which it granted DURECT the exclusive worldwide rights to certain of its intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, EpiCept received a $1.0 million payment, which has been deferred and is being recognized as revenue ratably over the life of the last to expire patent that expires in March 2020. In September 2008, the Company amended its license agreement with DURECT. Under the terms of the amended agreement, the Company granted DURECT royalty-free, fully paid up, perpetual and irrevocable rights to the intellectual property licensed as part of the original agreement in exchange for a cash payment of $2.25 million from DURECT, which has also been deferred and is being recognized as revenue ratably over the life of the last to expire patent. For the three and nine months ended September 30, 2008, the Company recorded revenue from DURECT of approximately $27,000 and $0.1 million, respectively. For the three and nine months ended September 30, 2007, the Company recorded revenue from DURECT of approximately $19,000 and $0.1 million, respectively.

6.	Other Accrued Liabilities

Other accrued liabilities consist of the following:

	September 30,	December 31,
	2008	2007
	(in $000s)

Accrued professional fees	$153	$326
Accrued salaries and employee benefits	767	1,039
Other accrued liabilities	488	188

Total other accrued liabilities	$1,408	$1,553

7.	Notes, Loans and Financing

The Company is a party to several loan agreements in the following amounts:

	September 30,	December 31,
	2008	2007
	(in $000s)

Ten-year, non-amortizing loan due December 31, 2008(A)	$2,200	$2,458
July 2006 note payable due monthly through July 1, 2012(B)	401	467
August 2006 senior secured term loan due monthly through April 1, 2009(C)	2,767	7,307

Total notes and loans payable, before debt discount	5,368	10,232
Less: Debt discount	—	304

Total notes and loans payable	5,368	9,928
Less: Notes and loans payable, current portion	5,068	9,553

Notes and loans payable, long-term	$300	$375

(A)	In August 1997, EpiCept GmbH, a wholly-owned subsidiary of EpiCept, entered into a ten-year non-amortizing loan in the amount of €1.5 million with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank (“tbg”). The loan initially bore interest at 6% per annum. Tbg was also entitled to receive additional compensation equal to 9% of the annual surplus (income before taxes, as defined in the agreement) of EpiCept GmbH, reduced by any other compensation received from EpiCept GmbH by virtue of other loans to or investments in EpiCept GmbH provided that tbg is an equity investor in EpiCept GmbH during that time period. The Company considered the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. The Company assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH was anticipated over the term of the agreement. In addition, any additional compensation as a result of surplus would be reduced by the additional interest noted below.

At the demand of tbg, additional amounts could have been due at the end of the loan term up to 30% of the loan amount, plus 6% of the principal balance of the note for each year after the expiration of the fifth complete year of the loan period, such payments to be offset by the cumulative amount of all payments made to the lender from the annual surplus of EpiCept GmbH. The Company was accruing these additional amounts as additional interest up to the maximum amount due over the term of the loan.

On December 20, 2007, Epicept GmbH entered into a repayment agreement with tbg, whereby Epicept GmbH paid tbg approximately €0.2 million ($0.2 million) in January 2008, representing all interest payable to tbg as of December 31, 2007. The loan balance of €1.5 million ($2.4 million), plus accrued interest at a rate of 7.38% per annum beginning January 1, 2008 was to be repaid to tbg no later than June 30, 2008. Tbg waived any additional interest payments of approximately €0.5 million ($0.7 million). Epicept GmbH considered this a substantial modification to the original debt agreement and has recorded the new debt at its fair value in accordance with EITF Issue No. 96-19, “Debtor’s Accounting for a Modification of Debt Instruments” (“EITF 96-19”). As a result of the modification to the original debt agreement, EpiCept

GmbH recorded a gain on the extinguishment of debt of $0.5 million in December 2007. Accrued interest attributable to the additional interest payments totaled $0 and $0.6 million at September 30, 2008 and 2007, respectively.

On May 14, 2008, Epicept GmbH entered into a prolongation of the repayment agreement with tbg, whereby the loan balance of €1.5 million ($2.2 million) will be repaid to tbg no later than December 31, 2008. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply without change.

On November 26, 2008, EpiCept GmbH entered into an amendment to the prolongation of repayment agreement with tbg, whereby the remaining loan balance of €1.5 million ($1.9 million) plus accrued interest shall be repaid to tbg no later than June 30, 2009, so long as the Company pays to tbg approximately €56,000, the interest accrued between July 1, 2008 and December 31, 2008. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply without change.

(B)	In July 2006, the Company entered into a six-year non-interest bearing promissory note in the amount of $0.8 million with Pharmaceutical Research Associates, Inc., (“PRA”) as compensation for PRA assuming liability on a lease of premises in San Diego, CA. The fair value of the note (assuming an imputed 11.6% interest rate) was $0.6 million and broker fees amounted to $0.2 million at issuance. The note is payable in seventy-two equal installments of $11,000 per month. The Company terminated its lease of certain property in San Diego, CA as part of its exit plan upon the completion of the merger with Maxim on January 4, 2006. Our loan balance at September 30, 2008 was $0.4 million.

(C)	In August 2006, the Company entered into a term loan in the amount of $10.0 million with Hercules. The interest rate on the loan was initially 11.7% per year. In addition, the Company issued five year common stock purchase warrants to Hercules granting them the right to purchase 0.5 million shares of the Company’s common stock at an exercise price of $2.65 per share. As a result of certain anti-dilution adjustments resulting from a financing consummated by the Company in December 2006 and an amendment entered into in January 2007, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of the Company’s common stock at an exercise price of $1.46 per share. Hercules exercised 0.4 million warrants in August 2007 and had 0.5 million warrants remaining as of this date. The basic terms of the loan required monthly payments of interest only through March 1, 2007, with 30 monthly payments of principal and interest which commenced on April 1, 2007. Any outstanding balance of the loan and accrued interest was to be repaid on August 30, 2009. In connection with the terms of the loan agreement, the Company granted Hercules a security interest in substantially all of the Company’s personal property including its intellectual property.

The Company allocated the $10.0 million in proceeds between the term loan and the warrants based on their relative fair values. The Company calculated the fair value of the warrants at the date of the transaction at approximately $0.9 million with a corresponding amount recorded as a debt discount. The debt discount was being accreted over the life of the outstanding term loan using the effective interest method. At the date of the transaction, the fair value of the warrants of $0.9 million was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.72%, volatility of 69% and an expected life of five years. For the nine months ended September 30, 2008 and 2007, the Company recognized approximately $0.1 million and $0.3 million, respectively, of non-cash interest expense related to the accretion of the debt discount. Since inception of the term loan, the Company recognized approximately $0.8 million of non-cash interest expense related to the accretion of the debt discount.

On May 5, 2008, the Company entered into the first amendment to the loan agreement. Under this agreement the Company paid an amendment fee of $50,000, agreed to maintain, subject to certain exceptions, a minimum cash balance of $0.5 million in the Company’s bank accounts that are subject to the security interest maintained by Hercules under the loan agreement and to deliver an amendment to the warrant agreement. On May 7, 2008, in connection with a second amendment to the warrant agreement with Hercules, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 2.2 million shares of the Company’s common stock at an exercise price of $0.30 per share.

As a result of this amendment, these warrants no longer met the requirements to be accounted for as equity in accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Therefore, the warrants were reclassified as a liability from equity for approximately $0.4 million at the date of the amendment to the loan agreement. The value of the warrant shares were being marked to market at each reporting period as a derivative gain or loss. At June 30, 2008, the warrants met the requirements to be accounted for as equity in accordance with EITF 00-19 and were reclassified as equity from a liability for $0.3 million. The Company recognized a change in the fair value of warrants and derivatives of approximately $0.1 million, as a gain on the consolidated statement of operations. The warrants issued under this amendment were exercised in full during the third quarter of 2008 and zero warrants were outstanding at September 30, 2008.

On June 23, 2008, the Company entered into the second amendment to the loan agreement. Under this amendment, the Company paid Hercules a $0.3 million restructuring fee and $0.5 million from the restricted cash account toward the last principal installments owed on the loan. The applicable interest rate on the balance of the loan was increased from 11.7% to 15.0% and the repayment schedule was modified and accelerated. In addition, the Company is required to make contingent payments of $0.5 million resulting from the approval of Ceplene®, which was paid in September 2008, and $0.3 million if the Phase II trial for NP-1 yields statistically significant results of the primary endpoints. Hercules may, at its option, convert up to $1.9 million of the outstanding principal balance into up to 3.7 million shares of the Company’s common stock at a price of $0.515 per share. In October 2008, Hercules converted $0.8 million of the outstanding principal balance into approximately 1.5 million shares of the Company’s common stock. Finally, the Company issued Hercules warrants to purchase an aggregate of 3.8 million shares of the Company’s common stock at an exercise price of $0.39 per share and an aggregate of 1.0 million shares of the Company’s common stock at an exercise price of $0.41 per share. The Company considered this a substantial modification to the original debt agreement and recorded the new debt at its fair value in accordance with EITF 96-19. As a result of the modification to the original debt agreement, the Company recorded a loss on the extinguishment of debt of $2.0 million in June 2008.

8.	Common Stock and Warrants

On August 11, 2008, the Company raised $4.0 million in gross proceeds, $3.7 million net of $0.3 million in transactions costs, through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities. Approximately 5.2 million shares of the Company’s common stock were sold at a price of $0.7589 per share. Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 2.6 million shares of the Company’s common stock at an exercise price of $0.63 per share and approximately 0.3 million shares of the Company’s common stock at an exercise price of $0.95 per share. In addition, in consideration of the receipt of $1.3 million in connection with the exercise of all of the warrants issued in connection with the Company’s public offering announced on August 1, 2008, the Company agreed to issue to the investors in that offering new warrants to purchase up to approximately 2.8 million shares of Common Stock of the Company with an exercise price of $0.693 per share. Such warrants are exercisable until August 11, 2013. The Company allocated the $3.7 million in gross proceeds between the common stock and the warrants based on their relative fair values. $1.7 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On August 1, 2008, the Company raised $3.0 million in gross proceeds, $2.8 million net of $0.2 million in transactions costs, through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities. Approximately 5.5 million shares of the Company’s common stock were sold at a price of $0.54 per share. Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 2.8 million shares of the Company’s common stock at an exercise price of $0.48 per share and approximately 0.3 million shares of the Company’s common stock at an exercise price of $0.68 per share. The Company allocated the $3.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $0.9 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On July 15, 2008, the Company raised $0.5 million in gross proceeds, $0.5 million net of $50,000 in transactions costs, through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities. Approximately 2.0 million shares of the Company’s common stock were sold at a price of $0.25 per share. Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 2.1 million shares of the Company’s common stock at an exercise price of $0.39 per share. The Company allocated the $0.5 million in gross proceeds between the common stock and the warrants based on their relative fair values. $0.2 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On June 23, 2008, the Company raised $2.0 million in gross proceeds, $1.8 million net of $0.2 million in transactions costs, through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities. Approximately 8.0 million shares of the Company’s common stock were sold at a price of $0.25 per share. Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 8.3 million shares of the Company’s common stock at an exercise price of $0.39 per share. The Company allocated the $2.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $0.8 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On March 6, 2008, the Company raised $5.0 million in gross proceeds, $4.7 million net of $0.3 million in transaction costs, through a public offering of common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50.0 million of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities. Approximately 5.4 million shares of the Company’s common stock were sold at a price of $0.9225 per share. Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 3.0 million shares of the Company’s common stock at an exercise price of $0.86 per share. The Company allocated the $5.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $1.3 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On December 4, 2007, the Company raised $5.0 million in gross proceeds, $4.7 million net of $0.3 million in transactions costs, through a public offering of common stock and common stock purchase warrants. Approximately 3.3 million shares of the Company’s common stock were sold at a price of $1.50 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 1.7 million shares of the Company’s common stock at a price of $1.50 per share. The Company allocated the $5.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $1.2 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On October 10, 2007, the Company raised $8.0 million in gross proceeds, $7.1 million net of $0.9 million in transactions costs, through a public offering of common stock and common stock purchase warrants. Approximately 4.3 million shares of the Company’s common stock were sold at a price of $1.88 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 2.1 million shares of the Company’s common stock at a price of $1.88 per share. The Company allocated the $8.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $1.9 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On August 1, 2007, the Company terminated a sublicense agreement previously established with Epitome Pharmaceuticals Limited (“Epitome”). Under the termination agreement with Epitome, the Company made a $0.3 million cash payment and issued five year warrants at an exercise price of $1.96 per share to purchase 0.3 million shares of its common stock. The fair value of the warrants was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.60%, volatility of 94% and an expected life of five years. The fair value of the warrants at the date of issuance was $0.4 million and was expensed to research and development.

On July 3, 2007, the Company raised $10.0 million in gross proceeds, $8.9 million net of $1.1 million in transactions costs, through a private placement of common stock and common stock purchase warrants. Approximately 5.1 million shares of the Company’s common stock were sold at a price of $1.95 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 2.7 million shares of the Company’s common stock at a price of $2.93 per share. The Company allocated the $10.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $2.4 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On August 30, 2006, the Company entered into a senior secured term loan in the amount of $10.0 million with Hercules. Five year common stock purchase warrants were issued to Hercules granting them the right to purchase 0.5 million shares of the Company’s common stock at an exercise price of $2.65 per share. The fair value of the warrants was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.72%, volatility of 69% and an expected life of five years. The value of the warrant shares was being marked to market each reporting period as a derivative gain or loss. As a result of certain anti-dilution adjustments resulting from the issuance of common stock consummated on December 21, 2006 and an amendment to the warrants on January 26, 2007, the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of the Company’s common stock at an exercise price of $1.46 per share. As a result of the January 2007 amendment to the warrants, the warrants issued to Hercules met the requirements of and were being accounted for as equity in accordance with EITF 00-19. The fair value of the warrants as of the date of the amendment was $0.8 million. Accordingly, the Company reclassified this amount from a liability to warrants in stockholders’ deficit at that date. During 2007, the Company recognized the change in the value of warrants and derivatives of approximately $0.8 million as a loss on the consolidated statement of operations.

In July 2007, the Company entered into a release and settlement agreement to compensate Hercules for its inability to sell registered shares following an April 2007 planned exercise of a portion of the warrants issued by the Company to Hercules. The Company agreed to pay Hercules a fee of $0.3 million and to compensate Hercules up to $1.1 million on its exercise and sale of a portion of the warrants, provided such exercise and sale occurred prior to November 1, 2007, to the extent the market value of the Company’s common stock on the date of exercise was less than the market value of the Company’s stock at the time Hercules planned to sell the shares issued pursuant to the exercise of the warrants. Such compensation, if any, was payable in cash up to $0.6 million, the amount EpiCept received from the mandatory cash exercise of the warrants, with the remainder payable at the Company’s option in cash or in the Company’s common stock based on the fair value of the stock on the date the compensation was paid. The Company considered the contingent amount a derivative and marked the derivative to market at each reporting date. The 0.4 million warrants relating to the release and settlement agreement were reclassified as a liability from equity for $0.7 million at the date of the derivative agreement. In August 2007, Hercules exercised and sold the warrants relating to the release and settlement agreement, resulting in a total liability to the Company of $1.1 million. The Company paid Hercules $0.6 million in cash during the third quarter of 2007 and paid the remaining liability of $0.5 million at its option in its common stock on November 1, 2007.

On May 7, 2008, in connection with a second amendment to the warrant agreement with Hercules, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 2.2 million shares of the Company’s common stock at an exercise price of $0.30 per share.

On June 23, 2008, the Company entered into the second amendment to the loan agreement. Under this amendment, the Company issued Hercules warrants to purchase an aggregate of 3.8 million shares of the Company’s common stock at an exercise price of $0.39 per share and an aggregate of 1.0 million shares of the Company’s common stock at an exercise price of $0.41 per share. Hercules has 4.8 million warrants outstanding as of September 30, 2008.

The following table summarizes information about warrants outstanding at September 30, 2008:

	Expiration	Common Shares	Weighted Average
Issued in Connection With	Date	Issuable	Exercise Price

Acquisition of Maxim January 2006	2009	258,497	$37.46
February 2006 stock issuance	2011	1,020,208	4.00
December 2006 stock issuance	2011	3,854,800	1.47
June 2007 stock issuance (See Note 8)	2012	2,668,727	2.93
Termination of sublicense agreement	2012	250,000	1.96
October 2007 stock issuance (See Note 8)	2013	2,129,235	1.88
December 2007 stock issuance (See Note 8)	2013	1,666,666	1.50
March 2008 stock issuance (See Note 8)	2013	3,035,231	0.86
Senior Secured Term Loan (See Note 7)	2013	3,846,153	0.39
Senior Secured Term Loan (See Note 7)	2013	975,609	0.41
June 2008 stock issuance (See Note 8)	2013	8,300,000	0.39
July 2008 stock issuance (See Note 8)	2013	2,100,000	0.39
August 1, 2008 stock issuance (See Note 8)	2013	276,497	0.68
August 11, 2008 stock issuance (See Note 8)	2013	2,602,452	0.63
August 11, 2008 stock issuance (See Note 8)	2013	2,764,978	0.69
August 11, 2008 stock issuance (See Note 8)	2013	260,245	0.95

Total		36,009,298	$1.30

All warrants outstanding are exercisable at September 30, 2008 with the exception of 8.0 million warrants issued in connection with the June 2008 stock issuance, which become exercisable in December 2008, and 2.0 million warrants issued in connection with the July 2008 stock issuance, which become exercisable in January 2009.

9.	Legal Proceedings

There are no legal proceedings pending against the Company as of September 30, 2008.

10.	Segment Information

The Company operates as one business segment: the development and commercialization of pharmaceutical products. The Company maintains development operations in the United States and Germany.

Geographic information for the three and nine months ended September 30, 2008 and 2007 are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in $000s)		(in $000s)

Revenue
United States	$77	$45	$167	$284
Germany	1	1	2	20

	$78	$46	$169	$304

Net loss
United States	$5,363	$7,722	$19,088	$21,984
Germany	727	(17)	845	440

	$6,090	$7,705	$19,933	$22,424

	September 30,	September 30,
	2008	2007
	(in $000s)

Total Assets
United States	$4,841	$3,599
Germany	69	92

	$4,910	$3,691

Long Lived Assets, net
United States	$537	$754
Germany	4	6

	$541	$760

11.	Subsequent Events

On October 8, 2008, Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. The approval allows Ceplene® to be marketed in the 27 member states of the European Union, as well as in Iceland, Liechtenstein and Norway.

In October 2008, Hercules, pursuant to the second amendment to the loan agreement, converted a total of approximately $0.8 million in principal amount of the Company’s senior secured loan into approximately 1.5 million shares of the Company’s common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
EpiCept Corporation and subsidiaries:

We have audited the accompanying consolidated balance sheets of EpiCept Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EpiCept Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2006.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 14, 2008

EpiCept Corporation and Subsidiaries

Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$4,943	$14,097
Prepaid expenses and other current assets	607	1,167

Total current assets	5,550	15,264
Restricted cash	335	335
Property and equipment, net	599	1,316
Deferred financing costs	559	1,075
Identifiable intangible asset, net	328	410
Other assets	27	26

Total assets	$7,398	$18,426

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,220	$2,877
Accrued research contract costs	1,177	761
Accrued interest	78	691
Other accrued liabilities	1,553	1,596
Merger restructuring and litigation accrued liabilities	—	500
Warrants	—	516
Notes and loans payable, current portion	9,553	12,358
Deferred revenue, current portion	177	446

Total current liabilities	13,758	19,745

Notes and loans payable	375	447
Deferred revenue	6,660	6,675
Deferred rent and other noncurrent liabilities	782	932

Total long term liabilities	7,817	8,054

Total liabilities	21,575	27,799

Commitments and contingencies
Stockholders’ Deficit:
Common stock, $.0001 par value; authorized 75,000,000 shares; issued 45,882,015 and 32,404,895 at December 31, 2007 and 2006, respectively	5	3
Additional paid-in capital	148,767	130,105
Warrants	10,025	4,028
Accumulated deficit	(170,849)	(142,156)
Accumulated other comprehensive loss	(2,050)	(1,278)
Treasury stock, at cost (12,500 shares)	(75)	(75)

Total stockholders’ deficit	(14,177)	(9,373)

Total liabilities and stockholders’ deficit	$7,398	$18,426

The accompanying notes are an integral part of these consolidated financial statements.

EpiCept Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2007	2006	2005

Revenue	$327	$2,095	$828

Operating expenses:
General and administrative	11,759	14,242	5,783
Research and development	15,312	15,675	1,846
Acquired in-process research and development	—	33,362	—

Total operating expenses	27,071	63,279	7,629

Loss from operations	(26,744)	(61,184)	(6,801)

Other income (expense), net:
Interest income	113	312	19
Gain on marketable securities	—	82	—
Foreign exchange gain (loss)	530	203	357
Interest expense	(2,287)	(6,331)	(1,906)
Reversal of contingent interest expense	—	994	—
Change in value of warrants and derivatives	(794)	371	832
Gain on extinguishment of debt	493	—	—
Miscellaneous income	—	100	—

Other expense, net	(1,945)	(4,269)	(698)

Loss before income tax (expense)/benefit	(28,689)	(65,453)	(7,499)
Income tax (expense)/benefit	(4)	—	284

Net loss	(28,693)	(65,453)	(7,215)
Deemed dividend and redeemable convertible preferred stock dividends	(—)	(8,963)	(1,254)

Loss attributable to common stockholders	$(28,693)	$(74,416)	$(8,469)

Basic and diluted loss per common share	$(0.79)	$(3.07)	$(4.95)
Weighted average common shares outstanding	36,387,774	24,232,873	1,710,306

The accompanying notes are an integral part of these consolidated financial statements.

EpiCept Corporation and Subsidiaries
Consolidated Statements of Preferred Stock and Stockholders’ Deficit
(In thousands, except share and per share amounts)
For The Years Ended December 31, 2005, 2006 and 2007

	Series B Redeemable		Series C Redeemable											Accumulated
	Convertible Preferred		Convertible Preferred			Preferred Stock				Additional		Deferred		Other	Total
	Stock		Stock			Series A Convertible		Common Stock		Paid-In		Stock	Accumulated	Comprehensive	Treasury	Stockholders’	Comprehensive
	Shares	Amount	Shares	Amount	Warrants	Shares	Amount	Shares	Amount	Capital	Warrants	Compensation	Deficit	(Loss) Income	Stock	Deficit	Loss

Balance at December 31, 2004	3,106,736	$6,748	8,839,573	$18,606	$4,584	3,368,385	$8,226	1,699,620	$—	$150	$—	$(24)	$(59,292)	$(1,364)	$(75)	$(52,379)	$(7,975)

Exercise of stock options	—	—	—	—	—	—	—	12,125	—	18	—	—	—	—	—	18	—
Accretion of preferred stock dividends	—	326	—	928	—	—	—	—	—	(21)	—	—	(1,233)	—	—	(1,254)	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	—	(2)	—	24	—	—	—	22	—
Stock-based compensation to third parties	—	—	—	—	—	—	—	—	—	6	—	—	—	—	—	6	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	680	—	680	680
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(7,215)	—	—	(7,215)	(7,215)

Balance at December 31, 2005	3,106,736	7,074	8,839,573	19,534	4,584	3,368,385	8,226	1,711,745	—	151	—	—	(67,740)	(684)	(75)	(60,122)	(6,535)

Exercise of stock options	—	—	—	—	—	—	—	101,250	—	184	—	—	—	—	—	184	—
Exercise of Series B Convertible
Preferred stock warrants	—	—	—	—	(300)	—	—	58,229	—	300	—	—	—	—	—	300	—
Exercise of Series C Convertible
Preferred stock warrants	—	—	—	—	(650)	—	—	131,018	—	649	—	—	—	—	—	649	—
Exercise of March 2005 Senior Note warrants	—	—	—	—	—	—	—	22,096	—	42	—	—	—	—	—	42	—
Accretion of preferred stock dividends	—	4	—	10	—	—	—	—	—	—	—	—	(13)	—	—	(13)	—
Conversion of Series A, B, C
Convertible Preferred Stock	(3,106,736)	(7,078)	(8,839,573)	(19,544)	—	(3,368,385)	(8,226)	6,063,317	1	34,847	—	—	—	—	—	26,622	—
Beneficial conversion feature related to Series A, B, C Preferred Stock	—	—	—	—	—	—	—	—	—	8,569	—	—	(8,569)	—	—	—	—
Beneficial conversion feature related to Series B & C Preferred Stock warrants	—	—	—	—	—	—	—	—	—	381	—	—	(381)	—	—	—	—
Beneficial conversion feature related to March 2005 Senior Notes	—	—	—	—	—	—	—	—	—	2,362	—	—	—	—	—	2,362	—
Beneficial conversion feature related to November 2005 Notes	—	—	—	—	—	—	—	—	—	2,000	—	—	—	—	—	2,000	—
Issuance of common stock and warrants, net of fees of $1.5 million	—	—	—	—	—	—	—	10,964,402	1	16,133	4,028	—	—	—	—	20,162	—
Issuance of common stock in connection with conversion of tbg II loan	—	—	—	—	—	—	—	282,885	—	2,439	—	—	—	—	—	2,438	—
Issuance of common stock in connection with conversion of 2002 bridge loan and accrued interest and exercise of warrants	—	—	—	—	(3,634)	—	—	4,454,583	—	9,617	—	—	—	—	—	9,618	—
Issuance of common stock in connection with conversion of March 2005 Senior Notes and accrued interest	—	—	—	—	—	—	—	1,126,758	—	3,200	—	—	—	—	—	3,200	—
Issuance of common stock in connection with conversion of November 2005 Notes and accrued interest	—	—	—	—	—	—	—	711,691	—	2,021	—	—	—	—	—	2,021	—
Issuance of common stock, options and warrants related to the merger with Maxim	—	—	—	—	—	—	—	5,793,117	1	41,387	—	—	—	—	—	41,388	—
Issuance of common stock to settle litigation	—	—	—	—	—	—	—	983,804	—	1,742	—	—	—	—	—	1,742	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	4,027	—	—	—	—	—	4,027	—
Stock-based compensation expense issued to third party	—	—	—	—	—	—	—	—	—	54	—	—	—	—	—	54	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(594)	—	(594)	(594)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(65,453)	—	—	(65,453)	(65,453)

Balance at December 31, 2006	—	—	—	—	—	—	—	32,404,895	3	130,105	4,028	—	(142,156)	(1,278)	(75)	(9,373)	(66,047)
Reclass warrants from equity to liability	—	—	—	—	—	—	—	—	—	—	795	—	—	—	—	795	—
Reclass warrants from liability to equity	—	—	—	—	—	—	—	—	—	—	(653)	—	—	—	—	(653)	—
Payment of deferred financing costs	—	—	—	—	—	—	—	—	—	(46)	(18)	—	—	—	—	(64)	—
Exercise of stock options	—	—	—	—	—	—	—	5,653	—	8	—	—	—	—	—	8	—
Exercise of warrants	—	—	—	—	—	—	—	400,000	—	584	—	—	—	—	—	584	—
Issuance of common stock and warrants, net	—	—	—	—	—	—	—	12,720,019	2	15,153	5,511	—	—	—	—	20,666	—
Issuance of restricted common stock, net	—	—	—	—	—	—	—	34,792	—	51	—	—	—	—	—	51	—
Issuance of common stock, net, as payment of warrant liability	—	—	—	—	—	—	—	316,656	—	506	—	—	—	—	—	506	—
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	362	—	—	—	—	362	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	—	2,402	—	—	—	—	—	2,402	—
Stock-based compensation to third parties	—	—	—	—	—	—	—	—	—	4	—	—	—	—	—	4	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(772)	—	(772)	(772)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(28,693)	—	—	(28,693)	(28,693)

Balance at December 31, 2007	—	$—	—	$—	$—	—	$—	45,882,015	$5	$148,767	$10,025	$—	$(170,849)	$(2,050)	$(75)	$(14,177)	$(29,465)

The accompanying notes are an integral part of these consolidated financial statements.

EpiCept Corporation and Subsidiaries

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2007	2006	2005

Cash flows from operating activities:
Net loss	$(28,693)	$(65,453)	$(7,215)
Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization	859	1,239	54
Loss on disposal of assets, net	—	62	—
Foreign exchange gain	(530)	(203)	(357)
Acquired in-process research and development	—	33,362	—
Stock-based compensation expense	2,457	4,081	28
Non-cash warrant value	362	—	—
Amortization of deferred financing costs and discount on loans	944	887	486
Write off of deferred initial public offering costs	—	—	1,741
Beneficial conversion feature expense	—	4,362	—
Change in value of warrants and derivatives	794	(371)	(832)
Gain on maturity of marketable security	—	(82)	—
Gain on extinguishment of debt	(493)	—	—
Change in operating assets and liabilities:
Decrease (increase) in prepaid expenses and other current assets	537	252	(16)
Decrease in other assets	—	181	2
(Decrease) increase in accounts payable	(916)	337	79
Increase (decrease) in accrued research contract costs	416	747	(148)
Increase in accrued interest	76	123	703
(Decrease) increase in other accrued liabilities	(41)	(975)	422
Merger restructuring and litigation payments	(500)	(1,885)	—
Increase in deferred revenue	—	1,000	500
Recognition of deferred revenue	(284)	(2,059)	(829)
Payment of warrant liability	(663)	—	—
Increase in contingent interest	—	124	164
Reversal of contingent interest expense	—	(994)	—
(Increase) decrease in other liabilities	(150)	36	(13)

Net cash used in operating activities	(25,825)	(25,229)	(5,231)

Cash flows from investing activities:
Cash acquired in merger	—	3,537	—
Maturities of marketable securities	—	11,380	—
Establishment of restricted cash	—	(72)	—
Purchase of property and equipment	(188)	(138)	(3)
Payment of acquisition related costs	—	(3,642)	—
Proceeds from sale of web site	—	100	—
Proceeds from sale of property and equipment	23	135	2

Net cash provided by (used in) investing activities	(165)	11,300	(1)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	592	184	18
Proceeds from issuance of common stock and warrants, net	20,765	20,839	—
Proceeds from loans and warrants	—	10,000	6,000
Repayment of loans	(3,741)	(1,787)	(709)
Deferred financing costs	(777)	(1,089)	(185)
Payments on capital lease obligations	—	(137)	—
Payment of failed initial public offering costs	—	(363)	(783)

Net cash provided by (used in) financing activities	16,839	27,647	4,341

Effect of exchange rate changes on cash and cash equivalents	(3)	(24)	41
Net increase (decrease) in cash and cash equivalents	(9,154)	13,694	(850)
Cash and cash equivalents at beginning of year	14,097	403	1,253

Cash and cash equivalents at end of year	$4,943	$14,097	$403

	Year Ended December 31,
	2007	2006	2005

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,280	$806	$473
Cash paid for income taxes	4	3	—
Supplemental disclosure of non-cash financing activities:
Redeemable convertible preferred stock dividends	—	13	1,254,362
Beneficial conversion features in connection with conversion of preferred stock and warrant exercise	—	8,950	—
Beneficial conversion features in connection with conversion of convertible notes	—	4,362	—
Conversion of preferred stock into common stock	—	34,847	—
Conversion of convertible loans and accrued interest and exercise of bridge warrants into common stock	—	17,320	—
Reclassification of warrants from equity to liability	795	—	—
Reclassification of warrants from liability to equity	(653)	—	—
Exercise of preferred stock warrants into common stock	—	950	—
Issuance of common stock to settle litigation	—	1,742	—
Issuance of common stock in connection with a release and settlement agreement	506	—	—
Unpaid costs associated with issuance of common stock	163	677	—
Unpaid financing, initial public offering costs and acquisition costs	150	240	2,436
Unpaid costs associated with purchase of property and equipment	—	129	—
Merger with Maxim:
Assets acquired	—	19,494	—
Liabilities assumed	—	3,047	—
In-process technology	—	33,362	—
Merger liabilities	—	4,684	—
Common stock, options and warrants related to the merger with Maxim	—	41,388	—

The accompanying notes are an integral part of these consolidated financial statements.

EPICEPT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2007, 2006 and 2005

1.	Organization and Description of Business

EpiCept Corporation (“EpiCept” or the “Company”) is a specialty pharmaceutical company focused on the development of pharmaceutical products for the treatment of cancer and pain. The Company has a portfolio of five product candidates in active stages of development: an oncology product candidate undergoing final review for European registration, two oncology compounds, a pain product candidate for the treatment of peripheral neuropathies and another pain product candidate for the treatment of acute back pain. This portfolio of pain management and oncology product candidates allows us to be less reliant on the success of any single product candidate. The Company’s strategy is to focus its development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors. The Company has yet to generate product revenues from any of its product candidates in development.

EpiCept’s leading oncology product candidate, Ceplene®, has been submitted for European registration as remission maintenance therapy of acute myeloid leukemia, or AML, for patients who are in their first complete remission (CR1). EpiCept has completed its first Phase I clinical trial for EPC2407, a novel small molecule vascular disruption agent (“VDA”) and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. AzixaTM (MPC-6827), an apoptosis inducer with VDA activity licensed by the Company to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

EpiCept’s pain product candidate, EpiCept NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company recently concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN, and has ongoing clinical trials for herpetic peripheral neuropathy, or PHN, and chemotherapy induced neuropathy, or CIN. LidoPAIN BP, licensed to Endo Pharmaceuticals, is currently in Phase II development for the treatment of acute back pain. The Company’s portfolio of pain product candidates targets moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. The Company’s pain product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration (“FDA”) approved pain management therapeutics, or analgesics directly on the skin’s surface at or near the site of the pain. None of EpiCept’s product candidates has been approved by the U.S. FDA or any comparable agency in another country.

The Company is subject to a number of risks associated with companies in the specialty pharmaceutical industry. Principal among these are risks associated with the Company’s ability to obtain regulatory approval for its product candidates, including Ceplene®, its ability to adequately fund its operations, dependence on collaborative arrangements, the development by the Company or its competitors of new technological innovations, the dependence on key personnel, the protection of proprietary technology, the compliance with the U.S. FDA and other governmental regulations.

The Company has prepared its financial statements under the assumption that it is a going concern. The Company has devoted substantially all of its cash resources to research and development programs and general and administrative expenses, and to date it has not generated any meaningful revenues from the sale of products and may not generate any such revenues for a number of years, if at all. As a result, the Company has an accumulated deficit of $170.8 million as of December 31, 2007 and may incur operating losses for a number of years. The Company’s recurring losses from operations and the accumulated deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has financed its operations primarily through the proceeds from the sales of common and preferred equity securities, debt, proceeds from collaborative relationships, investment income earned on cash balances and short-term investments.

The Company expects to utilize its cash and cash equivalents to fund its operations, including research and development of its product candidates, primarily for clinical trials. Based upon the projected spending levels for the Company, the Company does not currently have adequate cash and cash equivalents to complete the trials and therefore will require additional funding. As a result, the Company intends to monitor its liquidity position and the status of its clinical trials and to continue to actively pursue fund-raising possibilities through various means, including the sale of its equity securities. If the Company is unsuccessful in its efforts to raise additional funds through the sale of its equity securities, achievement of development milestones or entering into new license arrangements, it may be required to significantly reduce or curtail its research and development activities and other operations. The Company believes that its existing cash and cash equivalents, together with the proceeds from the sale of common stock and common stock purchase warrants on March 6, 2008 and a $1.0 million milestone payment received in March 2008 (see Note 16), will be sufficient to fund its operations into the second quarter 2008.

The Company will require, over the long-term, substantial new funding to pursue development and commercialization of its product candidates and continue its operations. The Company believes that satisfying these capital requirements over the long-term will require successful commercialization of its product candidates. However, it is uncertain whether any products will be approved or will be commercially successful. The amount of the Company’s future capital requirements will depend on numerous factors, including the progress of its research and development programs, the conduct of pre-clinical tests and clinical trials, the development of regulatory submissions, the costs associated with protecting patents and other proprietary rights, the development of marketing and sales capabilities and the availability of third-party funding.

There can be no assurance that such funding will be available at all or on terms acceptable to the Company. If the Company obtains funds through arrangements with collaborative partners or others, the Company may be required to relinquish rights to certain of its technologies or product candidates.

2.  Significant Accounting Policies

  Consolidation

The accompanying consolidated financial statements include the accounts of EpiCept Corporation and the Company’s 100%-owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

The Company recognizes revenue relating to its collaboration agreements in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue under collaborative arrangements may result from license fees, milestone payments, research and development payments and royalty payments.

The Company’s application of these standards requires subjective determinations and requires management to make judgments about value of the individual elements and whether they are separable from the other aspects of the contractual relationship. The Company evaluates its collaboration agreements to determine units of accounting for revenue recognition purposes. To date, the Company has determined that its upfront non-refundable license fees cannot be separated from its ongoing collaborative research and development activities and, accordingly, do not treat them as a separate element. The Company recognizes revenue from non-refundable, upfront licenses and related payments, not specifically tied to a separate earnings process, either on the proportional performance method or ratably over either the development period in which the Company is obligated to participate on a continuing and substantial basis in the research and development activities outlined in the contract, or the later of 1) the conclusion of the royalty term on a jurisdiction by jurisdiction basis or 2) the expiration of the last EpiCept licensed patent. Ratable revenue recognition is only utilized if the research and development services are performed systematically over the development period. Proportional performance is measured based on costs incurred compared to total estimated costs to be incurred over the development period which approximates the proportion of the value of the services provided compared to the total estimated value over the development period. The Company periodically reviews its estimates of cost and the length of the development period and, to the extent such estimates change, the impact of the change is recorded at that time.

EpiCept recognizes milestone payments as revenue upon achievement of the milestone only if (1) it represents a separate unit of accounting as defined in EITF Issue 00-21; (2) the milestone payments are nonrefundable; (3) substantive effort is involved in achieving the milestone; and (4) the amount of the milestone is reasonable in relation to the effort expended or the risk associated with the achievement of the milestone. If any of these conditions is not met, EpiCept will recognize milestones as revenue in accordance with its accounting policy in effect for the respective contract. For current agreements, EpiCept recognizes revenue for milestone payments based upon the portion of the development services that are completed to date and defers the remaining portion and recognizes it over the remainder of the development services on the proportional or ratable method, whichever is applicable. Deferred revenue represents the excess of cash received compared to revenue recognized to date under licensing agreements.

  Foreign Currency Translation

The financial statements of the Company’s foreign subsidiary are translated into U.S. dollars using the period-end exchange rate for all balance sheet accounts and the average exchange rates for expenses. Adjustments resulting from translation have been reported in other comprehensive loss.

Gains or losses from foreign currency transactions relating to inter-company debt are recorded in the consolidated statements of operations in other income (expense).

  Stock-Based Compensation

The Company has various stock-based compensation plans for employees and outside directors, which are described more fully in Note 12 “Stock Options and Warrants.” Effective January 1, 2006, the Company accounts for these plans under Financial Accounting Standards Board (“FASB”) No. 123R “Share-Based Payment” (“FAS 123R”).

  Income Taxes

The Company adopted the provisions of FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”, or FIN 48, on January 1, 2007. The Company recorded an unrecognized tax benefit related to certain tax credits for the year ended December 31, 2007. There was no effect on its financial condition or results of operations as a result of adopting FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company’s income tax returns for tax years after 2003 are still subject to review. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of operating expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter. The tax expense is primarily due to minimum state and local income taxes.

The Company accounts for its income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized based upon the differences arising from carrying amounts of the Company’s assets and liabilities for tax and financial reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in the period when the change in tax rates is enacted. A valuation allowance is established when it is determined that it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2007 and 2006, a full valuation allowance has been applied against the Company’s deferred tax assets based on historical operating results (See Note 13).

  Loss Per Share

Basic and diluted loss per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted weighted average shares outstanding excludes shares underlying the Series A convertible preferred stock, the Series B redeemable convertible preferred stock and the Series C redeemable convertible preferred stock (collectively the “Preferred Stock”), stock options and warrants, since the effects would be anti-dilutive. Accordingly, basic and diluted loss per share is the same. Such excluded shares are summarized as follows:

	Year Ended December 31,
	2007	2006	2005

Common stock options	3,869,719	3,123,268	439,501
Warrants	12,304,297	5,721,616	6,374,999
Series A Convertible Preferred Stock	—	—	1,148,571
Series B Redeemable Convertible Preferred Stock	—	—	896,173
Series C Redeemable Convertible Preferred Stock	—	—	2,549,876

Total shares excluded from calculation	16,174,016	8,844,884	11,409,120

  Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

  Marketable Securities

The Company has determined that all its marketable securities should be classified as available-for-sale. Available-for-sale securities are carried at estimated fair value, with the unrealized gains and losses reported in Stockholders’ Deficit under the caption “Accumulated Other Comprehensive Loss.” The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income and expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. Upon closing of the merger with Maxim Pharmaceuticals on January 4, 2006, the Company acquired marketable securities of approximately $11.4 million. During 2006, all of the acquired marketable securities matured. As of December 31, 2007 and 2006 the Company had no marketable securities.

  Restricted Cash

The Company has lease agreements for the premises it occupies. Letters of credit in lieu of lease deposits for leased facilities totaling $0.3 million are secured by restricted cash in the same amount at December 31, 2007 and 2006.

  Identifiable Intangible Asset

Intangible asset consists of the assembled workforce acquired in the merger with Maxim. The assembled workforce is being amortized on the greater of the straight-line basis or actual assembled workforce turnover over six years. The gross carrying amount of the assembled workforce is $0.5 million and approximately $0.2 million of accumulated amortization has been recorded as of December 31, 2007. Amortization will be approximately $0.1 million per year from 2008 through 2011. Assembled workforce amortization is recorded in research and development expense. During 2007 and 2006, the Company recorded $0.1 million of amortization in each year.

  Prepaid Expenses and Other Current Assets

As of December 31, 2007 and 2006, prepaid expenses and other current assets are summarized below:

	2007	2006
	(In thousands)

Prepaid expenses	$319	$743
Prepaid insurance	268	322
Prepaid taxes	10	21
Interest receivable	—	3
Receivable from sale of fixed assets and other	10	78

Total prepaid expenses and other current assets	$607	$1,167

  Deferred Financing and Initial Public Offering Costs

Deferred financing costs represent legal and other costs and fees incurred to negotiate and obtain financing. Deferred financing costs are capitalized and amortized using the effective interest method over the life of the applicable financing. Deferred initial public offering costs of $1.7 million were expensed during the second quarter of 2005 following the withdrawal of the Company’s initial public offering in May 2005. As of December 31, 2007 and 2006, deferred financing costs were approximately $0.6 and $1.1 million, respectively. Amortization expense was $0.5 million and $0.2 million for 2007 and 2006, respectively. Accumulated amortization was $0.7 million as of December 31, 2007.

  Property and Equipment

Property and equipment consists of office furniture and equipment, laboratory equipment, and leasehold improvements stated at cost. Furniture and equipment are depreciated on a straight-line basis over their estimated useful lives ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. The remaining net property and equipment acquired in the merger with Maxim totaled approximately $1.6 million (see Note 9). The Company depreciated the remaining Maxim property and equipment over two years. Maintenance and repairs are charged to expense as incurred.

  Impairment of Long-Lived Assets

The Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to fair value. No such impairments have been identified with respect to the Company’s long-lived assets, which consist primarily of property and equipment and identifiable intangible asset.

  Deferred Rent

As a result of the merger with Maxim and the Company moving its corporate headquarters, the Company has leases for its facilities, which include escalation clauses as well as tenant improvement allowances. In accordance with accounting principles generally accepted in the United States of America, the Company recognizes rental expense, including tenant improvement allowances, on a straight-line basis over the life of the leases, irrespective of the timing of payments to or from the lessor. As of December 31, 2007 and 2006, the Company had deferred rent of $0.8 million and $0.9 million, respectively, and is being amortized through February 2012.

  Derivatives

The Company accounts for its derivative instruments in accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by FAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 133”). FAS 133 establishes accounting and reporting standards requiring that derivative instruments, including derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the fair value of derivative instruments be recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. As a result of certain financings (see Note 6), derivative instruments were created that are measured at fair value and marked to market at each reporting period. Changes in the derivative value are recorded as change in value of warrants and derivatives on the consolidated statements of operations.

  Beneficial Conversion Feature of Certain Instruments

The convertible features of certain financial instruments provided for a rate of conversion that is below market value at the commitment date. Such feature is normally characterized as a beneficial conversion feature (“BCF”). Pursuant to EITF 98-5, “Accounting For Convertible Securities With Beneficial Conversion Features Or Contingently Adjustable Conversion Ratio,” and EITF 00-27, “Application of EITF Issue 98-5 to Certain Convertible Instruments,” the estimated fair value of the BCF is recorded as interest expense if it is related to debt or a dividend if it is related to equity. If the conversion feature is contingent, then the BCF is measured but not recorded until the contingency is resolved.

  Other Comprehensive Loss

For 2007, 2006 and 2005, the Company’s only element of comprehensive loss other than net loss was foreign currency translation (loss) gain of $(0.8), $(0.6) and $0.7 million, respectively.

  Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows:

	At December 31,
	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In millions)

Cash and cash equivalents	$4.9	$4.9	$14.1	$14.1
Non-convertible loans	10.2	10.4	13.5	14.9

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents.  The estimated fair value of cash and cash equivalents approximates its carrying value due to the short-term nature of these instruments.

Non-Convertible Loans.  The estimated fair value of non-convertible loans is based on the present value of their cash flows discounted at a rate that approximates current market returns for issues of similar risk.

  Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141®, “Business Combinations” (“FAS 141R”). FAS 141R establishes guidelines for the recognition and measurement of assets, liabilities and equity in business combinations. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the SEC staff issued Staff Accounting Bulletin (“SAB”) 110, “Share-Based Payment,” which amends SAB 107, “Share-Based Payment,” to permit public companies, under certain circumstances, to use the simplified method in SAB 107 for employee option grants after December 31, 2007. Use of the simplified method after December 2007 is permitted only for companies whose historical data about their employees’ exercise behavior does not provide a reasonable basis for estimating the expected term of the options. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued EITF Issue No. 07-1 “Accounting for Collaborative Arrangements” (“EITF 07-1”), which is effective for fiscal years beginning after December 15, 2008. The Task Force clarified the manner in which costs, revenues and sharing payments made to, or received by a partner in a collaborative arrangements should be presented in the statement of operations and set forth certain disclosures that should be required in the partners’ financial statements. The Company has not completed its assessment of EITF 07-1 and the impact, if any, on the Company’s consolidated financial statements.

In June 2007, the FASB issued EITF Issue No. 07-03 (“EITF 07-03”), “Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities. EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and amends FAS 115 to, and among other things, require certain disclosures for amounts for which the fair value option is applied. Additionally, this statement provides that an entity may reclassify held-to-maturity and available-for-sale securities to the trading account when the fair value option is elected for such securities, without calling into question the intent to hold other securities to maturity in the future. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS No. 157. The Company has not completed its assessment of FAS 159 and the impact, if any, on the Company’s consolidated financial statements.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles in the United States and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 with earlier application encouraged. The Company has not completed its assessment of FAS 157 and the impact, if any, on the Company’s consolidated financial statements.

3.	License Agreements

  Endo Pharmaceuticals Inc. (Endo)

In December 2003, the Company entered into a license agreement with Endo under which it granted Endo (and its affiliates) the exclusive (including as to the Company and its affiliates) worldwide right to commercialize LidoPAIN BP. The Company also granted Endo worldwide rights to use certain of its patents for the development of certain other non-sterile, topical lidocaine containing patches, including Lidoderm, Endo’s topical lidocaine-containing patch for the treatment of chronic lower back pain. Upon the execution of the Endo agreement, the Company received a non-refundable payment of $7.5 million, which has been deferred and is being recognized as revenue on the proportional performance method. In 2007, 2006 and 2005, the Company recorded revenue from Endo of approximately $0.2 million, $0.5 million and $0.4 million, respectively. The Company may receive payments of up to $52.5 million upon the achievement of various milestones relating to product development and regulatory approval for both the Company’s LidoPAIN BP product and licensed Endo products, including Lidoderm, so long as, in the case of Endo’s product candidate, the Company’s patents provide protection thereof. The Company is also entitled to receive royalties from Endo based on the net sales of LidoPAIN BP. These royalties are payable until generic equivalents to the LidoPAIN BP product are available or until expiration of the patents covering LidoPAIN BP, whichever is sooner. The Company is also eligible to receive milestone payments from Endo of up to approximately $30.0 million upon the achievement of specified net sales milestones for licensed Endo products, including Lidoderm, so long as the Company’s patents provide protection thereof. The future amount of milestone payments the Company is eligible to receive under the Endo agreement is $82.5 million. There is no certainty that any of these milestones will be achieved or any royalty earned.

The Company is responsible for continuing and completing the development of LidoPAIN BP, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials and the preparation and submission of the NDA in order to obtain regulatory approval for LidoPAIN BP. It may subcontract with third parties for the manufacture and supply of LidoPAIN BP. Endo remains responsible for continuing and completing the development of Lidoderm for the treatment of chronic lower back pain, including the conduct of all clinical trials and the supply of the clinical products necessary for those trials.

The Company has the option to negotiate a co-promotion arrangement with Endo for LidoPAIN BP or similar product in any country in which an NDA (or foreign equivalent) filing has been made within thirty days of such filing. The Company also has the right to terminate its license to Endo with respect to any territory in which Endo has failed to commercialize LidoPAIN BP within three years of the receipt of regulatory approval permitting such commercialization.

  Myriad Genetics, Inc. (Myriad)

In connection with its merger with Maxim on January 4, 2006, EpiCept acquired a license agreement with Myriad Genetics Inc. (“Myriad”) under which the Company licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myriad. Under the terms of the agreement, Maxim granted to Myriad a research license to develop and commercialize any drug candidates from the series of compounds during the Research Term (as defined in the agreement) with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myriad is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. Maxim also granted to Myriad a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. The agreement requires that Myriad make licensing, research and milestone payments to the Company totaling up to $27 million, of which $3 million was paid and recognized as revenue prior to the merger on January 4, 2006, assuming the successful commercialization of the compound for the treatment of cancer, as well as pay a royalty on product sales. In March 2008, the Company received a milestone payment of $1.0 million following dosing of the first patient in a Phase II registration sized clinical trial.

  DURECT Corporation

On December 20, 2006, the Company entered into a license agreement with DURECT Corporation, pursuant to which it granted DURECT the exclusive worldwide rights to certain of its intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, EpiCept received $1.0 million payment which has been deferred and is being recognized as revenue ratably over the last patent life. The Company may receive up to an additional $9.0 million in license fees and milestone payments as well as certain royalty payments based on net sales. In 2007 and 2006, the Company recorded revenue from DURECT of approximately $0.1 million and $2,000 respectively.

  Adolor Corporation (Adolor)

Under a license agreement signed in July 2003, the Company granted Adolor the exclusive right to commercialize a sterile topical patch containing an analgesic alone or in combination, including LidoPAIN SP, throughout North America. Since July 2003, the Company received non-refundable payments of $3.0 million, which were being deferred and recognized as revenue ratably over the estimated product development period. On October 27, 2006, the Company was informed of the decision by Adolor to discontinue its licensing agreement with the Company for LidoPAIN SP and recognized the remaining deferred revenue of approximately $1.2 million as the Company has no further obligations to Adolor. As a result, the Company now has the full worldwide development and commercialization rights to the product candidate. In 2007, 2006 and 2005, the Company recorded revenue from Adolor of approximately $0, $1.5 million, and $0.5 million, respectively.

  Cassel

In October 1999, the Company acquired from Dr. R. Douglas Cassel certain patent applications relating to technology for the treatment of surgical incision pain. In July 2003, the agreement was amended pursuant to which the Company was obligated to pay Dr. Cassel a consultant fee of $4,000 per month until July 2006 and is obligated to pay Dr. Cassel royalties based on the net sales of any of the licensed products for the treatment of pain associated with surgically closed wounds. The $4,000 per month fee will be credited against these royalty payments. The royalty obligations will terminate upon the expiration of the last to expire acquired patent.

Epitome/Dalhousie

In August 1999, the Company entered into a sublicense agreement with Epitome Pharmaceuticals Limited under which the Company was granted an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia that were licensed to Epitome by Dalhousie University. These, and other patents, cover the combination treatment consisting of amitriptyline and ketamine in EpiCepttm NP-1. This technology has been incorporated into EpiCept NP-1. On July 19, 2007, the Company converted the sublicense agreement previously established with Epitome Pharmaceuticals Limited, related to its product candidate EpiCepttm NP-1, into a direct license with Dalhousie University. Under this new arrangement, the Company gains more favorable terms, including a lower maintenance fee obligation and reduced royalty rate on future product sales.

The Company has been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. The Company is obligated to make payments to Dalhousie upon achievement of specified milestones and to pay royalties based on annual net sales derived from the products incorporating the licensed technology. At the end of each year in which there has been no commercially sold products, the Company is obligated to pay Dalhousie a maintenance fee, or Dalhousie will have the option to terminate the contract. The license agreement with Dalhousie terminates upon the expiration of the last to expire licensed patent. The sublicense agreement with Epitome terminated on July 19, 2007. Under the termination agreement with Epitome, the Company made a $0.3 million cash payment and issued five year warrants at an exercise price of $1.96 per share to purchase 0.3 million shares of its common stock, valued at $0.4 million using the Black-Scholes option-pricing model. During 2007, 2006 and 2005, the Company paid Epitome a fee of $0.3 million, $0 and $0.2 million, respectively and will be required to pay an annual fee of $0.3 million for the next two years if the agreement with Dalhousie remains in effect. During 2007, the Company paid Dalhousie a signing fee of $0.3 million, a maintenance fee of $0.4 million and a milestone payment of $0.2 million upon the dosing of the first patient in a Phase III clinical trial for the licensed product. These payments were all expensed to research and development in 2007.

Shire BioChem

In March 2004 and as amended in January 2005, Maxim entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire Biochem, Inc (formerly known as BioChem Pharma, Inc.) which had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. Under the agreement all rights and obligations of the parties under the July 2000 agreement were terminated and Shire BioChem agreed to assign and/or license to the Company rights it owned under or shared under the prior research program. The agreement did not require any up-front payments, however, the Company is required to provide Shire Biochem a portion of any sublicensing payments the Company receives if the Company relicenses the series of compounds or make milestone payments to Shire BioChem totaling up to $26.0 million, assuming the successful commercialization of the compound by the Company for the treatment of a cancer indication, as well as pay a royalty on product sales. In 2006, the Company recorded a license fee expense of $0.5 million upon the commencement of a Phase I clinical trial for EPC2407 and this amount remains unpaid as of December 31, 2007.

4.	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2007	2006
	(In thousands)

Furniture, office and laboratory equipment	$1,853	$1,798
Leasehold improvements	753	743

	2,606	2,541
Less accumulated depreciation	(2,007)	(1,225)

	$599	$1,316

Depreciation expense was approximately $0.8 million, $1.1 million and $0.1 million for each of the years ended December 31, 2007, 2006 and 2005. The net leasehold improvements acquired in the merger with Maxim totaled approximately $0.4 million, of which $0.2 million relates to a lease the Company terminated on July 1, 2006. In accordance with EITF 05-6 “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination,” the Company amortized the leasehold improvements over six months with respect to the terminated leased premise. The remaining net property and equipment acquired in the merger with Maxim totaled approximately $1.6 million (see Note 9). The Company depreciated the remaining Maxim property and equipment over two years.

The Company sold excess equipment during 2006 resulting in a loss of $0.2 million. The Company sold one of its web site addresses in 2006 resulting in a gain of $0.1 million.

5.	Other Accrued Liabilities

Other accrued liabilities consist of the following:

	December 31
	2007	2006
	(In thousands)

Accrued professional fees	$326	$546
Accrued salaries and employee benefits	1,039	734
Other accrued liabilities	188	316

	$1,553	$1,596

6.	Notes, Loans and Financing

The Company is a party to several loan agreements in the following amounts:

	December 31
	2007	2006
	(In thousands)

Ten-year, non-amortizing loan due June 30, 2008(A)	$2,458	$2,022
Term loan due June 30, 2007(B)	—	997
July 2006 note payable due July 1, 2012 and other(C)	467	519
August 2006 senior secured term loan due August 30, 2009(D)	7,307	10,000

Total notes and loans payable, before debt discount	10,232	13,538
Less: Debt discount	304	733

Total notes and loans payable	9,928	12,805
Less: Notes and loans payable, current portion	9,553	12,358

Notes and loans payable, long-term	$375	$447

(A)	In August 1997, EpiCept GmbH, a wholly-owned subsidiary of EpiCept, entered into a ten-year non-amortizing loan in the amount of €1.5 million with tbg. The loan bears interest at 6% per annum. tbg was also entitled to receive additional compensation equal to 9% of the annual surplus (income before taxes, as defined in the agreement) of EpiCept GmbH, reduced by any other compensation received from EpiCept GmbH by virtue of other loans to or investments in EpiCept GmbH provided that tbg is an equity investor in EpiCept GmbH during that time period. The Company considered the additional compensation element based on the surplus of EpiCept GmbH to be a derivative. The Company assigned no value to the derivative at each reporting period as no surplus of EpiCept GmbH was anticipated over the term of the agreement. In addition, any additional compensation as a result of surplus would be reduced by the additional interest noted below.

At the demand of tbg, additional amounts could have been due at the end of the loan term up to 30% of the loan amount, plus 6% of the principal balance of the note for each year after the expiration of the fifth complete year of the loan period, such payments to be offset by the cumulative amount of all payments made to the lender from the annual surplus of EpiCept GmbH. The Company was accruing these additional amounts as additional interest up to the maximum amount due over the term of the loan.

On December 20, 2007, Epicept GmbH entered into a repayment agreement with tbg, whereby Epicept GmbH paid tbg approximately €0.2 million ($0 .2 million) in January 2008, representing all interest payable to tbg as of December 31, 2007. The loan balance of €1.5 million ($2.2 million), plus accrued interest at a rate of 7.38% per annum beginning January 1, 2008 will be repaid to tbg no later than June 30, 2008. Tbg waived any additional interest payments of approximately €0.5 million ($0.7 million). Epicept GmbH considered this a substantial modification to the original debt agreement and has recorded the new debt at its fair value in accordance with EITF 96-19, “Debtor’s Accounting for a Modification of Debt Instruments.” As a result of the modification to the original debt agreement, EpiCept GmbH recorded a gain on the extinguishment of debt of $0.5 million. Accrued interest attributable to the additional interest payments totaled $0 and $0.6 million at December 31, 2007 and 2006, respectively.

(B)	In March 1998, EpiCept GmbH entered into a term loan in the amount of €2.6 million with IKB Private Equity GmbH (“IKB”), guaranteed by the Company. The interest rate on the loan was 20% per year. The remaining outstanding principal balance of approximately $1.0 million plus accrued interest was repaid in January 2007.

(C)	In July 2006, the Company entered into a six-year non-interest bearing promissory note in the amount of $0.8 million with Pharmaceutical Research Associates, Inc., (“PRA”) as compensation for PRA assuming liability on a lease of premises in San Diego, CA. The fair value of the note (assuming an imputed 11.6% interest rate) was $0.6 million and broker fees amounted to $0.2 million at issuance. The note is payable in seventy-two equal installments of $11,000 per month. The Company terminated its lease of certain property in San Diego, CA as part of its exit plan upon the completion of the merger with Maxim on January 4, 2006.

(D)	In August 2006, the Company entered into a term loan in the amount of $10.0 million with Hercules. The interest rate on the loan is 11.7% per year. In addition, the Company issued five year common stock purchase warrants to Hercules granting them the right to purchase 0.5 million shares of the Company’s common stock at an exercise price of $2.65 per share. As a result of certain anti-dilution adjustments resulting from a financing consummated by the Company on December 21, 2006 and an amendment entered into on January 26, 2007, the terms of the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of the Company’s common stock at an exercise price of $1.46 per share. The basic terms of the loan require monthly payments of interest only through March 1, 2007, with 30 monthly payments of principal and interest which commenced on April 1, 2007. Any outstanding balance of the loan and accrued interest will be repaid on August 30, 2009. In connection with the terms of the loan agreement, the Company granted Hercules a security interest in substantially all of the Company’s personal property including its intellectual property.

The Company allocated the $10.0 million in proceeds between the term loan and the warrants based on their fair value. The Company calculated the fair value of the warrants at the date of the transaction at approximately $0.9 million with a corresponding amount recorded as a debt discount. The debt discount is being accreted over the life of the outstanding term loan using the effective interest method. At the date of the transaction, the fair value of the warrants of $0.9 million was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.72%, volatility of 69% and an expected life of five years. During 2007 and 2006, the Company recognized approximately $0.4 and $0.2 million, respectively, of non-cash interest expense related to the accretion of the debt discount. Since inception of the term loan, the Company recognized approximately $0.6 million of non-cash interest expense related to the accretion of the debt discount.

The Company’s recurring losses from operations and its stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. The Company’s term loan with Hercules, which matures on August 30, 2009, contains a subjective acceleration clause and accordingly has been classified as a current liability as of December 31, 2007 and 2006 in accordance with FASB Technical Bulletin 79-3 “Subjective Acceleration Clauses in Long-Term Debt Agreements”.

At December 31, 2007, contractual principal payments due on loans and notes payable are as follows:

As of December 31,
Year Ending	2007
(In thousands)

2008	6,535
2009	3,420
2010	101
2011	114
2012	62

Total	$10,232

7.	Preferred Stock and Warrants

Upon closing of the merger with Maxim on January 4, 2006, the Company filed an Amended and Restated Certificate of Incorporation authorizing 5 million undesignated preferred shares. No preferred stock was issued and outstanding as of December 31, 2007 and 2006, respectively.

On January 4, 2006, immediately prior to the completion of the merger with Maxim, the Company issued common stock to certain stockholders upon the conversion or exercise of all outstanding preferred stock and warrants. The following tables illustrate the principal balances and the amount of shares issued for Preferred Stock and warrants converted or exercised into the Company’s common stock on January 4, 2006:

Preferred Stock:

	Carrying	Common
Series of Preferred Stock	Value	Shares Issued
	(In thousands)

A	$8,226	1,501,349
B	7,077	1,186,374
C	19,544	3,375,594

Total	$34,847	6,063,317

The outstanding amount of Series B redeemable convertible preferred stock and Series C redeemable convertible preferred stock includes accreted dividends through January 4, 2006. Upon the closing of the merger with Maxim on January 4, 2006, the Company recorded a BCF relating to the anti-dilution rights of each of the series of Preferred Stock of approximately $2.1 million, $1.7 million, and $4.8 million, respectively, related to the conversion of the Preferred Stock. In accordance with EITF 98-5, and EITF 00-27, “Application of EITF Issue No. 98-5 To Certain Convertible Instruments” (“EITF 00-27”), the BCF was calculated as the difference between the number of shares of common stock each holder of each series of Preferred Stock would have received under anti-dilution provisions prior to the merger and the number of shares of common stock received at the time of the merger multiplied by the implied stock value of EpiCept on January 4, 2006 of $5.84 and charged to deemed dividends in the consolidated statement of operations for 2006.

Warrants:

	Carrying	Common
	Value	Shares Issued
	(In thousands)

Series B Preferred Warrants	$301	58,229
Series C Preferred Warrants	649	131,018
2002 Bridge Warrants	3,634	3,861,462
March 2005 Senior Note Warrants	42	22,096

Total	$4,626	4,072,805

Upon the closing of the merger with Maxim on January 4, 2006, the Company recorded a BCF relating to the anti-dilution rights of each of the Series B convertible preferred stock warrants and the Series C redeemable convertible preferred stock warrants (collectively “Preferred Warrants”) of approximately $0.1 million and $0.3 million, respectively related to the conversion of the Preferred Warrants into common shares. In accordance with EITF 98-5 and EITF 00-27, the BCF was calculated as the difference between the number of shares of common stock each holder of each series of Preferred Warrants would have received under anti-dilution provisions prior to the merger and the number of shares of common stock received at the time of the merger multiplied by the implied stock value of EpiCept on January 4, 2006 of $5.84 and charged to deemed dividends in the consolidated statement of operations for 2006.

8.	Common Stock and Common Stock Warrants

On December 4, 2007, the Company raised $5.0 million in gross proceeds, $4.7 million net of $0.3 million in transactions costs, through a public offering of common stock and common stock purchase warrants. Approximately 3.3 million shares of the Company’s common stock were sold at a price of $1.50 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 1.7 million shares of the Company’s common stock at a price of $1.50 per share. The Company allocated the $5.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $1.2 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.

On October 10, 2007, the Company raised $8.0 million in gross proceeds, $7.1 million net of $0.9 million in transactions costs, through a public offering of common stock and common stock purchase warrants. Approximately 4.3 million shares of the Company’s common stock were sold at a price of $1.88 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 2.1 million shares of the Company’s common stock at a price of $1.88 per share. The Company allocated the $8.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $1.9 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On August 1, 2007, the Company terminated a sublicense agreement previously established with Epitome Pharmaceuticals Limited. Under the termination agreement with Epitome, the Company made a $0.3 million cash payment and issued five year warrants at an exercise price of $1.96 per share to purchase 0.3 million shares of its common stock. The fair value of the warrants was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.60%, volatility of 94% and an expected life of five years. The fair value of the warrants at the date of issuance was $0.4 million and was expensed to research and development.

On July 3, 2007, the Company raised $10.0 million in gross proceeds, $8.9 million net of $1.1 million in transactions costs, through a private placement of common stock and common stock purchase warrants. Approximately 5.1 million shares of the Company’s common stock were sold at a price of $1.95 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 2.7 million shares of the Company’s common stock at a price of $2.93 per share. The Company allocated the $10.0 million in gross proceeds between the common stock and the warrants based on their relative fair values. $2.4 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

On December 21, 2006, the Company raised $10.0 million gross proceeds, $9.4 million net of $0.6 million in transactions costs, through a private placement of common stock and common stock purchase warrants. Approximately 6.9 million shares of the Company’s common stock were sold at a price of $1.46 per share. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 3.9 million, including placement agent warrants of 0.4 million, of the Company’s common stock at a price of $1.47 per share. The Company allocated the $10.0 million in gross proceeds between the common stock and the warrants based on their fair values. $2.6 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

Simultaneously, on December 21, 2006, the Company also entered into a Standby Equity Distribution Agreement (“SEDA”) with YA Global Investments, L.P., formerly Cornell Capital Partners, pursuant to which YA Global Investments, L.P. has committed to provide up to $15.0 million of capital during the next three years through the purchase of newly-issued shares of the Company’s common stock. Under the terms of the agreement, the Company will determine, at its sole discretion, the exact timing and amount of any SEDA financings, subject to certain conditions. The SEDA provides that the Company may, at its sole option, require YA Global Investments, L.P. to purchase shares of its common stock in increments of a minimum of $0.2 million per week over a period of 36 months once a resale registration statement covering the subject shares of common stock is effective. The Company may not request advances if the shares to be issued in connection with such advances would result in YA Global Investments, L.P. and its affiliates owning more than 9.9% of the Company’s outstanding common stock.

On August 30, 2006, the Company entered into a senior secured term loan in the amount of $10.0 million with Hercules. Five year common stock purchase warrants were issued to Hercules granting them the right to purchase 0.5 million shares of the Company’s common stock at an exercise price of $2.65 per share. The fair value of the warrants was determined utilizing the Black-Scholes option pricing model utilizing the following assumptions: dividend yield of 0%, risk free interest rate of 4.72%, volatility of 69% and an expected life of five years. The value of the warrant shares was being marked to market each reporting period as a derivative gain or loss. As a result of certain anti-dilution adjustments resulting from the issuance of common stock consummated on December 21, 2006 and an amendment to the warrants on January 26, 2007, the warrants issued to Hercules were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of the Company’s common stock at an exercise price of $1.46 per share. As a result of the January 2007 amendment to the warrants, the warrants issued to Hercules met the requirements of and were being accounted for as equity in accordance with EITF 00-19. The fair value of the warrants as of the date of the amendment was $0.8 million. Accordingly, the Company reclassified this amount from a liability to warrants in stockholders’ deficit at that date. During 2007, the Company recognized the change in the value of warrants and derivatives of approximately $0.8 million, as a loss on the consolidated statement of operations.

In July 2007, the Company entered into a release and settlement agreement to compensate Hercules for its inability to sell registered shares following an April 2007 planned exercise of a portion of the warrants issued by the Company to Hercules. The Company agreed to pay Hercules a fee of $0.3 million and to compensate Hercules up to $1.1 million on its exercise and sale of a portion of the warrants, provided such exercise and sale occurred prior to November 1, 2007, to the extent the market value of the Company’s common stock on the date of exercise was less than the market value of the Company’s stock at the time Hercules planned to sell the shares issued pursuant to the exercise of the warrants. Such compensation, if any, was payable in cash up to $0.6 million, the amount EpiCept received from the mandatory cash exercise of the warrants, with the remainder payable at the Company’s option in cash or in the Company’s common stock based on the fair value of the stock on the date the compensation is paid. The Company considered the contingent amount a derivative and marked the derivative to market at each reporting date. The 0.4 million warrants relating to the release and settlement agreement were reclassified as a liability from equity for $0.7 million at the date of the derivative agreement. In August, 2007, Hercules exercised and sold the warrants relating to the release and settlement agreement, resulting in a total liability to the Company of $1.1 million. The Company paid Hercules $0.6 million in cash during the third quarter of 2007 and paid the remaining liability of $0.5 million at its option in its common stock on November 1, 2007.

On February 9, 2006, the Company raised $11.6 million gross proceeds, $10.8 million net of $0.8 million in transactions costs, through a private placement of common stock and common stock purchase warrants. Approximately 4.1 million shares of the Company’s common stock were sold at a price of $2.85 per share. In addition, five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 1 million shares of the Company’s common stock at a price of $4.00 per share. The Company allocated the $11.6 million in gross proceeds between the common stock and the warrants based on their fair values. $1.4 million of this amount was allocated to the warrants. The warrants meet the requirements of and are being accounted for as equity in accordance with EITF 00-19.

Upon the closing of the merger with Maxim on January 4, 2006, the Company issued warrants to purchase approximately 0.3 million shares at an exercise price range of $13.48 — $37.75 per share of EpiCept common stock in exchange for Maxim’s warrants.

During 2007, 5,653 shares of common stock were issued for the exercise of stock options resulting in proceeds of approximately $8,000 and 34,792 shares of common stock were issued in connection with the vested portion of a restricted stock award granted to certain employees.

During 2006, 101,250 shares of common stock were issued for the exercise of stock options resulting in proceeds of $0.2 million.

During 2005, 12,125 shares of common stock were issued for the exercise of stock options resulting in proceeds of approximately $18,000.

9.	Merger

On January 4, 2006, a wholly-owned subsidiary of EpiCept completed its merger with Maxim pursuant to the terms of the Merger Agreement. EpiCept accounted for the merger as an asset acquisition as Maxim is a development stage company. The Company issued a total of 5.8 million shares of EpiCept’s common stock, options and warrants valued at $41.4 million in exchange for all the outstanding shares and certain warrants and options of Maxim. The purchase price was based on the implied value of EpiCept stock price of $7.33 per share. The fair value of the EpiCept shares used in determining the purchase price was based on the average closing price of Maxim common stock on the two full trading days immediately preceding the public announcement of the merger, the trading day the merger was announced and the two full trading days immediately following such public announcement divided by the exchange ratio.

In connection with the merger, Maxim option holders holding options granted under Maxim’s stock option plans, with a Maxim exercise price of $20.00 per share or less, received options to purchase shares of EpiCept common stock in exchange for the options to purchase Maxim common stock they held at the Maxim exercise price divided by the exchange ratio of 0.203969. Maxim obtained the agreement of each holder of options granted with a Maxim exercise price above $20.00 per share to the termination of those options immediately prior to the completion of the merger. The Company issued stock options to purchase approximately 0.4 million of EpiCept’s shares of common stock in exchange for Maxim’s outstanding options. In addition, the Company issued warrants to purchase approximately 0.3 million shares of EpiCept’s common stock in exchange for Maxim’s warrants.

The transaction purchase price totaled approximately $45.1 million, including merger costs of $3.7 million, and has been allocated based on a valuation of Maxim’s tangible and intangible assets and liabilities (table in thousands), as follows:

Cash, cash equivalents and marketable securities	$15,135
Prepaid expenses	1,323
Property and equipment	2,034
Other assets	456
In-process technology	33,362
Identifiable Intangible asset (assembled workforce)	546
Total current liabilities	(7,731)

Total	$45,125

The assets acquired included development of innovative cancer therapeutics which includes Ceplene® (histamine dihydrochloride). The purchase price was allocated to the assets acquired based on their fair values as of the date of the acquisition. Of the $45.1 million purchase price, $33.7 million was originally assigned to in-process research and development and immediately expensed to research and development. During 2006, the Company reduced in-process research and development expense by $0.3 million to $33.4 million based on a revised estimate of purchase price allocation. Of the remaining amount of the total purchase price, approximately $0.5 million was allocated to an identifiable intangible asset and is being amortized over the estimated life of six years. Maxim’s results of operations were included in EpiCept’s consolidated statement of operations beginning on January 5, 2006. The Company committed to and approved an exit plan for consolidation of certain Maxim facilities, and assumed the liability for ongoing Maxim litigation and severance associated with personnel reductions. In connection with the exit plan (see Note 10), the Company originally recognized merger restructuring and litigation accrued liabilities of $4.6 million which were included in the allocated purchase price of Maxim and subsequently increased to $4.7 million as of December 31, 2006.

The value assigned to the acquired in-process research and development was determined by identifying the acquired in-process research projects for which: (a) there is exclusive control by the acquirer; (b) significant progress has been made towards the project’s completion; (c) technological feasibility has not been established, (d) there is no alternative future use, and (e) the fair value is estimable based on reasonable assumptions. The total acquired in-process research and development is valued at $33.4 million, assigned entirely to one qualifying program, the use of Ceplene® as remission maintenance therapy for the treatment of AML in Europe, and expensed on the closing date of the merger. The value of in-process research and development was based on the income approach that focuses on the income-producing capability of the asset. The underlying premise of the approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the asset. In determining the value of in-process research and development, the assumed commercialization date for the product was 2007. Given the risks associated with the development of new drugs, the revenue and expense forecast was probability-adjusted to reflect the risk of advancement through the approval process. The risk adjustment was applied based on Ceplene®’s stage of development at the time of the assessment and the historical probability of successful advancement for compounds at that stage. The modeled cash flow was discounted back to the net present value. The projected net cash flows for the project were based on management’s estimates of revenues and operating profits related to such project. Significant assumptions used in the valuation of in-process research and development included: the stage of development of the project; future revenues; growth rates; product sales cycles; the estimated life of a product’s underlying technology; future operating expenses; probability adjustments to reflect the risk of developing the acquired technology into commercially viable products; and a discount rate of 30% to reflect present value, which approximates the implied rate of return on the merger.

The following unaudited pro forma information for 2005 present a summary of the Company’s consolidated results of operations as if the merger with Maxim had taken place January 1, 2005 (in thousands except per share information):

2005

Total revenue	$2,151
Net loss	(31,459)
Pro forma basic and diluted earnings per share	$(1.60)

10.	Merger Restructuring and Litigation Accrued Liabilities

Merger restructuring and litigation accrued liabilities consist of the following (in thousands):

	Balance at			Balance at
	January 1,	Cash	Change in	December 31,
	2007	Payments	Estimates	2007

Severance	$450	$(450)	$—	$—
Litigation(A)	50	—	(50)	—

Total merger restructuring and litigation accrued liabilities	$500	$(450)	$(50)	$—

	Balance at		Value of Non			Balance at
	January 4,	Cash	Cash	Change in	Reclassified	December 31,
	2006	Payments	Payments	Estimates	as Note Payable	2006

Severance	$1,160	$(710)	$—	$—	$—	$450
Lease	1,100	(200)	—	(343)	(557)	—
Litigation(A)	2,350	(975)	(1,742)	417	—	50

Total merger restructuring and litigation accrued liabilities	$4,610	$(1,885)	$(1,742)	$74	$(557)	$500

(A)	On October 7, 2004, plaintiff Jesus Putnam, purportedly on behalf of Maxim, filed a derivative complaint in the Superior Court for the State of California, County of San Diego, against one officer of Maxim, two former officers of Maxim and Maxim’s entire Board of Directors, alleging breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violations of the California Corporations Code. This case has been dismissed without prejudice and the statute of limitations has expired. Therefore, the Company has reversed the $0.1 million settlement accrual as of December 31, 2007.

In connection with the merger with Maxim on January 4, 2006, the Company originally recorded estimated merger-related liabilities for severance, lease termination, and legal settlements of $1.2 million, $1.1 million and $2.3 million, respectively. During the second quarter of 2006, the gross amounts of merger-related liabilities for lease termination and legal settlements were revised to $0.8 million and $2.8 million, respectively. In July 2006, the Company issued a six year non-interest bearing note in the amount of $0.8 million for the lease termination. Total future payments including broker fees amount to $1.0 million. The fair value of the note (assuming an imputed 11.6% interest rate) was $0.6 million and broker fees was $0.2 million at issuance. The fair value of the note is being classified as a note payable on the consolidated balance sheet. In addition, the Company increased its legal accrual by approximately $0.4 million during the second quarter of 2006 to $2.8 million, of which approximately $1.0 million was paid in cash as of December 31, 2006, for the settlement of certain Maxim outstanding lawsuits. During 2007, the Company paid the remaining $0.5 million in severance.

11.	Commitments and Contingencies

Leases

The Company leases facilities and certain equipment under agreements through 2012 accounted for as operating leases. The leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. Rent expense approximated $1.3 million, $1.7 million and $0.3 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Future minimum rental payments under non-cancelable operating leases as of December 31, 2007 are as follows:

As of December 31,
Year Ending	2007
(In thousands)

2008	$1,504
2009	1,499
2010	1,362
2011	1,055
2012	808
2013	661

$6,889

Consulting Contracts and Employment Agreements

The Company is a party to a number of research, consulting, and license agreements, which require the Company to make payments to the other party to the agreement upon the other party attaining certain milestones as defined in the agreements. As of December 31, 2007, the Company may be required to make future milestone payments, totaling approximately $5.9 million, under these agreements, of which approximately $3.7 million is payable during 2008 and approximately $2.2 million is payable from 2009 through 2015. The Company is obligated to make future royalty payments to four of its collaborators under existing license agreements, including ones based on net sales of EpiCept NP-1 and the other based on net sales of EPC2407, to the extent revenues on such products are realized. The sublicense agreement with Epitome terminated on July 19, 2007. Under its agreement with Epitome Pharmaceuticals, the Company is obligated to pay a $0.3 million fee annually for the next two years so long as the Company desires to maintain its rights under the license agreement with Dalhousie University. A payment of $0.3 million, $0 and $0.2 million was paid to Epitome in 2007, 2006 and 2005, respectively. Under its agreement with Dalhousie University, the Company is obligated to pay a an annual maintenance fee so long as no commercial product sales have occurred and the Company desires to maintain its rights under the license agreement. During 2007, the Company paid Dalhousie a signing fee of $0.3 million, a maintenance fee of $0.4 million and a milestone payment of $0.2 million upon the dosing of the first patient in a Phase III clinical trial for the licensed product.

The Company’s Board of Directors ratified the employment agreements between the Company and its chief executive officer and chief financial officer dated as of October 28, 2004. The employment agreements cover the term through December 31, 2007, and provide for base salary, discretionary compensation, stock option awards, and reimbursement of reasonable expenses in connection with services performed under the employment agreements. The agreements also compensate such officers in the event of their death or disability, termination without cause, or termination within one year of an initial public offering or a change of control, as defined in the respective employment agreements. Both employment agreements were automatically renewed for another year, ending December 31, 2008.

Litigation

There are no legal proceedings pending against the Company as of December 31, 2007.

12.	Stock Options and Warrants

In December 2004, the FASB issued FAS 123R. FAS 123R is a revision of FAS 123 and supersedes Accounting Principles Board (“APB”) APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. FAS 123 focused primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123R requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award. The Company adopted FAS 123R on January 1, 2006 using the modified prospective application as permitted by FAS 123R. Accordingly, prior period amounts have not been restated. As of the adoption of FAS 123R, there was no effect on the consolidated financial statements because there was no compensation expense to be recognized. The Company had no unvested granted awards on January 1, 2006. The Company is now required to record compensation expense at fair value for all awards granted after the date of adoption and for the unvested portion of previously granted awards at their respective vesting dates which related to the options assumed upon the completion of the merger with Maxim.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan (the “2005 Plan”) was adopted on September 1, 2005, approved by stockholders on September 5, 2005 and became effective at the time of the merger with Maxim on January 4, 2006. The 2005 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to EpiCept’s employees and its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, performance-based awards and cash awards to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants. Options are granted and vest as determined by the Board of Directors. A total of 7,000,000 shares of EpiCept’s common stock are reserved for issuance pursuant to the 2005 Plan. No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. Options issued pursuant to the 2005 Plan have a maximum maturity of 10 years and generally vest over 4 years from the date of grant. In January 2008, the Company’s board of directors granted options to purchase approximately 0.9 million shares of the Company’s common stock and 0.2 million restricted stock units at a fair market value exercise price of $1.34 per share.

Had compensation cost for the Company’s stock based compensation plan been determined using the fair value of the options at grant dates prior to January 1, 2006, the Company’s pro forma net loss for the comparable year ended December 31, 2005 would have been as follows:

2005
(In thousands,
except for per share
amounts)
Net loss	$(7,215)
Add back: Total stock-based employee compensation expense under the APB 25 intrinsic value method	22
Deduct: Total stock-based employee compensation expense determined under fair value based method	(26)

Net loss — pro forma	(7,219)
Deemed dividend and redeemable convertible preferred stock dividends	(1,254)

Pro forma loss attributable to common stockholders	$(8,473)

Basic and diluted loss per common share
As reported	$(4.95)
Pro forma	$(4.95)

The weighted-average fair value of the stock option awards granted after the adoption of SFAS No. 123R was $1.26 and $3.70 for the years ended December 31, 2007 and 2006, respectively, and was estimated at the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the following table:

	2007	2006

Expected life	5 years	5 years
Expected volatility	85.0% to 95.0%	69.0% to 85.0%
Risk-free interest rate	4.66% to 4.79%	4.28% to 5.10%
Dividend yield	0%	0%

The expected life of the stock options was calculated using the method allowed by the provisions of SFAS No. 123R and interpreted by an SEC issued Staff Accounting Bulletin No. 107 (SAB 107). In accordance with SAB 107, the simplified method for “plain vanilla” options may be used where the expected term is equal to the vesting term plus the original contract term divided by two. Due to limited Company specific historical volatility data, the Company has based its estimate of expected volatility of stock awards upon historical volatility rates of comparable public companies to the extent it was not materially lower than its actual volatility. For the first two quarters of 2006, the Company used the historical volatility rates of comparable companies. For the last two quarters of 2006 and all of 2007, the Company’s actual stock volatility rate was higher than the volatility rates of comparable public companies. Therefore, the Company used its historical volatility rate for these periods as management believes that this rate will be representative of future volatility over the expected term of the options. The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the options. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant. The Company has never paid cash dividends, and does not currently intend to pay cash dividends, and thus has assumed a 0% dividend yield.

Pre-vesting forfeitures.  Estimates of pre-vesting option forfeitures are based on the Company’s experience. Currently, the Company uses a forfeiture rate of 10%. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The following table presents the 2007 and 2006 total employee, board of directors and third party stock-based compensation expense resulting from the issuance of stock options and the Employee Stock Purchase Plan included in the consolidated statement of operations:

	2007	2006
	(In thousands)

General and administrative	$2,137	$3,721
Research and development	320	360

Stock-based compensation costs before income taxes	2,457	4,081
Benefit for income taxes(1)	—	—

Net compensation expense	$2,457	$4,081

(1)	The stock-based compensation expense has not been tax-effected due to the recording of a full valuation allowance against net deferred tax assets.

Summarized information for stock option grants for the years ended December 31, 2007 is as follows:

			Weighted Average
		Weighted Average	Remaining Contractual	Aggregate Intrinsic
	Options	Exercise Price	Term (years)	Value

Options outstanding at December 31, 2006	3,123,268	$7.10
Granted	964,820	1.66
Exercised	(5,653)	1.35
Forfeited	(210,677)	4.45
Expired	(2,039)	43.54

Options outstanding at December 31, 2007	3,869,719	$5.87	7.53	$20,851

Vested or expected to vest at December 31, 2007	3,746,644	$5.96	7.05	$20,851

Options exercisable at December 31, 2007	2,638,968	$7.05	7.05	$20,851

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
	Options	Weighted-	Weighted-	Shares	Weighted-
	Outstanding at	Average	Average	Exercisable at	Average
Range of Exercise	December 31,	Remaining	Exercise	December 31,	Exercise
Price	2007	Contractual Life	Price	2007	Price

$1.20 – 2.00	1,116,155	7.5 years	$1.41	508,923	$1.33
2.24 – 3.40	370,670	8.4 years	$2.72	207,925	$2.70
5.84 – 8.68	2,111,696	7.8 years	$5.90	1,653,898	$5.92
10.30 – 77.22	271,198	4.6 years	$28.31	268,222	$28.29

	3,869,719		$5.87	2,638,968	$7.05

The total intrinsic value of options exercised during 2007 and 2006 was approximately $5,000 and $0.2 million, respectively. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at December 31, 2007 (for outstanding options), less the applicable exercise price.

In accordance with the terms of a separation agreement with a former employee, the Company agreed to extend the period during which he would be entitled to exercise certain vested stock options to purchase EpiCept’s common stock from three months following the effective date of his resignation, March 19, 2007, to

24 months following such effective date. The Company recorded compensation expense related to the modification of the exercise period of $50,000 in the first quarter of 2007.

As of December 31, 2007, the total remaining unrecognized compensation cost related to non-vested stock options, restricted stock and restricted stock units amounted to $2.7 million, which will be amortized over the weighted-average remaining requisite service period of 2.21 years.

In January 2008, the Company granted options to purchase approximately 0.9 million shares of its common stock at an exercise price of $1.34 per share.

Restricted Stock

Restricted stock was issued to certain employees in January 2007, which entitle the holder to receive a specified number of shares of the Company’s common stock over a four year, monthly vesting term. This restricted stock grant is accounted for at fair value at the date of grant and an expense is recognized during the vesting term. There were no restricted stock grants prior to 2007. Summarized information for restricted stock grants for the year ended December 31, 2007 is as follows:

		Weighted Average
	Restricted	Grant Date Value Per
	Stock	Share

Nonvested at December 31, 2006	—	$—
Granted	140,842	1.46
Vested	(34,792)	1.46
Forfeited	(2,838)	1.46

Nonvested at December 31, 2007	103,212	$1.46

Restricted Stock Units

Restricted stock units were issued to non-employee members of the Company’s Board of Directors in May 2007, which entitle the holder to receive a specified number of shares of the Company’s common stock at the end of the two year vesting term. This restricted stock unit grant is accounted for at fair value at the date of grant and an expense is recognized during the vesting term. There were no restricted stock unit grants prior to 2007. Summarized information for restricted stock grants for the year ended December 31, 2007 is as follows:

Weighted Average
	Restricted	Grant Date Value Per
	Stock	Share

Nonvested at December 31, 2006	—	$—
Granted	33,750	2.78
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2007	33,750	$2.78

On January 7, 2008, the Company granted 0.2 million restricted stock units with an aggregate fair market value of $0.3 million.

Non-Employee Stock Options

Options issued to non-employees are valued using the fair value method (Black-Scholes option-pricing model) under FAS 123R and EITF Issue 96-18, “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). The value of such options is measured and an expense is recognized during the vesting terms. Compensation expense will be adjusted at each reporting date based on the then fair value of the grant until fully vested. Summarized information for stock option grants to former directors for 2007 and 2006 is as follows:

	2007	2006

Granted	—	40,000
Volatility	—	69% - 85%
Risk free rate	—	4.45% - 5.21%
Dividends	—	—
Weighted average life	—	5 Yrs
Compensation expense	—	$0.1 million

During 2002 and 2001, the Company granted options to purchase the Company’s common stock to third party consultants in connection with service agreements. Compensation expense relating to third party stock-based compensation was approximately $6,200 for the year ended December 31, 2005. The Company valued these options utilizing the Black-Scholes option pricing model and remeasured them over the vesting period.

1995 Stock Options

The EpiCept Corporation 1995 Stock Option Plan as amended in 1997 and 1999 (the “1995 Plan”) provides for the granting of incentive stock options and non-qualified stock options to purchase the Company’s stock through the year 2005. A total of 0.8 million shares of the Company’s common stock are authorized under the Plan. All stock options granted in 2006 were from the 2005 Plan. Under the terms of the 1995 Stock Option Plan, which terminated on November 14, 2005, 0.3 million options remain vested and outstanding as of December 31, 2007.

2005 Employee Stock Purchase Plan

The 2005 Employee Stock Purchase Plan (the “2005 ESPP”) was adopted on September 1, 2005 and approved by the stockholders on September 5, 2005. The Employee Stock Purchase Plan became effective upon the completion of the merger with Maxim on January 4, 2006 and a total of 500,000 shares of common stock have been reserved for sale. On November 7, 2007, the Company commenced the administration of the ESPP. The Plan is implemented by offerings of rights to all eligible employees from time to time. Unless otherwise determined by the Company’s Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of the Company’s common stock on the first day the offering or (ii) 85% of the fair market value of a share of the Company’s common stock on the last trading day of the purchase period. The initial period will commence November 16, 2007, and end June 30, 2008. Each subsequent offering period will be a six month duration.

The number of shares to be purchased at each balance sheet date is estimated based on the current amount of employee withholdings and the remaining purchase dates within the offering period. The fair value of share options expected to vest is estimated using the Black-Scholes option-pricing model. Share options for employees entering the ESPP on November 16, 2007 were estimated using the Black-Scholes option-pricing model and the assumptions noted on the table below.

	2007	2006

Expected life	63 years	n/a
Expected volatility	87.5%	n/a
Risk-free interest rate	3.57%	n/a
Dividend yield	0%	n/a

No shares have been issued under the ESPP as of December 31, 2007. The Company recorded an expense of $14,000 based on the estimated number of shares to be purchased within the offering period beginning on November 16, 2007.

Warrants

The following table summarizes information about warrants outstanding at December 31, 2007:

	Expiration	Common Shares	Weighted Average
Issued in Connection With	Date	Issuable	Exercise Price

Acquisition of Maxim January 2006	2009	258,497	$37.46
February 2006 stock issuance (See Note 8)	2011	1,020,208	4.00
Senior Secured Term Loan (See Note 6)	2011	456,164	1.46
December 2006 stock issuance (See Note 8)	2012	3,854,800	1.47
June 2007 stock issuance (See Note 8)	2012	2,668,727	2.93
Termination of sublicense agreement (See Note 3)	2012	250,000	1.96
October 2007 stock issuance (See Note 8)	2013	2,129,235	1.88
December 2007 stock issuance (See Note 8)	2013	1,666,666	1.50

Total		12,304,297	$2.84

13.	Income Taxes

In 2007 the Company determined that an ownership change occurred under Section 382 of the Internal Revenue Code. The utilization of the Company’s Federal net operating loss carryforwards and other tax attributes will be limited to approximately $1.6 million per year. The Company also determined that it was in a Net Unrealized Built-in Gain position (for purposes of Section 382) at the time of the ownership change, which increases its annual limitation through 2011 by approximately $2.9 million per year. Accordingly, the Company has reduced its net operating loss carryforwards and research and development tax credits to the amount that the Company estimates that it would be able to utilize in the future, if profitable, considering the above limitations.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with FAS 109, “Accounting for Income Taxes,” the Company recorded a valuation allowance to fully offset the net deferred tax asset, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets at December 31, 2007, and 2006. The change in the valuation allowance for the years ended December 31, 2007, 2006 and 2005 was a decrease of approximately $137.3 million due primarily to the write-down of deferred tax assets as noted

above and an increase of $159.0 million and $2.3 million respectively. Significant components of the Company’s deferred tax assets at December 31, 2007 and 2006 are as follows:

	December 31,
	2007	2006
	(In thousands)

Deferred tax assets:
Patent costs	$1,200	$2,233
Stock-based compensation	3,909	3,026
Accrued liabilities	489	712
Amortization of discount	—	(343)
Deferred revenue	2,291	2,621
Other assets	23	23
Fixed assets	748	374
Deferred rent	125	158
Other accruals	(88)	(70)
Warrant	(16)	(479)
Credits	3,519	10,138
Net operating loss carryforwards	31,488	162,500

Total deferred tax assets	43,688	180,893
Valuation allowance	(43,573)	(180,893)

Net deferred tax asset	115	—
FIN 48 liability	(115)	—

Net deferred taxes	$—	$—

A reconciliation of the federal statutory tax rate and the effective tax rates for the years ended December 31, 2007, 2006 and 2005 is as follows:

	For The Year Ended
	December 31,
	2007	2006	2005

Statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	0.0	0.0	(3.8)
Acquired in-process research and development	0.0	17.3	0.0
Other	(0.5)	0.0	0.0
Change in foreign rates	3.6	0.0	0.0
Change in valuation allowance	30.9	16.7	34.0

Effective tax rate	(0)%	(0)%	(3.8)%

The principal differences between the U.S. statutory tax benefit rate of 34% and the Company’s effective tax rates of (0)%, (0)% and (3.8)% for the years ended December 31, 2007, 2006 and 2005, respectively, are primarily due to the state income tax benefit from the sale of state NOLs in 2005 and the Company not recognizing the benefit of its NOLs incurred during the years.

The 2005 state income tax benefit resulted from the sale of state NOLs of $0.2 million. The sales of cumulative NOLs are a result of a New Jersey state law enacted January 1, 1999 allowing emerging technology and biotechnology companies to transfer or “sell” their unused New Jersey NOLs and New Jersey research and development tax credits to any profitable New Jersey company qualified to purchase them for cash. The Company received approval from the State of New Jersey to sell NOLs in November of each year and entered into a contract with a third party to sell the NOLs at a discount for approximately $0.2 million in

December of 2005. Accordingly, the valuation allowance was reduced by the gross amount of $0.3 million as of December 31, 2005. As a result of the Company moving its corporate headquarters to New York in December 2006, the Company is not eligible to sell its remaining New Jersey NOLs.

The Company has approximately $164.0 million of net operating loss carryforwards (Federal, State and Foreign) and tax credits of $3.5 million. As previously noted, the Company reduced its tax attributes (NOL’s and tax credits) as a result of the Company’s ownership change and the limitation placed on the utilization of its tax attributes as a substantial portion of the NOL’s and tax credits generated prior to the ownership change will likely expire unused. Accordingly, the NOL’s were reduced by $611 million and the tax credits were reduced by $7.3 million.

	December 31,
	2007	2006
	(In millions)

Federal NOL’s	$72.8	$436.8
State NOL’s	77.6	279.3
Foreign NOL’s	13.6	9.4

Total NOL’s	$164.0	$725.5

	(in thousands)
Federal Credits	$589	$7,040
State Credits	2,943	3,098

Total Credits	$3,532	$10,138

The Company’s Federal NOL’s of $72.8 million and state NOL’s of $77.6 million begin to expire after 2012 up through 2027. The Company’s foreign NOL’s of $13.6 million do not expire. The Company’s Federal and state tax credits of $3.5 million begin to expire in 2024 through 2027.

During the year ended December 31, 2007, the Company adopted FIN 48 which clarifies the accounting for income taxes by prescribing the minimum threshold a tax position is required to meet before being recognized in the financial statements as well as guidance on de-recognition, measurement, classification and disclosure of tax positions. The adoption of FIN 48 by the Company did not have a material impact on the Company’s financial condition or results of operations and resulted in no cumulative effect of accounting change being recorded as of January 1, 2007. The Company has gross liabilities recorded of approximately $0.1 million and $0 as of December 31, 2007 and January 1, 2007, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

(In thousands)

Balance at January 1, 2007	$—
Additions related to current year tax positions	115

Balance at December 31, 2007	$115

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expense. The Company had not accrued any interest or penalties related to unrecognized tax benefits. The FIN 48 liability offsets net deferred tax assets.

14.	Segment and Geographic Information

The Company operates as one business segment. The Company maintains development operations in the United States and Germany. Geographic information for the years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006(1)	2005
		(In thousands)

Revenue
United States	$306	$1,283	$565
Germany	21	812	264

	$327	$2,095	$829

Net loss (profit)
United States(2)	$28,701	$65,658	$5,927
Germany	(8)	(205)	1,288

	$28,693	$65,453	$7,215

Total Assets
United States(3)	$7,281	$17,256	$2,548
Germany	117	1,170	199

	$7,398	$18,426	$2,747

Long Lived Assets, net
United States	$595	$1,309	$50
Germany	4	7	8

	$599	$1,316	$58

(1)	On January 4, 2006, the Company completed its merger with Maxim Pharmaceuticals, Inc.

(2)	Includes the in-process research and development acquired upon the completion of the Company’s merger with Maxim Pharmaceuticals, Inc. on January 4, 2006 and the beneficial conversion features related to the conversion of certain if its notes outstanding and preferred stock into its common stock and from certain anti-dilution adjustments to its preferred stock as a result of the exercise of the bridge warrants.

(3)	Upon completion of the Company’s merger with Maxim Pharmaceuticals, Inc. on January 4, 2006, the Company acquired cash and cash equivalents of approximately $15.1 million.

15.	Quarterly Results (Unaudited)

Summarized quarterly results of operations for the years ended December 31, 2007 and 2006 are as follows (in thousands except per share and share amounts):

	Year Ended December 31, 2007
	First	Second	Third	Fourth
	(In thousands, except for share and per share amounts)

Revenue	$159	$100	$46	$22
Operating expenses	7,026	6,634	7,031	6,380
Net loss	(7,674)	(7,044)	(7,705)	(6,270)
Basic and diluted loss per common share(1)	(0.24)	(0.22)	(0.20)	(0.15)
Weighted average shares outstanding	32,395,366	32,404,185	37,599,333	43,021,637

	Year Ended December 31,2006(2)
	First		Second	Third	Fourth
	(In thousands, except for share and per share amounts)

Revenue	$295		$218	$220	$1,362(4)
Operating expenses	43,088(3)		7,543	6,775	5,873
Net loss	(47,627)		(7,321)	(5,504)	(5,001)
Redeemable convertible preferred stock dividends	(8,963	)(3)	—	—	—
Loss attributable to common stockholders	(56,590)		(7,321)	(5,504)	(5,001)
Basic and diluted loss per common share(1)	(2.59)		(0.30)	(0.22)	(0.19)
Weighted average shares outstanding	21,821,893		24,525,026	24,525,026	26,010,854

(1)	The addition of loss per common share by quarter may not equal the total loss per common share for the year or year to date due to rounding.

(2)	On January 4, 2006, the Company completed its merger with Maxim Pharmaceuticals, Inc.

(3)	Includes the in-process research and development of $33.4 million acquired upon the completion of its merger with Maxim Pharmaceuticals, Inc. on January 4, 2006 and the beneficial conversion features of $8.6 million related to the conversion of certain of its notes outstanding and preferred stock into its common stock and from certain anti-dilution adjustments to its preferred stock as a result of the exercise of the bridge warrants.

(4)	Refer to Note 3 in the notes to consolidated financials statements.

16.	Subsequent Events

On March 6, 2008, the Company received gross proceeds of approximately $5.0 million (net proceeds of approximately $4.7 million after the deduction of fees and expenses) from the public offering of its common stock and common stock purchase warrants registered pursuant to a shelf registration statement on Form S-3 registering the issuance and sale of up to $50,000,000 of the Company’s common stock, preferred stock, debt securities, convertible debt securities and/or warrants to purchase the Company’s securities. Approximately 5.4 million shares of the Company’s common stock were sold at a price of $0.9225 per share. Five year common stock purchase warrants were issued to investors granting them the right to purchase approximately 2.7 million shares of the Company’s common stock at an exercise price of $0.86 per share.

In March 2008, the Company received a $1.0 million milestone payment from its partner, Myriad, following dosing of the first patient in a Phase II registration sized clinical trial for AzixaTM (MPC6827).

Common Stock
Warrants
Convertible Debt Securities
Common Stock Underlying Warrants
Common Stock Underlying Convertible Debt Securities

Dealer Prospectus Delivery Obligation

Until          , 2009 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$393
Printer expenses	$10,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$15,000

Total	$125,393

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article 6, Section 1, of EpiCept’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of EpiCept (or was serving at EpiCept’s request as a director or officer of another corporation) shall be paid by EpiCept in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by EpiCept as authorized by the relevant section of the Delaware General Corporation Law.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, EpiCept’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to EpiCept and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to EpiCept for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

EpiCept intends to enter into indemnification agreements with each of its directors and executive officers and to purchase directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, an individual will receive indemnification for expenses, judgments, fines and amounts paid in settlement if he or she is found to have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of EpiCept, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in the indemnification agreement, EpiCept shall not indemnify any such director or executive officer seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by such person unless the initiation thereof was authorized in the specific case by the Board of Directors of EpiCept. The indemnification agreements provide for EpiCept to advance to the individual any and all expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition thereof. In order to receive an advance of expenses, the individual must submit to EpiCept copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of EpiCept in which indemnification is being sought, nor is EpiCept aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of EpiCept.

ITEM 16.	EXHIBITS

Exhibit		Description

2.1		Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals, Inc.’s Current Report on Form 8-K filed September 6, 2005).
3.1		Third Amended and Restated Certificate of Incorporation of Epicept Corporation (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 21, 2008).
3.2		Amended and Restated Bylaws of Epicept Corporation (incorporated by reference to Exhibit 3.3 to EpiCept Corporation’s Current Report on Form 8-K filed January 9, 2006).
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to EpiCept Corporation’s Registration Statement on Form S-1 (File No. 333-121938) (the “EpiCept Form S-1”)).
4.2		Convertible Debenture due April 10, 2009 (incorporated by reference to Exhibit 4.1 to EpiCept Corporation’s Current Report on Form 8-K filed December 9, 2008).
*4	.3	Form of Indenture between EpiCept Corporation and Bank of New York Mellon, as Trustee.
†5	.1	Opinion of Weil, Gotshal & Manges LLP.
10.1		Form of Indemnification Agreement between EpiCept Corporation and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 to the EpiCept Form S-1).
10.2		1995 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the EpiCept Form S-1).
10.3		2005 Equity Incentive Plan (Amended and Restated May 23, 2007) (incorporated by reference to Exhibit 10.1 to EpiCept’s Current Report on Form 8-K filed May 30, 2007).
10.4		2005 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 of the Form S-4).
10.5		Employment Agreement, dated as of October 28, 2004, between EpiCept Corporation and John V. Talley (incorporated by reference to Exhibit 10.5 to the EpiCept Form S-1).
10.6		Employment Agreement, dated as of October 28, 2004, between EpiCept Corporation and Robert Cook (incorporated by reference to Exhibit 10.6 to the EpiCept Form S-1).
10.7		License Agreement, dated as of December 18, 2003, between Endo Pharmaceuticals Inc. and EpiCept Corporation (incorporated by reference to Exhibit 10.9 to the EpiCept Form S-1).
10.8		Royalty Agreement, dated as of July 16, 2003, between EpiCept Corporation and R. Douglas Cassel, M.D. (incorporated by reference to Exhibit 10.10 to the EpiCept Form S-1).
10.9		Cooperation Agreement between APL American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997 (incorporated by reference to Exhibit 10.13 to the EpiCept Form S-1).
10.10		Investment Agreement between Pharmed Labs GmbH and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997 (incorporated by reference to Exhibit 10.14 to the EpiCept Form S-1).

Exhibit	Description

10.11	Investment Agreement among Pharmed Labs GmbH, American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated February 17, 1998 (incorporated by reference to Exhibit 10.15 to the EpiCept Form S-1).
10.12	Lease Agreement between BMR-Landmark at Eastview LLC, as Landlord, and EpiCept Corporation, as Tenant, dated August 28, 2006 (incorporated by reference to Exhibit 10.12 to EpiCept’s Annual Report on Form 10-K filed March 17, 2008).
10.13	First Exchange Option Agreement, dated as of December 31, 1997, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbg der Deutschen Ausgleichsbank (incorporated by reference to Exhibit 10.22 to the EpiCept Form S-1).
10.14	Second Exchange Option Agreement, dated as of February 17, 1998, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank (incorporated by reference to Exhibit 10.23 to the EpiCept Form S-1).
10.15	Amendment to Second Exchange Option Agreement, dated as of August 26, 2005, by and between EpiCept Corporation and tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank (incorporated by reference to Exhibit 10.28 to the EpiCept Form S-4).
10.16	License Agreement, between EpiCept Corporation and Durect Corporation (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Registration Statement on Form S-1 (File No. 333-139027).
10.17	Amendment No. 1 to License Agreement between EpiCept Corporation and DURECT Corporation, dated as of September 12, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed September 17, 2008).
10.18	Loan and Security Agreement with Hercules Technology Growth Capital, Inc., dated August 30, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 10-Q filed November 9, 2006).
10.19	First Amendment to the Loan and Security Agreement with Hercules Technology Growth Capital, Inc., dated May 7, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 9, 2008).
10.20	Second Amendment to Loan and Security Agreement, by and among EpiCept Corporation, Maxim Pharmaceuticals Inc. and Hercules Technology Growth Capital, Inc., dated as of June 23, 2008 (incorporated by reference to Exhibit 10.4 to EpiCept Corporation’s Current Report on Form 8-K filed June 23, 2008).
10.21	Warrant Agreement with Hercules Technology Growth Capital, Inc., dated August 30, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 10-Q filed November 9, 2006).
10.22	Second Amendment to the Warrant Agreement with Hercules Technology Growth Capital, Inc., dated May 7, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed May 9, 2008).
10.23	First Amendment to the Deposit Account Control Agreement with Hercules Technology Growth Capital, Inc., dated May 7, 2008 (incorporated by reference to Exhibit 10.3 to EpiCept Corporation’s Current Report on Form 8-K filed May 9, 2008).
10.24	Common Stock Warrant, by and between EpiCept Corporation and Hercules Technology Growth Capital, Inc., dated as of June 23, 2008 (incorporated by reference to Exhibit 10.5 to EpiCept Corporation’s Current Report on Form 8-K filed June 23, 2008).
10.25	Amendment to the Repayment Agreement, dated May 23, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 28, 2008).
10.26	Securities Purchase Agreement, dated June 28, 2007 (incorporated by reference to Exhibit 10.1 to EpiCept’s Current Report on Form 8-K filed June 29, 2007).
10.27	Form of Warrant, dated as of June 28, 2007 (incorporated by reference to Exhibit 10.3 to EpiCept Corporation’s Current Report on Form 8-K filed June 29, 2007).

Exhibit		Description

10.28		Securities Purchase Agreement, dated October 10, 2007 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed October 11, 2007).
10.29		Form of Warrant, dated as of October 10, 2007 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed October 11, 2007).
10.30		Securities Purchase Agreement, dated December 4, 2007 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed December 5, 2007).
10.31		Form of Common Stock Purchase Warrant, dated as of December 4, 2007 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed December 5, 2007).
10.32		Securities Purchase Agreement, dated March 6, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K dated March 6, 2008).
10.33		Securities Purchase Agreement, dated as of June 23, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed June 25, 2008).
10.34		Form of Warrant, dated as of June 23, 2008 (incorporated by reference to Exhibit 10.6 to EpiCept Corporation’s Current Report on Form 8-K filed June 23, 2008).
10.35		Securities Purchase Agreement, dated July 15, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed July 16, 2008).
10.36		Form of Warrant, dated as of July 15, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed July 16, 2008).
10.37		Securities Purchase Agreement, dated August 1, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed August 4, 2008).
10.38		Form of Warrant, dated as of August 1, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed August 4, 2008).
10.39		Securities Purchase Agreement, dated August 11, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed August 12, 2008).
10.40		Form of Warrant, dated as of August 11, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed August 12, 2008).
10.41		Securities Purchase Agreement, dated as of December 8, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed December 8, 2008).
*12	.1	Statements of Computation of Ratios.
*21	.1	List of Subsidiaries of EpiCept Corporation.
*23	.1	Consent of Deloitte & Touche LLP.
†23	.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
*24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).
*25	.1	Statement of Eligibility of Trustee.

*	Filed herewith.

†	To be filed by amendment.

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on December 19, 2008.

EPICEPT CORPORATION

By:	/s/ John V. Talley
John V. Talley
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John V. Talley, Robert W. Cook or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Security Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 19, 2008.

Signature	Title

/s/ John V. Talley John V. Talley	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert W. Cook Robert W. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert G. Savage Robert G. Savage	Director

/s/ Gerhard Waldheim Gerhard Waldheim	Director

/s/ Guy C. Jackson Guy C. Jackson	Director

/s/ Wayne Yetter Wayne Yetter	Director

/s/ John F. Bedard John F. Bedard	Director

EXHIBIT INDEX

EXHIBITS

Exhibit		Description

2.1		Agreement and Plan of Merger, dated as of September 6, 2005, among EpiCept Corporation, Magazine Acquisition Corp. and Maxim Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 to Maxim Pharmaceuticals, Inc.’s Current Report on Form 8-K filed September 6, 2005).
3.1		Third Amended and Restated Certificate of Incorporation of Epicept Corporation (incorporated by reference to Exhibit 3.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 21, 2008).
3.2		Amended and Restated Bylaws of Epicept Corporation (incorporated by reference to Exhibit 3.3 to EpiCept Corporation’s Current Report on Form 8-K filed January 9, 2006).
4.1		Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to EpiCept Corporation’s Registration Statement on Form S-1 (File No. 333-121938) (the “EpiCept Form S-1”)).
4.2		Convertible Debenture due April 10, 2009 (incorporated by reference to Exhibit 4.1 to EpiCept Corporation’s Current Report on Form 8-K, filed December 9, 2008).
*4	.3	Form of Indenture between EpiCept Corporation and Bank of New York Mellon, as Trustee.
†5	.1	Opinion of Weil, Gotshal & Manges LLP.
10.1		Form of Indemnification Agreement between EpiCept Corporation and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 to the EpiCept Form S-1).
10.2		1995 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the EpiCept Form S-1).
10.3		2005 Equity Incentive Plan (Amended and Restated May 23, 2007) (incorporated by reference to Exhibit 10.1 to EpiCept’s Current Report on Form 8-K filed May 30, 2007).
10.4		2005 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 of the Form S-4).
10.5		Employment Agreement, dated as of October 28, 2004, between EpiCept Corporation and John V. Talley (incorporated by reference to Exhibit 10.5 to the EpiCept Form S-1).
10.6		Employment Agreement, dated as of October 28, 2004, between EpiCept Corporation and Robert Cook (incorporated by reference to Exhibit 10.6 to the EpiCept Form S-1).
10.7		License Agreement, dated as of December 18, 2003, between Endo Pharmaceuticals Inc. and EpiCept Corporation (incorporated by reference to Exhibit 10.9 to the EpiCept Form S-1).
10.8		Royalty Agreement, dated as of July 16, 2003, between EpiCept Corporation and R. Douglas Cassel, M.D. (incorporated by reference to Exhibit 10.10 to the EpiCept Form S-1).
10.9		Cooperation Agreement between APL American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997 (incorporated by reference to Exhibit 10.13 to the EpiCept Form S-1).
10.10		Investment Agreement between Pharmed Labs GmbH and Technologie-Beteiligungs-Gesellschaft mbH, dated August 1997 (incorporated by reference to Exhibit 10.14 to the EpiCept Form S-1).
10.11		Investment Agreement among Pharmed Labs GmbH, American Pharmed Labs, Inc. and Technologie-Beteiligungs-Gesellschaft mbH, dated February 17, 1998 (incorporated by reference to Exhibit 10.15 to the EpiCept Form S-1).
10.12		Lease Agreement between BMR-Landmark at Eastview LLC, as Landlord, and EpiCept Corporation, as Tenant, dated August 28, 2006 (incorporated by reference to Exhibit 10.12 to EpiCept’s Annual Report on Form 10-K filed March 17, 2008).
10.13		First Exchange Option Agreement, dated as of December 31, 1997, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbg der Deutschen Ausgleichsbank (incorporated by reference to Exhibit 10.22 to the EpiCept Form S-1).
10.14		Second Exchange Option Agreement, dated as of February 17, 1998, by and between American Pharmed Labs, Inc. and tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank (incorporated by reference to Exhibit 10.23 to the EpiCept Form S-1).

Exhibit	Description

10.15	Amendment to Second Exchange Option Agreement, dated as of August 26, 2005, by and between EpiCept Corporation and tbg Technologie-Beteiligungs-Gesellschaft mbh der Deutschen Ausgleichsbank (incorporated by reference to Exhibit 10.28 to the EpiCept Form S-4).
10.16	License Agreement, between EpiCept Corporation and Durect Corporation (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Registration Statement on Form S-1 (File No. 333-139027).
10.17	Amendment No. 1 to License Agreement between EpiCept Corporation and DURECT Corporation, dated as of September 12, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed September 17, 2008).
10.18	Loan and Security Agreement with Hercules Technology Growth Capital, Inc., dated August 30, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 10-Q filed November 9, 2006).
10.19	First Amendment to the Loan and Security Agreement with Hercules Technology Growth Capital, Inc., dated May 7, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 9, 2008).
10.20	Second Amendment to Loan and Security Agreement, by and among EpiCept Corporation, Maxim Pharmaceuticals Inc. and Hercules Technology Growth Capital, Inc., dated as of June 23, 2008 (incorporated by reference to Exhibit 10.4 to EpiCept Corporation’s Current Report on Form 8-K filed June 23, 2008).
10.21	Warrant Agreement with Hercules Technology Growth Capital, Inc., dated August 30, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 10-Q filed November 9, 2006).
10.22	Second Amendment to the Warrant Agreement with Hercules Technology Growth Capital, Inc., dated May 7, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed May 9, 2008).
10.23	First Amendment to the Deposit Account Control Agreement with Hercules Technology Growth Capital, Inc., dated May 7, 2008 (incorporated by reference to Exhibit 10.3 to EpiCept Corporation’s Current Report on Form 8-K filed May 9, 2008).
10.24	Common Stock Warrant, by and between EpiCept Corporation and Hercules Technology Growth Capital, Inc., dated as of June 23, 2008 (incorporated by reference to Exhibit 10.5 to EpiCept Corporation’s Current Report on Form 8-K filed June 23, 2008).
10.25	Amendment to the Repayment Agreement, dated May 23, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed May 28, 2008).
10.26	Securities Purchase Agreement, dated June 28, 2007 (incorporated by reference to Exhibit 10.1 to EpiCept’s Current Report on Form 8-K filed June 29, 2007).
10.27	Form of Warrant, dated as of June 28, 2007 (incorporated by reference to Exhibit 10.3 to EpiCept Corporation’s Current Report on Form 8-K filed June 29, 2007).
10.28	Securities Purchase Agreement, dated October 10, 2007 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed October 11, 2007).
10.29	Form of Warrant, dated as of October 10, 2007 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed October 11, 2007).
10.30	Securities Purchase Agreement, dated December 4, 2007 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed December 5, 2007).
10.31	Form of Common Stock Purchase Warrant, dated as of December 4, 2007 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed December 5, 2007).
10.32	Securities Purchase Agreement, dated March 6, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K dated March 6, 2008).
10.33	Securities Purchase Agreement, dated as of June 23, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed June 25, 2008).
10.34	Form of Warrant, dated as of June 23, 2008 (incorporated by reference to Exhibit 10.6 to EpiCept Corporation’s Current Report on Form 8-K filed June 23, 2008).

Exhibit		Description

10.35		Securities Purchase Agreement, dated July 15, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed July 16, 2008).
10.36		Form of Warrant, dated as of July 15, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed July 16, 2008).
10.37		Securities Purchase Agreement, dated August 1, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed August 4, 2008).
10.38		Form of Warrant, dated as of August 1, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed August 4, 2008).
10.39		Securities Purchase Agreement, dated August 11, 2008 (incorporated by reference to Exhibit 10.1 to EpiCept Corporation’s Current Report on Form 8-K filed August 12, 2008).
10.40		Form of Warrant, dated as of August 11, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed August 12, 2008).
10.41		Securities Purchase Agreement, dated as of December 8, 2008 (incorporated by reference to Exhibit 10.2 to EpiCept Corporation’s Current Report on Form 8-K filed December 8, 2008).
*12	.1	Statements of Computation of Ratios.
*21	.1	List of Subsidiaries of EpiCept Corporation.
*23	.1	Consent of Deloitte & Touche LLP.
†23	.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
*24	.1	Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement).
*25	.1	Statement of Eligibility of Trustee.

*	Filed herewith.

†	To be filed by amendment.